UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Boxabl Inc.

(Exact Name of Registrant As Specified In Its Charter)

Nevada	85-2511929
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5345 E. N. Belt Road North Las Vegas, NV	89115
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code: (702) 500-9000

Please send copies of all correspondence to:

CrowdCheck Law LLP
700 12th Street NW, Suite 700
Washington, DC 20005

Securities to be registered under Section 12(b) of the Act:

None.

Securities to be registered under Section 12(g) of the Act:

Non-Voting Series A-2 Preferred Stock, $0.00001 par value

Non-Voting Series A-1 Preferred Stock, $0.00001 par value

Non-Voting Series A Preferred Stock, $0.00001 par value

Common Stock, $0.00001 par value

(Title of Class)

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

In this Form 10, the term “Boxabl”, “we”, “us”, “our”, or “the company” refers to Boxabl Inc.

THIS FILING MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Implications of Being an Emerging Growth Company

We are currently not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we did not register our securities under the Exchange Act.  Rather, we are subject to the more limited reporting requirements under the Regulation A reporting regime until this Registration Statement is declared effective.

When we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•

will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•

will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•

may present only two years of consolidated audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our consolidated financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we also qualify, once this Registration Statement is declared effective, as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited consolidated financial statements and related MD&A disclosure.

Item 1. Business.

Boxabl Overview

Boxabl is on a mission to bring building construction in line with modern manufacturing processes by creating a superior residential and commercial building that can be completed in far less time and cost than traditional construction.

The core product that we offer is the “Building Box", which consists of room modules that ship to site at a low cost and can be stacked and connected to build most any shape and style of finished buildings. We are currently evaluating market demand, but anticipate that available dimensions will be 19x19 ft., 19x30 ft., 19x40 ft., and 19x60 ft. Our first product available for sale is our 19x19 ft. Casita Box, featuring a full-size kitchen, bedroom, bathroom, and living area.

We believe there is significant market interest in our product based on receiving reservations of interest from over 175,000 customers through our Room Module Order Agreement, some of whom have placed small deposits to formalize their pre-order of the Casita when production begins. We have also completed delivery of an order received from ADS, Inc. for 156 Casitas. In order to meet our understanding of the potential demand, we are undertaking our current capital raise to secure raw materials ahead of need, to fund additional buildout of our initial factory, and to accelerate production.

Boxabl was first organized as a limited liability company in Nevada on December 2, 2017, and reorganized as a Nevada corporation on June 16, 2020. Our core technology was invented by our Chief Executive Officer, Paolo Tiramani, Director of Marketing, Galiano Tiramani, and our lead engineer, Kyle Denman. Until recently, the technology was owned by Build IP LLC, a Nevada limited liability company specially formed as a holding company for the intellectual property (“Build IP”), owned by our CEO, Paolo Tiramani. Under an exclusive licensing agreement, Boxabl paid Build IP a license fee equivalent to 1% of the net selling price generated by the sale of Casitas. On June 15, 2023, Boxabl merged with 500 Group, Inc., a Nevada corporation that is controlled by Paolo Tiramani and parent to Build IP (“500 Group”). As a result of this merger, all of the intellectual property held by Build IP now belongs to Boxabl and the licensing agreement is now void. For details, see Item 7. Certain Relationships and Related Transactions and Director Independence.

Our Mission and Innovation

Over the past several hundred years, little has changed in the construction industry. Most buildings are built by hand, one at a time. Modern construction has not yet adopted advantages of the assembly line, robotics, or economies of scale. Even in housing developments with substantially similar homes, while components may be purchased in bulk, the work still involves construction by hand, one at a time. To compound this problem, labor shortages are rising, and new entries to the building construction workforce are slowing. These factors all contribute to a significant backlog of housing demand and price increases that are putting affordable housing out of the reach of common Americans.

One of the prime drivers of the limitations on construction is the ability to ship finished products to a job site. At Boxabl, we realized that innovation in modular construction would not be possible without innovation in shipping.  Boxabl’s patented shipping technology allows us to serve large geographic areas from one Boxabl factory. With this shipping technology, we believe that the location of our flagship factory in North Las Vegas, Nevada will be able to produce products that can be delivered to anywhere in the US, and even international markets.

Our innovations in shipping are only possible because of our unique methods for constructing our building modules. Our “Building Box" system and Box design were created specifically to maximize repeatability in manufacturing. In addition, our reimagined manufacturing process is simplified and efficient. This is achieved in part by dramatically reducing the individual components in the build compared to traditional building, where traditional methods require stacks of lumber and thousands of nails. Significantly fewer components result in significantly less labor costs during manufacturing.

We believe the resulting product boasts many benefits over traditional construction for the end user. Not only does the Boxabl solution have the potential to reduce building costs and build time compared to traditional home building, but we also seek to improve upon other metrics that can be used to evaluate building solutions, such as installation speed, and superior ratings for fire resistance, energy ratings, mold resistance, environmental impact, wind ratings, flood resistance, pest resistance, impact resistance and much more.

Market Opportunity

Stick framing, invented over 100 years ago, is still the most popular residential building method. Stick framing means laborers build homes one at a time, by hand, using simple tools. This is a slow, expensive and labor-intensive process that has failed to adapt to modern manufacturing processes.

Stick framing includes no mass production, no robotics, no economies of scale, no assembly line, and costs that are dependent on the availability of construction labor, which has experienced shortages in recent years. According to the Associated General Contractors of America, 81% of construction firms have reported difficulty in filling salaried and hourly craft positions. The discussions contained in this registration statement relating to the market conditions and industry of the Company represent the opinions of management informed by third-party sources that we believe to be reliable, which has not been independently verified and are not incorporated by reference into this registration statement.

During 2022 and into 2023, the construction market has been slowing. According to the US Census Bureau, privately owned housing statistics in December 2022 were at a seasonally adjusted annual rate of 1,382,000, which represents a 21.8% reduction from the housing statistics in December 2021 of 1,768,000. We anticipate the economic impact of inflation and rising interest rates has resulted in a decrease in housing stats generally. For instance, the US Census Bureau reported 1,330,000 seasonally adjusted building permits in December 2022, which is 1.6% below the November 2022 estimate of 1,351,000, and 29.9% below the December 2021 rate of 1,896,000.

Changes in zoning laws designed to increase housing density and solve housing affordability are allowing people around the country, and especially in California, to build accessory dwelling units (“ADUs”) for use and rent. In the city of Los Angeles alone, 5,188 permits were issued by the end of 2021 and 4,999 ADU permits were issued in the first eight months of 2022. This is a burgeoning market for which the Boxabl product is well positioned.

While we believe ADUs are an easy way to enter the market, Boxabl is not limited to small residential units. We expect the Boxabl product can be used in a wide range of building types — residential, commercial, high rise, multi-family, apartment, disaster relief, military, labor housing and more.

Our Products

The Boxabl Solution

The Boxabl product represents a new take on modular construction. It is a factory-finished room module system that can be quickly stacked and arranged on site (the “Boxes”), and that provides the majority of the building envelope and functions. We expect this will allow builders to dramatically reduce build time and costs while increasing quality and features.

The Boxabl product is a large, almost 20 ft. in width room that folds down to 8.5 ft. wide for shipping, and still has sufficient space for factory-installed kitchens, bathrooms and more. Each unit is a separate Box. Our Boxes take the heavy lifting of a building’s construction out of the field and moves it into the factory, where it belongs.

Once the Boxes arrive at the jobsite, Boxes are assembled together in a plug-and-play manner by builders to create a finished home of almost any size and style. A typical Box can be assembled on site in one day. The goal is for the speed, quality, features and price of the Boxabl product to be superior to traditional building methods.

To date, the Casita is the main model of Box we have been producing. We recently announced a new prototype with three-bedrooms, two-and-a-half bathrooms and an outdoor deck, which we believe will expand public understanding of Boxabl beyond tiny houses.

Shipping Solution

The first step in factory manufacturing of large buildings is creating a feasible shipping solution. Our goal was to ship without the need for oversized loads. Oversized loads have extra permitting, follow cars, police escorts, restricted routes and other problems that increase costs dramatically. Our design achieves the largest possible room that is able to fit into standard shipping dimensions, meeting highway, sea and rail transportation requirements.  It also allows us to use our own drivers, as well as third parties, for delivery of our Casitas.

Smart Manufacturing

Boxabl Boxes are not built like traditional homes, they have been engineered with mass production in mind. This redesign includes a significant reduction in the number of components involved in the manufacturing process. Boxabl Boxes will be built with a laminated panel technology instead of a standard stick frame construction. This means each wall panel that Boxabl manufactures consists of fewer individual components. A comparable traditional wall has many individual components and requires 3 or more separate skilled trades to complete (e.g., framing, sheetrock, exterior finish, etc.). Many raw materials in the Boxabl Boxes will be processed by off-the-shelf computer numerical control (CNC) equipment to cut and form materials to a given design. The use of CNC equipment will give us a degree of automation right away, which we intend to expand to allow for the manufacturing process to be more fully automated.

We have manufactured 237 Casitas Boxes during 2023.

The System

Efficient factory environments thrive on repeatability. We can achieve the lowest cost by building the same product over and over, leaving it to the final assembly to create unique structures. The Boxabl factory can build our Boxes in different sizes, with different floorplans, and the builder can stack, arrange and dress the boxes however they desire for a custom building.

Building Materials

Our wall design doesn't use standard lumber framing, instead, we use a laminated panel technology that includes steel skin, expanded polystyrene (EPS) foam, magnesium oxide board, hybrid fiber-cement and nonstandard lumber frame. We are able to source these materials from multiple vendors and are not reliant on any particular vendor.  Our product is compatible with automation, CNC, and the factory environment.

Boxabl has differentiated certain building designs into “Generation 1.0” and “Generation 2.0”. In Generation 1.0, we utilized a proprietary structurally insulated panel design with steel and magnesium oxide skins, EPS core, and a hybrid lumber-PVC frame. In Generation 2.0 we are utilizing a hybrid fiber-cement and steel skin with a reinforced EPS core and nonstandard lumber frame.

Product Features

The Boxabl building system is planned to have many features and solutions that reduce pain points for builders and offer an attractive product for consumers. We continue to improve the product and experiment with different building materials and manufacturing methods. It is important for our product to have many of the following features.

Resilient Panels •Fire resistant •Flood resistant •Bug resistant •Mold resistant

Structural

•Snow load rated

•Hurricane wind load rated

•Seismic rated

•Light weight requiring smaller equipment to move

•Unit to unit connection – unlimited connection horizontally, 3 unit tall stack allowance

Design and Engineering

•Connects to any foundation

•Packs down for low-cost shipping – unfolds to 2x volume

•Sealing gaskets at joints

•Crane pick points for faster setting

•MEP network channel – precut chase network for all utilities in walls, roof, and floor for low-cost retrofit of electrical, sprinkler system, HVAC, etc.

•20x20 up to 20x60 room modules

•Multiple floor plans of room modules for potentially innumerable combinations

•Reduced components designed for factory automation

•Streamlined production process similar to automotive assembly rather than modular

•Weatherproof roofing membrane ships with unit

•Simple field assembly requires less skilled labor apart from site work

•Pre-plumbed for on-site hook up – does not require crawl space

•All finishing work, paint, trim, etc., inside and out ships complete

Energy

•Qualify for top energy rating

•Reduced energy bills

•Smaller sized HVAC

•Minimal thermal bridging

•Tight building envelope

•High R values continuous EPS insulation

•High efficiency appliances and LED lights for minimal energy requirement

Approval •Applied for pre-approval of our modular design •Mix and stack building system for easy custom plans •Full testing, fire, energy, structural

Applicable Regulation

Our Boxes fall under different state certification requirements for housing depending on their end use. For instance, we are seeking to obtain state certifications under modular home building (or factory-built building) codes, with an initial emphasis on Arizona, Nevada, and California. Eventually, we plan to obtain approvals for every state’s requiring modular home building programs. Boxabl currently has a manufacturer license in Arizona, and we are currently waiting for the state to approve reconstruction plans to bring our buildings into compliance with Arizona Department of Housing requirements, which we believe is the last stage of obtaining the factory build certification in Arizona. For information please see Item 8. Legal Proceedings – Arizona Department of Housing Settlement. Once Boxabl is certified in Arizona, Boxabl believes that it will be easier to obtain certification in other states as there are similarities in the certification requirements across states. In the meantime, Boxabl has manufactured 237 Casitas during 2023 so far and intends to sell those units for other projects. As discussed below, we plan to resume sales to customers in states where there is no state modular program as well as for projects that are under a different classification such as park model RVs or government projects.

For modular homes, some states require the approval of a third-party testing and inspection company, which will conduct product testing and factory inspections. There are a number of companies that provides such service, and we have engaged a third party, ICC, to test and inspect our products. In May 2023 we received a panel listing from NTA which indicates our building panels meet the international building codes https://icc-es.org/report-listing/ESR-4725/.

Some states like Alaska, Oklahoma, Utah, Wyoming, Hawaii, Delaware, West Virginia, and Vermont do not have state modular house programs. In those states, we believe Boxabl buildings can be deployed right now by obtaining a permit from the local building departments.

We can also deliver Casitas to customers under “park model” recreational vehicle rules in most states. This is done through the ANSI 119.5 code; manufacturers are required to self-certify that they meet these requirements. By adding a permanent trailer/chassis, Boxabl Casitas do meet this code.

Builders will still be required to obtain local building permits, as well as those necessary for tying into local water and electric services.

Price

We believe that our production and shipping advantages will allow us to sell our Boxabl Boxes at competitive prices. The retail price for our initial product, the Casita, is expected to continue at $60,000, representing about $166/sq. ft. This price will not include shipping, land, permits, or site development, which will be the responsibility of the customer.. Our price, The Boxabl solution is an attractive option for cost-conscious purchasers especially if compared to building costs in states like California that can be on the order of $400/sq. ft.. Additionally, we think our large waitlist indicates our price is very desirable.

As we are able to increase our bulk purchasing and introduce greater amounts of automation in the production process, we may be able to reduce the consumer price in the future to capture a larger market.

In fact, as of June 2023, the cost to produce the Casita is down 32% for direct material and 63% for direct labor from a year before. We were able to achieve these cost-per-unit efficiencies through improvements in our production procedures that reduced direct labor cost and reduced scrap costs. This does not include improvements coming from our next generation design and automated manufacturing equipment expected next year. In June 2023, the cost to produce a Casita was approximately $35,000 for direct material and $10,750 direct labor cost.

Core Technology

The core technology covering the structure of the Boxes and transportation system used by the Company was developed by its founder, Paolo Tiramani. Innovations created by Paolo Tiramani have previously led to the creation of new billion-dollar product categories in the tool storage space.

Patents

Boxabl has patents for the structure and transportation of the Boxabl building system, covering all important aspects of its commercial designs, as well as the foreseeable alternatives. The filings closely track and reflect the product designs as they are updated. Further, the scope of protection sought extends beyond the design of the building structures themselves and includes innovative delivery and assembly equipment and techniques.

Structure Patents (1)

JURIS	TITLE	STATUS	APP. NO.	APP. DATE	PAT. NO.	PATENT DATE
US	Modular Prefabricated House	Patented	10/653,523	9/2/2003	8,474,194	7/2/2013
US	Modular Prefabricated House	Patented	13/900,579	5/23/2013	8,733,029	5/27/2014
CA	Modular Pre-Fabricated House	Patented	2,442,403	9/24/2003	2442403	12/2/2008
US	Customizable Transportable Structures and Components Therefor	Patented	16/143,598	9/27/2018	10,688,906	6/23/2020
US	Customizable Transportable Structures and Components Therefor	Patented	16/804,473	2/28/2020	10,829,029	11/10/2020
US	Customizable Transportable Structures and Components Therefor	Patented	15/931,768	5/14/2020	10,926,689	2/23/2021
PCT	Customizable Transportable Structures and Components Therefor	--	PCT/US18/53006	9/27/2018
EU	Customizable Transportable Structures and Components Therefor	Pending	18 864 413.2	4/30/2020
CA	Customizable Transportable Structures and Components Therefor	Patented	3,078,484	4/3/2020	3,078,484	7/13/2021
US	Foldable Building Structures with Utility Channels . . . .	Patented	16/786,130	2/10/2020	11,118,344	9/14/2021
US	Foldable Building Structures with Utility Channels . . . .	Allowed	17/245,187	4/30/2021
US	Foldable Building Structures with Utility Channels . . . .	Pending	18/071,902	11/30/2022
US	Foldable Building Structures with Utility Channels . . . .	Pending	18/071,905	11/30/2022

PCT	Foldable Building Structures with Utility Channels . . . .	--	PCT/US20/17524	2/10/2020
AU	Foldable Building Structures with Utility Channels . . . .	Pending	2020221056	7/2/2021
CA	Foldable Building Structures with Utility Channels . . . .	Pending	3,129,693	8/9/2021
CN	Foldable Building Structures with Utility Channels . . . .	Pending	202080014606.4.	8/13/2021
CN	Foldable Building Structures with Utility Channels . . . .	Pending	202211067336.0	9/01/2022
EU	Foldable Building Structures with Utility Channels . . . .	Pending	20 755 992.3	9/14/2021
JP	Foldable Building Structures with Utility Channels . . . .	Pending	2021-547830	8/13/2021
MX	Foldable Building Structures with Utility Channels . . . .	Pending	MX/a/ 2021/0097120	8/12/2021
SA	Foldable Building Structures with Utility Channels . . . .	Pending	521422646	7/28/2021
SA	Foldable Building Structures with Utility Channels . . . .	Pending	522441248	11/08/2022
SA	Foldable Building Structures with Utility Channels . . . .	Pending	522441249	11/08/2022
US	Enclosure Component Perimeter Structures	Patented	16/786,202	2/10/2020	11,560,707	01/24/2023
US	Foldable Enclosure Members Joined by Hinged I-Beam	Issuing	17/592,984	2/04/2022	11,578,482	02/14/2023
US	Enclosure Members Joined by Hinged I-Beam to Fold Flat	Patented	17/592,988	2/04/2022	11,566,413	01/31/2023
US	Foldable Enclosure Members Joined by Tongue-and-Groove Structure	Patented	17/592,990	2/04/2022	11,566,414	01/31/2023
US	Foldable Enclosure Members Joined by Hinged Perimeter Sections	Patented	17/592,986	2/04/2022	11,525,256	12/13/2022
US	Perimeter Structures for Joining Abutting Enclosure Components	Pending	17/971,230	10/21/2022

PCT	Enclosure Component Perimeter Structures	--	PCT/US20/17527	2/10/2020
CA	Enclosure Component Perimeter Structures	Pending	3,129,882	8/9/2021
CN	Enclosure Component Perimeter Structures	Pending	202080014607.9	8/13/2021
CN	Enclosure Component Perimeter Structures	Pending	202211434625.X	11/16/2022
EU	Enclosure Component Perimeter Structures	Pending	20 755 993.1	9/14/2021
JP	Enclosure Component Perimeter Structures	Pending	2021-547829	8/13/2021
US	Equipment . . . for Erecting a Transportable Foldable Building Structure	Patented	16/786,315	2/10/2020	11,220,816	1/11/2022
PCT	Equipment . . . for Erecting a Transportable Foldable Building Structure	--	PCT/US20/17528	2/10/2020
US	Enclosure Component Edge Seal Systems	Pending	17/513,176	10/28/2021
US	Enclosure Component Compression Seal Systems	Pending	17/513,207	10/28/2021
US	Enclosure Component Shear Seal Systems	Pending	17/513,266	10/28/2021
PCT	Enclosure Component Sealing Systems	Pending	PCT/US21/56415	10/25/2021
US	Folding Beam Systems	Pending	17/527,520	11/16/2021
PCT	Folding Beam Systems	Pending	PCT/US21/59440	11/16/2021
US	Enclosure Component Panel Structures	Pending	17/539,706	12/01/2021
PCT	Enclosure Component Panel Structures	Pending	PCT/US21/61343	12/01/2021
PCT	Foldable Transportable Buildings	Pending	PCT/US22/16999	2/18/2022
US	Liftable Foldable Transportable Buildings	Pending	17/675,653	2/18/2022
US	Stackable Foldable Transportable Buildings	Pending	17/675,646	2/18/2022

US	Sheet/Panel Design for Enclosure Component Manufacture	Pending	17/504,883	10/19/2021
PCT	Sheet/Panel Design for Enclosure Component Manufacture	Pending	PCT/US21/58912	11/11/2021
US	Wall Component Appurtenances	Pending	17/587,051	1/28/2022
US	Wall Component Appurtenances	Pending	PCT/US22/14224	1/28/2022
US	Improved Folding Roof Component	Pending	17/569,962	1/06/2022
PCT	Improved Folding Roof Component	Pending	PCT/US22/011415	1/06/2022
US	Uni-Tool for Foldable Transportable Structure Deployment	Pending	63/344,116	05/20/2022
US	Couch	Pending	63/356,771	06/29/2022
US	Universal Panel	Pending	63/388,366	07/12/2022
US	Quick-Assembly Storage Bed	Pending	63/395,936	08/08/2022
US	Subassembly for Enclosure Component Manufacture	Pending	63/399,389	08/19/2022
US	Universal Edge Structures	Pending	63/480,164	01/17/2023
US	Vacuum Insulated Enclosure Components	Pending	63/440,797	01/24/2023

Transport Patents

JURIS.	TITLE	STATUS	APP. NO.	APP. DATE	PAT. NO.	PATENT DATE
US	Wheeled Assembly for Item Transport	Patented	16/143,628	9/27/2018	11,007,921	5/18/2021
PCT	Wheeled Assembly for Item Transport	--	PCT/US18/53015	9/27/2018
Europe	Wheeled Assembly for Item Transport	Pending	18 863 822.5	4/30/2020
Canada	Wheeled Assembly for Item Transport	Patented	3,078,486	4/3/2020	3,078,486	11/2/2021
US	Transport System	Pending	63/324,940	3/29/2022
US	Transport System	Pending	63/335,880	4/28/2022

Factory Patents

JURIS.	TITLE	STATUS	APP. NO.	APP. DATE	PAT. NO.	PATENT DATE
US	Enclosure Component Fabrication Facility	Pending	17/552,108	12/15/2021
PCT	Enclosure Component Fabrication Facility	Pending	PCT/US21/63581	12/15/2021
US	Enclosure Component Assembly Line	Pending	63/426,563	11/18/2022
US	Tilt Cart	Pending	63/386,186	12/06/2022

Explanatory Endnotes

1.All listed patents and patent applications were previously owned by Build IP LLC (a Nevada LLC) and licensed to Boxabl Inc. (a Nevada Corp.), except for U.S. provisional patent application nos. 63/324,940, 63/335,880, 63/344,116, 63/356,771, 63/388,366, 63/395,936 and 63/399,389.  The assignee of record of U.S. provisional patent application no. 63/344,116 is Boxabl Inc. In June 2023, Boxabl acquired all patents and patent applications owned by Build IP when it merged with Build IP’s parent company, 500 Group Inc. For details see Item 7. Certain Relationships and Related Transactions, and Director Independence.

2.Expired U.S. provisional patent applications are not listed.

3.The status of PCT applications having a priority date within 31 months of the date of this table are listed as “pending.”  PCT applications having a priority date more than 31 months from the date of this table are listed with no status provided (e.g., “—“).

4.Jurisdictions (patent offices) are abbreviated as follows: Australia – AU, Canada – CA, China – CN, European Union – EU, Japan – JP, Mexico – MX, South Africa – SA, United States – US, and Patent Cooperation Treaty – PCT.

Trademarks

Boxabl has acquired the Boxabl trademark through its merger with 500 Group as described above. The Boxabl trademark is registered in the United States, the European Union, and in multiple other countries around the world. Boxabl intends to aggressively enforce its rights in the Boxabl trademark whenever third-party uses of similar names are encountered. Consequently, we believe that the Boxabl brand has developed a secondary meaning and has come to represent valuable recognition in the market.

Strategy

Boxabl intends to create a factory franchise business model. After our flagship factory in Las Vegas is scaled up, we want to expand internationally by setting up franchisees to build their own factories. We will use this first production-style factory to identify procedures, data, costs, raw materials, equipment, labor numbers and more to build a blueprint for future factories.

We believe a franchise model would let us rapidly scale worldwide. Under this scenario, Boxabl becomes a logistics company with franchisees constructing factories around the world. We would supply franchisees with raw materials, custom equipment, branding, proprietary components, quality control, and other services. We have received what we believe to be a significant number of inquiries from potential factory franchisees who have indicated that they have substantial amounts of capital to spend on factory startups. Over 2,000 parties from around the world have indicated that they would like to partner with us as factory franchisees through our web form at boxabl.com/partner, which allows them to also check a box indicating that they have at least $5 million to spend on startups of these factories. To date, we have not requested any payment from any of these parties as we feel it is premature. We do not yet have controls or procedures for evaluating potential franchisees, and will develop these procedures after evaluating the operations of our starter factory.

While these initial stages for the Company will be capital intensive as we develop our operations and outfit our starter factory, once moving into a focus on the factory franchise business model, we believe that we will be able to scale operations with less capital.

While the Company has received a considerable amount of positive media coverage, that coverage has been mostly prospective and has not included detailed looks and reviews of our Casita. To remedy that, we are considering construction of a showcase community in the Las Vegas area to allow for evaluation of our Boxes through a controlled, real-world test. We have not yet committed to this idea and have not allocated any proceeds from our public capital-raising activities under Regulation A or Regulation Crowdfunding to the showcase community.

We also recently announced a collaboration with Elevate.Money, Inc., a Delaware corporation operating in California (“Elevate”), that identifies, acquires and manages commercial real estate through real estate investment trusts (“REIT”). Through this collaboration, Elevate plans to raise funds for the purpose of developing communities utilizing Boxabl’s Casitas. Our non-exclusive agreement with Elevate includes granting Elevate a right of first refusal to purchase a minimum of 10% of Boxabl’s production of Casitas.

Our Manufacturing Facilities

We worked with industry-leading consultants to develop a plan for maximizing production efforts through automation, process efficiency, and supply chain considerations.  The Boxes and panels will move through 20 main assembly stations in the factory where different sections are completed similar to an automotive production process.

We entered into a lease for a  facility on December 29, 2020, which we took possession of on May 1, 2021, on a sixty-five-month lease. The facility features 173,720 square feet of usable floor space, and is our first production facility (Factory 1) currently producing our first-generation of Casita Box.

On June 13, 2022, we entered into a seventy-three-month lease for additional industrial space (Factory 2) that allowed production efficiencies. Factory 2 is currently supporting Factory 1 with warehousing and in-house component fabrication (i.e. cutting EPS foam). The Factory 2 is 132,960 square feet.

On May 2, 2023 we amended the lease agreement for Factory 1 to expand the space leased by the Company for purposes of establishing our third manufacturing facility (“Factory 3”). The agreement term is forty-eight months, and adds 114,613 square feet of additional floor space.

Factory 1 is now fully operational and produces our first-generation Casita Box. Factories 2 and 3 are necessary to transition to production of Casita Box second-generation and volume ramp up. Factory 2 is operational, producing components to support Factory 1 Casita production and warehousing.  The first pieces of equipment have been installed in Factory 3. Due to the closer proximity of Factory 3 to Factory 1 all sub-component production will transition to Factory 3 from Factory 2. Factory 2 will become warehouse space supporting both Factory 1 and 3. For details see Item 3. Properties

We believe that our factories will create approximately 300 new direct jobs when fully staffed. Many more indirect jobs will be created on the building sites by our customers when they use our modules to build.

With the move into Factory 3, we are also making some significant improvements including production efficiencies and reduced costs. During second half of 2023we plan to complete approximately $15,000,000 on equipment upgrades. These include equipment such as a new automated panel lamination system, CNC cutting equipment, a conveyor system that moves houses down our assembly line, and a new paint booth system.

Cumulatively we have produced over 531 homes as of October 19, 2023.

Boxzilla Factory

We have allocated funds from our capital-raising activities for research and development expenditures relating to the planning for expansion into additional production facilities. In this regard, Boxabl is currently in the planning stages to launch a new factory that will be significantly larger and more advanced than the current operations. We believe we have proven the basic principles of the Company in our current manufacturing facility and are ready to take things to the next level of scale. The anticipated “Boxzilla” factory will require approximately $1 billion in funding; we believe it could be the world’s largest and most advanced mass production of housing ever attempted.

The knowledge gained from our manufacturing facilities and any additional production facilities will assist with the expansion into the franchise model.

Our Customers

In 2019, Boxabl delivered the first prototype at the International Builders’ Show in Las Vegas and received an overwhelming response. Builders were ecstatic to see the development of a solution to many issues they struggle with. We received the equivalent of 6,000,000+ sq. ft. of “reservations” from hundreds of professional builders. These reservations were simply an indication of interest and we did not take any deposits. They are not a guarantee of future revenues.

After the show, we ordered basic manufacturing equipment and continued to perfect the system and address feedback we got from the builder community. We were invited back to the 2020 show through a sponsorship with Professional Builder Magazine. Once we decided our initial building product focus would be the ADU market, we built three more units for the show. In January 2020, we debuted the “Casita” at the Builders’ Show and again received a high level of interest from potential customers.

Rather than just making available “reservations”, we began taking deposits for positions on our waitlist. We currently have two options of amounts to complete a pre-order on our waitlist: 1) free and 2) $200 deposits. As of October 19, 2023, we have over 175,000+ names on our customer waitlist, with many of those potential customers indicating they want to purchase more than 1 Casita. Although most of the names on this waitlist have not paid a deposit, we currently have payments from over 8,300 unique persons to purchase one or more Casitas.

The purchase of the reserved Casitas by each of those potential customers who have placed deposits represents potential revenue of $900 million, and potential revenue of over $10 billion if all potential customers, including those who have not placed deposits, were to order one Casita. While it is unlikely that we will receive these orders or revenue from most of these potential customers, even the ones who have placed deposits, it shows the excitement and interest in the Casita. Conversion of even a small percentage of these potential customers will allow for full production of our planned production facility.

Competition

Our competition can be broken into the following categories:

●

Stick built: Traditional home building method, accounts for the majority of the market.  Raw materials are brought to site and built by hand into finished buildings. This market is made up of many small builders. We think this group represents our likely customer base, as we provide them with a better solution.

●

Manufactured: Manufactured homes are standardized homes built in a factory and shipped to site. These homes are generally built to a lower baseline standard of construction and attempt to come in at the lowest cost possible. The defining factor with this product is that they are generally deemed personal property and not real property. Only a few large companies dominate this category.

●

Modular: Modular homes are factory-built homes required to be built to the same or higher building code standards of stick-built homes. These homes are generally more customizable than a manufactured home.

●	Panelized systems: Wall panels with different levels of finish are built in a factory and then assembled onsite, usually by those doing stick-built construction.

Initial Purchase Orders

We intend to bring production and final sales to our retail and home builder potential customers once we are able to build at our desired production rates and obtain state certifications.

In December 2020, the Company received two purchase orders from ADS, Inc., to deliver 156 Casitas to the federal government. These purchase orders and related agreements are included as Exhibit 10.2 to this registration statement.

Boxabl received $9,245,574 from ADS, the full amount due under the terms of the contract, as final delivery has been completed. This initial order allowed us to continue development of our manufacturing procedures and obtain end user feedback which we intend to utilize for further developments to the Casita product.

On September 6, 2022 Boxabl received two purchase orders for a total amount of $13.2 million from a Customer in Arizona for 227 Casita Boxes. So far, we have delivered 51 units from this order during 2022.

Sales

Although we have manufactured 237 Casitas during 2023, none have been paid for or delivered in 2023. Our inventory of manufactured Casitas was intended to be delivered pursuant to the above mentioned agreement in Arizona. However, our deliveries under that agreement have been on hold while we and our partners remedy issues that need to be addressed pursuant to the Arizona Department of Housing. See Item 8. Legal Proceedings – Arizona Department of Housing Settlement. In the meantime, we intend to resume sales to customers in states where there is no state modular program as well as for projects that are under a different classification such as park model RV’s or government projects. Nevertheless, these new sales may face delays due to the time needed to prepare the site for installation of the Casitas, arranging capital for payment of amounts due to the Company by the purchaser, and other preparatory steps that need to be taken in order to arrange delivery and installation of the units.

Boxabl is now scheduling delivery of Casitas to people on its waitlist. We have hired a sales manager and implemented a sales process where we sort through our waitlist to determine which customers and projects are viable.

Employees

As of October 19, 2023, the Company had 88 direct hourly employees, 54 indirect salaried employees, 40 indirect hourly employees, and 0 direct salaried employees. This number experiences some fluctuation, and we expect to increase hiring as we continue to scale up production at our facilities. Boxabl provides employees a share incentive plan to be awarded at the discretion of the Board of Directors (the “Board”). For details, see Item 6. Executive Compensation – Equity Incentive Plan.

Item 1A. Risk Factors.

We have a limited operating history with a history of losses and we may not achieve or maintain profitability in the future. The Company has operated at a loss since inception and historically relied on contributions from its founders and proceeds from its offerings of securities to meet its growth needs. Further, we have only recently begun to record revenue from the sale of Boxes, our sole intended product. We expect to make significant future investments in order to develop and expand our business, which we believe will result in additional capital expenses, marketing and general and administrative expenses that will require raising funds in this and other securities offerings to cover these additional costs until we are able to generate significant revenue.

If we cannot raise sufficient funds, we will not succeed. To date, our primary source of funding has been from offerings of our securities. Until we generate enough revenue from our operations to fund our working capital and other business plans, we are likely to need additional funds in the future in order to continue to grow, including from offerings of securities, loans or other types of financing. If we cannot raise those funds for whatever reason, including reasons relating to the Company itself or to the broader economy, the Company may not survive. If we are unable to raise enough funds to develop our Company as outlined herein, we will have to find other sources of funding.

We are dependent on our ability to receive debt financing and fully draw down our potential future debt financing, which may restrict our ability to conduct our business. Our plan for manufacturing our room modules that are stacked and connected to almost any shape and style of finished buildings, and for developing the world’s largest and most advanced house factory (the “Boxzilla”) depends on our ability to receive sufficient financing. We are anticipating applying for a loan. There is no assurance this loan will move past the application stages. If the loan is approved, we anticipate the need to fully draw down on the potential loan facility. We may not, however, access all of these funds at once, but only over a period through periodic draws as eligible costs are incurred. Our ability to draw down these potential funds may be conditioned upon several draw conditions, including the potential achievement of progress milestones relating to the design and development of the Boxzilla, and any positive covenants, such as completed and approved facility assessments. Additionally, we anticipate the loan facility, if accepted, will require us to comply with certain operating covenants and will place additional restrictions on our ability to operate our business. We are unaccustomed to managing our business with such restrictions and others that are associated with a significant credit agreement. If we are unable to draw down the anticipated funds under the potential loan facility, or our ability to make such draw downs is delayed, we may need to obtain additional or alternative financing to operate our facilities to the extent our cash on hand is insufficient. Any failure to obtain the loan or secure other alternative funding could materially and adversely affect our business and prospects. Such additional or alternative financing may not be available on attractive terms, if at all, and could be more costly for us to obtain. As a result, our plans for building our Boxes and Boxzilla could be significantly delayed which would adversely affect our business, prospects, financial condition, and operating results.

There is no assurance that Boxabl will be able to finalize the Boxzilla manufacturing facility at all or to achieve the described square footage and size it intends. A smaller manufacturing facility than anticipated poses several risks, including reduced production capacity, increased production costs per unit, competitive disadvantages, and negative market perceptions. A smaller manufacturing facility may have limited production capacity, which could lead to reduced output and sales. This could impact the Company’s ability to meet market demand and generate profits, potentially resulting in a decrease in the Company’s value. A smaller manufacturing facility may not benefit from economies of scale, leading to higher production costs per unit. This could result in lower profit margins and potentially reduced shareholder returns. If the Company’s competitors build larger, more efficient manufacturing facilities, the Company may struggle to compete in terms of price and quality. This could result in lower sales and reduced market share. If the Company creates a smaller manufacturing facility than anticipated, then it may expect a lower ability to execute its business plan. This could lead to a negative perception among investors, potentially resulting in reduced interest in the Company’s potential future financing rounds. Overall, the anticipated Boxzilla carries significant risks for investors, which should be carefully considered before making any investment decisions.

The Company has realized significant operating losses to date and expects to incur losses in the future.  The Company has operated at a loss since inception, and these losses are likely to continue. Boxabl’s net loss for the six month periods ended June 30, 2023 and 2022 was $15,516,334 and $592,336,967, respectively. A significant amount of the net loss reported for the six month period ended June 30, 2022, was the result of the conversion of outstanding Convertible Promissory Notes being accounted as extinguishment of debt at fair market value. See Item 2. Financial Information – Overview. Nevertheless, we expect to continue to see a net loss in connection with our results of operations as we continue to increase production, expand our manufacturing facilities, and develop our manufacturing processes. Until the Company achieves profitability, it will have to seek other sources of capital in order to continue operations.

The Company has incurred much higher production costs during 2021, 2022, and during the first six month of 2023 than the expected costs once we fully ramp-up production. From October 2021, when we first began producing Casitas, through June 2023, the Company’s cost of goods sold  were affected by various reasons, including the following:

•Inefficiencies due to new machinery and newness of product and procedures which required significant training of the workforce.

•In order to catch up with its delivery obligation under the ADS sales contract, the Company hired additional outside labor and paid overtime and double-time shifts.

•Tight skilled labor market which caused higher labor rate.

•Supply chain delivery issues which caused the purchase of several items of material from local vendors with a substantially higher price.

•The Company is still undertaking major research and development activities to streamline its production, substitute new material, and upgrade its equipment in order to automate its production.

The regular one-shift production capacity of Factory 1was one to two per day.  We produced 35 units in the last quarter of 2021, 259 units in 2022 and 237 as of October 19, 2023 due to the above factors.

There is no guarantee that our efforts will resolve all of the challenges we face in ramping up production of Casitas sufficient to meet demand. If we fail to successfully scale up our production, or incorrectly estimated the cost of production related to the price of each Casita, the Company’s results of operations and financial condition may be adversely impacted. Moreover, if we fail to produce enough Casitas to meet demand, we may lose potential customers who have indicated interest in our products. See also Item 2. Financial Information – Unit Economics and – Trend Information.

The Company is a reporting company with the SEC. Pursuant to this Registration Statement, the Company registered its Non-Voting Series A Preferred Stock, Non-Voting Series A-1 Preferred Stock, Non-Voting Series A-2 Preferred Stock, and its Common Stock with the SEC and became a reporting public company. Becoming a reporting company will subject the Company to additional initial and ongoing compliance and reporting costs and administrative burdens, additional professional fees (legal and accounting) as well as costs associated with internal staff. Therefore, the costs for these functions in previous years are not indicative of future costs.

As we grow our business, we may not be able to manage our growth successfully, including development of our internal controls. As we build and scale up our factories, develop our automated processes for building Casitas, increase the output of our Casitas and other products, and grow our customer base, we will face business risks commonly associated with rapidly growing companies, including the risk that existing management, information systems and financial and internal controls may be inadequate to support our growth. We cannot predict whether we will be able to respond on a timely basis, or at all, to the changing demands that our growth may impose on our existing management and infrastructure. For example, increasing demands on our infrastructure and management could cause any of the following to occur or increase:

•	inadequate internal controls required for a regulated entity;
•	inadequate financial controls needed as we transition to become a reporting company;
•	delays in our ability to handle the volume of customers; and
•	failure to properly review and supervise personnel to make sure we are compliant with our duties as a public company.

We have found it difficult to hire and retain qualified persons to manage our internal controls and reporting functions, including roles such as legal counsel, controller and other positions. In terms of employee oversight, we have become aware of at least one instance in which an employee engaged in fraudulent conduct. As part of our work in establishing strong internal controls, we have undertaken an internal audit for compliance with all applicable laws. If we fail to adapt our management, information systems and financial and internal controls to our growth, or if we encounter other unexpected difficulties, our business, financial condition and operating results will suffer.

Our future success is dependent on the continued service of our senior management and in particular our Founder and Chief Executive Officer Paolo Tiramani. Any loss of key members of our executive team could have a negative impact on our ability to manage and grow our business effectively. This is particularly true of our Founder and Chief Executive Officer Paolo Tiramani.. We do not maintain “key person” life insurance coverage for our CEO. The experience, technical skills and commercial relationships of our key personnel provide us with a competitive advantage, particularly as we are building our brand recognition and reputation.

We may not be able to effectively manage our growth, and any failure to do so may have an adverse effect on our business and operating results. We have received substantial interest in our Casita Boxes and will strive to meet that demand. This will require significant scaling up of operations, including acquiring additional facilities space, and skilled labor. To date, we have limited experience manufacturing our products at a commercial scale. If we are unable to effectively manage our scaling up in operations, we could face unanticipated slowdowns, problems and costs that harm our ability to meet production demands.

We may not succeed in developing our business plans, or our business plans may not work as we intend. There is no assurance that the Company will be successful in marketing any of its products, or that the revenues from the sale of such products will be significant. Consequently, the Company’s revenues may vary by quarter, and its operating results may experience fluctuations. If our business plans do not succeed, our Company may liquidate, dissolve or declare bankruptcy and our investors may receive nothing.

Decreased demand in the housing industry would adversely affect our business. Demand for new housing construction is tied to the broader economy and factors outside the Company’s control. Should factors such as the post-COVID-19 economy, including rising interest rates, a slowdown in the housing market, concerns regarding the health of the U.S. economy, and a continued loss of general economic activity, we could experience a slower growth in demand for our Boxes.

We are subject to different macro-economic sensitivity. The Company’s business is subject to the impact of changes in global economic conditions, including, but not limited to, recessionary or inflationary trends, market conditions, consumer credit availability, interest rates, consumers’ disposable income and spending levels, job security and unemployment, and overall consumer confidence. These economic conditions may be further affected by political events throughout the world that cause disruptions in the financial markets, either directly or indirectly. Adverse economic and political developments could have a material adverse effect on the Company’s profitability, results of operations and financial condition.

Insufficient or delayed supply of materials for manufacturing and assembling our products threatens our ability to meet customer demands while over capacity threatens our ability to generate profits. Any failure by us to properly manage our supply chain could have a material adverse effect on our business, financial condition, and results of operations. As we increase the scale of our operations, we may need to change partners and suppliers on a frequent basis to ensure quality control, manage costs, and production schedules. Changing partners or suppliers could result in delays or other unintended consequences, such as an increase in costs and/or a decrease in quality. Additionally, any border restriction, delays, or closures may threaten our ability to meet customer demands, earn revenues, or impact our ability to either continue or develop relationships with partners and suppliers. The extent of the impact of natural disasters, climate events, epidemics, war, inflation, and other potential macroeconomic events on future periods will depend on future developments, all of which are uncertain and cannot be predicted; including the resurgence of a pandemic, government responses and health and safety measures or directives put in place by public health authorities, and sustained pressure on global supply chains causing supply and demand imbalances. Limited or disrupted supply of our products, including key raw materials to make these products could have an adverse effect on our business. There is a risk of the inability to scale production and manage our supply chain..

If we do not protect our brand and reputation for quality and reliability, or if consumers associate negative impressions of our brand, our business will be adversely affected. As a new entrant in the highly competitive home construction market, our ability to successfully grow our business is highly dependent on the reputation we establish for quality and reliability. To date, we have built a positive reputation based on our demonstration products for trade shows and conferences. As we expand operations to selling Boxes, we will need to deliver on the quality and reliability that is expected of us. If potential customers create a negative association about our brand, whether warranted or not, our business could be harmed.

Public perception is important as a public company engaged in equity crowdfunding, potentially making Boxabl susceptible to negative postings and false allegations about the Company and its products. As a company raising money from the crowd, Boxabl’s funding is highly dependent upon investors who get information from a wide variety of sources that rely on user-generated content (e.g., social media, Reddit, message boards, blogs, etc.). These sources often have little to no standards for posting, and many of them allow people to post without even requiring a real name. As a result, these mediums can be susceptible to misinformation, disinformation, and campaigns where individuals using bots and/or fake accounts can create the illusion of “social proof.” For instance, Boxabl and its management have previously been the subject of negative postings, including misinformation and false allegations, made on multiple social media platforms. To the extent the Company becomes the target of a negative PR campaign from one or more individuals, the negative publicity may have an adverse impact on the Company, its fundraising, its reputation, and has the potential to distract management’s attention from the Company’s business.

Our business depends upon our patents and trademarks. Any failure to protect those intellectual property rights, or any claims that our technology infringes upon the rights of others may adversely affect our competitive position and brand equity. Our future success depends significantly on the intellectual property created by our founder and CEO. If the Company is unable to protect that intellectual property from infringement, or if it is found to infringe on others, our business would be materially harmed as competitors could utilize our same building and shipping designs.

Inability to license other intellectual property rights. The technology we use may require the use of other existing technologies and processes, which are currently, or in the future, will be, subject to patents, copyrights, trademarks, trade secrets or other intellectual property rights held by other parties, in which case we will need to obtain one or more licenses to use those other technologies. If we are unable to obtain licenses on reasonable commercial terms from the holders of such other intellectual property rights, we could be required to halt development and manufacturing or redesign our technology, failing at which it could bear a substantial risk of litigation for misuse of the other technologies. In any such event, our business and operations could be materially adversely affected.

Additional engineering is required for our manufacturing facility to begin production as the scale necessary to make the business viable. We are in the process of expanding our initial manufacturing space (Factory 1,2 and 3) in the Las Vegas area for our Boxes and to refine the manufacturing process. Our business relies on being able to produce our Boxes at scale, which can only be done once we refine our manufacturing process for specialization of functions. If we are not able to refine our processes to achieve production at scale, our financial results may be negatively impacted.

We have accepted deposits for a product we are not yet able to produce at scale. As of the date of this registration statement, we currently hold deposits ranging from $100, $200, $1,200 or $5,000 from approximately 8,300 prospective customers as of June 30, 2023. These deposits are being recorded as liabilities of the Company and have not been maintained in a segregated account. As such, if the Company is not able to deliver the requested product, we will be obligated to return the deposit, whether funds are available or not. If the prospective purchaser merely decides to not purchase a Box once they are available, they will forfeit their deposit.

Volatility in commodity prices and product shortages may adversely affect our gross margins. Volatility in commodity prices and product shortages may adversely affect our gross margins. Our Boxes contain commodity-priced materials. Commodity prices and supply levels affect our costs. For example, steel is a key material in our Casita. The price of steel will vary based on the level of supply in the market, and demand from other users. Any shortages could adversely affect our ability to produce our Boxes and significantly raise the cost of their production. Further, our ability to pass on such increases in costs in a timely manner depends on market conditions, and the inability to pass along cost increases could result in lower gross margins.

We will rely on third-party builders to construct our Boxes on site, and we intend to rely on third-party franchisees to manufacture Boxes. The failure of those builders to properly construct homes and franchisee manufacturers to properly manufacture Boxes could damage our reputation, result in costly litigation and materially impact our ability to succeed. We sell our Boxes to Boxabl trained and certified builders, who are then responsible for on-site building and assembly. Purchasers can also order directly from us, and they will need to engage their own builders. We may discover that builders are engaging in improper construction practices, negatively impacting the reliability of our Boxes. Further, we not only intend to manufacture the Boxes at our own factories but also to rely on third-party franchisees to manufacture our Boxes. To the extent that we do, we cannot be certain that any such franchisees will act in a manner consistent with our standards and requirements and produce Boxes in accordance with our quality standards. We may discover that our franchisees do not end up operating their franchises in accordance with our standards or applicable law. Furthermore, mistakes made by builders in connection with on-site construction, or mistakes made by franchisees when manufacturing Boxes, could result in Boxes failing to meet advertised standards. The occurrence of such events by the builders or franchisees could result in liability to us, as well as reputational damage.

If an unknown defect was detected in our Boxes or Box designs, our business would suffer and we may not be able to stay in business. In the ordinary course of our business, we could be subject to home warranty and construction defect claims. Defect claims may arise for a significant period of time after a building with our Boxes has been completed. Although we maintain general liability insurance that we believe is adequate and may be reimbursed for losses by subcontractors that we engage to assemble our homes, an increase in the number of warranty and construction defect claims could have a material adverse effect on our results of operations. Furthermore, any design defect in our components may require us to correct the defect in all of the projects sold up until that time.  Depending on the nature of the defect, we may not have the financial resources to do so and would not be able to stay in business.  Even a defect that is relatively minor could be extremely costly to correct in every home and could impair our ability to operate profitably.

We may be subject to litigation arising out of our operations. Damages claimed under such litigation may be material, and the outcome of such litigation may materially impact our operations and the value of the Company’s securities. While we will assess the merits of any lawsuits and defend such lawsuits accordingly, we may be required to incur significant expenses or devote significant financial resources to such defenses. In addition, the adverse publicity surrounding such claims may have a material adverse effect on our operations. Some potential examples include the following: reputational damage, legal action, regulatory scrutiny, financial impacts, and operational impacts. Additionally, a negative outcome could make it more difficult for Boxabl to secure financing or investment in the future. The various risks and material impacts may result in lower revenue and market shares, financial penalties, legal fees, potential litigation that could be costly and time-consuming, potential restrictions on business operations, refunds, returns, or other forms of compensation to the customer. Furthermore, a negative outcome to the complaint may require us to make changes to our business practices, processes, or products which could be time-consuming and costly and impact our ability to deliver on our commitments to other customers.

The Company’s activities will generally be taxable in the jurisdictions in which it operates. Changes to taxation laws in any jurisdiction where the Company operates could materially affect the business. No assurance can be given that new taxation rules will not be enacted or that existing rules will not be applied in a manner that could materially affect the Company’s profits and that may result in a material adverse effect on the Company’s profitability, results of operations and financial condition.

Interest-bearing financial instruments can pose risks with any changes in market interest rates. The Company may hold both cash and loans payable with variable interest rates as well as loans receivable, loans payable, or other forms of debt securities. These interest-bearing financial instruments pose risks with any changes in market interest rates of the period in which they are held. In the event interest rates continue to rise, the Company’s debt obligations that are subject to variable rates of interest, including loans or other commitments, could increase and potentially have a material impact on the Company’s financial condition.

A significant uninsured loss or a loss that significantly exceeds the limits of the Company’s insurance policies could have a material adverse effect on our operations. We maintain insurance policies covering usual and customary risks associated with our business. A large-scale manufacturer is generally exposed to the risks inherent in the construction and operation of manufacturing facilities, such as breakdowns, manufacturing defects, natural disasters, theft, terrorist attacks and sabotage. We rely on our own insurance policies to cover losses as a result of force majeure, natural disasters, terrorist attacks or sabotage among other things. While we perform a review of insurance policies, a significant uninsured loss or a loss that significantly exceeds the limits of such insurance policies or the failure to renew such insurance policies on similar or favorable terms could have a material adverse effect on our operations and ability to continue as a going concern.

The housing industry is highly competitive and many of our competitors have greater financial resources than we do. Increased competition may make it difficult for us to operate and grow our business. The housing industry is highly competitive and we compete with traditional custom builders, manufactured and modular home builders, and other innovative entrants. In addition, we compete with existing homes that are offered for sale, which can reduce the interest in new construction. Many of our competitors have significantly greater resources than we do, a greater ability to obtain financing and the ability to accept more risk than we can prudently manage. If we are unable to compete effectively in this environment, we may not be able to continue to operate our business or achieve and maintain profitability.

Government regulations may cause project delays, increase our expenses, or increase the costs to our customers which could have a negative impact on our operations. We are subject to state modular home building codes, and projects are subject to permitting processes at the local level.  If we encounter difficulties obtaining such approvals or with such processes, we could experience increased costs and may be limited in our ability to access such state or local markets, and may face penalties for purported non-compliance with applicable regulations. For more details, see Item 8. Legal Proceedings. Further, modular home codes may change over time, potentially increasing our costs, which we may not be able to pass on to customers, negatively impacting our sales and profitability. Existing or new laws and regulations affecting modular home construction, shipping and installation and the housing industry generally could adversely affect our business, including significant expenses necessary to comply with such laws and regulations, and could limit our business growth.

Increases in the cost of raw materials, or supply disruptions, could have a material adverse effect on our business. Our raw materials consist of steel, foams, and plastics, which primarily are sourced from, or dependent on materials sourced from domestic vendors who may source their material from overseas. The costs of these materials may increase due to increased tariffs or shipping costs or reduced supply availability of these materials more generally.  Further, global or local natural disruptions, including pandemics, may impact the supply chain, including limiting work in factories producing the materials into useable forms or impacts on the supply chain. Disruptions in supply could result in delays in our production line, delaying delivery of products. Further, we may not be able to pass through any increased material costs to our customers which could have a material adverse effect on our ability to achieve profitability. To the extent that we are able to pass through increased costs, it may lessen any competitive advantage that we have based on price.

Disruptions in payment processing systems could adversely impact our operations. We receive payments for our products and services using a variety of different payment methods, including credit and debit cards. We rely on systems of third parties to process payment. Acceptance and processing of these payment methods are subject to certain rules and regulations and require payment of interchange and other fees. To the extent there are disruptions in payment processing systems, increases in payment processing fees, material changes in the payment ecosystem, such as large re-issuances of payment cards, delays in receiving payments from payment processors, or changes to rules or regulations concerning payment processing, our revenue, operating expenses, and results of operations could be adversely impacted. If these third parties become unwilling or unable to continue processing payments on behalf of our affiliates or partners, it would have to find alternative methods of collecting payments, which could adversely impact user acquisition and retention.

We may not be able to collect amounts owed to us. As part of our regular business operations, we will facilitate and fulfill orders/purchases on a credit or invoice basis. The customers receiving these effective advances may not meet financing criteria for conventional lending from institutional lenders. As a result, these advances and loans are generally riskier and carry a high credit risk. Failure to receive, or requirement to collect, the amounts owed to us thereunder may result in financial losses and expenses which would adversely affect our returns and operations.

The Company has never paid a dividend nor made a distribution on any of our securities. Further, the Company may never achieve a level of profitability that would permit payment of dividends or other forms of distribution to its stockholders. Given the stage of the Company’s business, it will likely be a long period before the Company could be in a position to declare dividends or make distributions to its stockholders. The payment of any future dividends by the Company will be at the sole discretion of the Company’s management. Holders of eligible shares will be entitled to receive dividends only when, as, and if declared by the Company’s Board.

Delays and cost over-runs may occur each time we enter into production for a new model, as well as in the setup, upgrade, and construction of our facilities to meet our assembly and production requirements. Several factors which could cause such delays or cost over-runs include, without limitation, permitting delays, construction pricing escalation, changing engineering and design requirements, the performance of contractors, labor disruptions, adverse weather conditions, and the availability of financing. Even when complete, a production and assembly plant may not operate as planned due to design or manufacturing flaws, which may not all be covered by warranty.

Our growth in part depends on our ability to develop and market new products and improvements to our existing products that appeal to consumer preferences. The success of our innovation and product development efforts is affected by our ability to anticipate changes in consumer preferences, the technical capability of our research and development team in developing and testing product prototypes, including complying with applicable governmental regulations, the success of our management and sales and marketing team in introducing and marketing new products and positive acceptance by consumers. Failure to develop and successfully market and sell new products, including the products we are currently working to develop, may inhibit our growth, sales, and profitability.

We are exposed to risks from loss of information and data breaches. Through the use of our applications and software we gather certain non-identifiable user information. As such, we are exposed to the legal and reputational risk of the loss, misuse, or theft of any such information. Cybersecurity has become an increasingly problematic issue for businesses in the United States, UK and around the world. A cyber-attack could compromise confidential information and result in negative consequences, including remediation costs, loss of revenue, regulatory scrutiny, litigation, and reputational damage. As a result, we continually monitor for malicious threats and adapt accordingly to ensure we follow industry best practices and maintain high privacy and security standards.

There could be an anti-spam legislation risk. The Company may employ a direct marketing strategy using email communication. It may acquire email addresses through consumer sign-ups, the purchase of email distribution lists, organic growth, events, or other means. Emails sent by Boxabl are subject to the regulation and anti-spam legislation or similar legislation in other jurisdictions that it may be operating in. Violation of these or other similar legislation may result in legal, regulatory and/or financial action taken against the Company that could have an adverse impact on its operations, financial results or reputation.

We include a discussion of our future plans and goals that rely on the occurrence of certain assumptions, and should those assumptions not be correct or not occur, then the timing of our plans may change or not occur at all. We discuss plans for the Company’s business development based on certain assumptions. Our plans will only be achieved if the assumptions they are based on are correct. There are many reasons why the assumptions could be inaccurate, including customer acceptance, competition, general economic conditions and our own inability to execute our plans. If our assumptions are inaccurate or otherwise incorrect, we may have to change our business development plans, which may have an adverse impact on the Company and its financial condition.

Our stockholders do not have significant influence on the management of the Company. The day-to-day management, as well as big-picture decisions, are made exclusively by our executive officers and directors. Our stockholders have a very limited ability, if any, to vote on issues of Company management and do not have the right or power to take part in the management of the Company and will not be represented on the board of directors of the Company. See Description of the Registrant’s Securities Being Registered – Fifth Amended and Restated Stockholders Agreement for more information.

The holders of our classes of Preferred Stock have liquidation preferences in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Company. In the event the Company should liquidate, dissolve or wind up its business, after payment to all of the Company’s creditors, the remaining assets would be available for distribution to holders of the Company’s capital stock. The Preferred Stockholders take priority over the holders of the Company’s Common Stock. The following table summarizes the liquidation preferences as of June 30, 2023 in order of liquidation:

	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference Balance
Non-Voting Series A-2 Preferred Stock	1,150,000,000	166,249,934	132,999,947
Non-Voting Series A-1 Preferred Stock	1,100,000,000	848,322,763	67,017,494
Non-Voting Series A Preferred Stock	250,000,000	194,422,430	3,305,181
Total Series A Preferred Stock as of June 30, 2023	2,500,000,000	1,208,995,127	$ 203,322,627

Should there be insufficient assets to pay all the holders of all classes of Preferred Stock the full amount to which they shall be entitled, then the available assets will be distributed pro rata. In that event, holders of the Company’s Common Stock would not receive any distributions until the liquidation preferences due to holders of the Company’s` Preferred Stock have been paid in full.

The Company is aware that it is the subject of inquiries from the Securities and Exchange Commission. Former employees have allegedly provided statements to a reporter that they have been contacted by the Securities and

Exchange Commission regarding the Company. Throughout its history, Boxabl has utilized exempt offerings of securities made possible by the JOBS Act of 2012, including through crowdfunding, which allows for unconventional marketing of securities offerings. Further, as can be seen in the business and financial discussion included herein, the Company has rapidly expanded its operations from a basic idea to a full manufacturing operation based on the success of those crowdfunding efforts. Additionally, there are pending lawsuits separately addressed herein that are public. The Company understands that the foregoing will often draw the scrutiny of regulators, but the Company is not in position to comment on any non-public inquiries. Should the Company ever be subject to any alleged violation of state or federal securities law, it, like any other company in such a situation, may incur additional expense and effort to defend and/or resolve such hypothetical allegations, which could divert such funds from business operations and occupy the time of management, and which could have a negative effect on the Company’s financial performance. Boxabl routinely collaborates with government agencies at the federal, state, and local levels and endeavors to fully cooperate in addressing regulatory issues, as appropriate.

Item 2. Financial Information.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes included elsewhere herein and in our consolidated financial statements.

In addition to our consolidated financial statements, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. See Forward-Looking Statements and Item 1A. Risk Factors for a discussion of the uncertainties, risks and assumptions associated with these statements.

Trend Information

In total, we have received interest from more than 175,000 potential customers wishing to reserve their place in line for a Casita Box. Each of these potential customers has agreed to our Room Module Order Agreement. Of that number, we currently have deposits from over 8,300 potential customers ranging from $100, $200, $1,200 or $5,000 for over 15,000 Casitas. We are currently only accepting deposits of $200. The purchase of the reserved Casitas by each of those potential customers who have placed deposits represents potential revenue of $900 million, and potential revenue of over $10 billion if all potential customers, including those who have not placed deposits, were to order one Casita. While we are not guaranteed to receive binding orders or revenue from them, we believe they demonstrate significant interest in our product that requires us to continue focusing on scaling up our production capacity.

Overview

We are in the process of scaling our factories and production of Casitas to meet the demand for our products, and our results to date reflect these efforts. In addition to our initial manufacturing facility (Factory 1), which we took possession of in May 2021, we expanded our production capacity by signing a lease for a second manufacturing facility (Factory 2) in June 2022 and a third manufacturing facility (Factory 3) in May 2023. While our growth has mainly been funded by our capital raising activities as described below in “Liquidity,” we anticipate our increased manufacturing capacity will allow us to build more Casitas more quickly, and, in doing so generate more revenue in the future. We are exploring the use of financing options in addition to equity raises.

To date in 2023, we have manufactured 237 Casitas primarily planned to fulfill an order with one of our customers in Arizona but have not made any deliveries to customers. Various permits from state and local governments are required in order to sell and install the Casitas. The permitting process has caused delays in the delivery of the product and has affected the timing or amount of the Company’s revenues. Currently, the Company is in the process of obtaining various permits related to the Casitas, including modular certification in Arizona and other states as well. See Item 8. Legal Proceedings – Arizona Department of Housing Settlement. Since the Arizona order has been postponed until further notice due to modular certification requirements, the units that were previously reserved for that project can now be sold for other projects. We sent a survey to those on our waitlist requesting information regarding who is able to receive delivery and whether that potential customer would install their unit or units in a jurisdiction with significant permitting or other regulatory requirements. Accordingly, we plan to resume sales to customers in states where there is no state modular program as well as for projects that are under a different classification such as park model RVs or government projects. We currently have purchase orders for Casitas to be placed in Oklahoma where there is no state modular program. Nevertheless, these new sales may face delays due to the time needed to prepare the site for installation, arrange capital for payment of amounts due to the Company by the purchaser, and other preparatory steps that need to be taken in order to arrange delivery and installation of the units.

In addition to production changes, we have seen increased stability in terms of employee turnover. As of June 2023, our turnover has fallen to approximately 1.7%, which assists productivity because we need to spend less time training new employees in our manufacturing process. However, there is no guarantee that our efforts will resolve all of the challenges we face in ramping up production of Casitas sufficient to meet demand. See Item 1A Risk Factors

We are also working to secure the supply of materials that are essential to our production process, such as sheet steel, EPS foam, and PVC extrusions. We do expect a reduction in the supply of goods and materials from our Chinese suppliers, who currently supply the magnesium oxide board that will be removed in Generation 2.0 of the product. We will continue to follow the various government policies and advice, in reference to the materials used in our Boxes and, in parallel, we will do our utmost to continuously improve our operations in the best and safest way possible.

Results of Operations

Three Months Ended June 30, 2023 Compared with the Three Months Ended June 30, 2022

Revenues

Gross revenue for the first three months of the period ending June 30, 2023 and 2022 were $69,212 and $2,781,276, respectively. A discussed above, the permitting process has caused delays in the delivery of the product and has affected the timing or amount of the Company’s revenues. Currently, the Company is in the process of obtaining various permits related to the Casitas. For more details, please see –“Planned Timeline,” below.

Cost of Goods Sold

Cost of goods sold offset the Company’s revenue for the three-month periods ending June 30, 2023 and 2022 by $2,468,511 and $5,351,548, respectively. Costs of goods sold include raw materials and assembly costs, shipping, and labor. As of June 2023, the cost to produce the Casita is down 32% for direct material and 63% for direct labor from a year before. We were able to achieve these cost-per-unit efficiencies through improvements in our production procedures that reduced direct labor cost and reduced scrap costs. This does not include improvements coming from our next generation design and automated manufacturing equipment expected next year. In June 2023, the cost to produce a Casita was approximately $35,000 for direct material and $10,750 direct labor cost.

Operating Expenses

General and administrative

During the three-month period ending June 30, 2023 and 2022, general and administrative has been our largest operating expense at $3,725,693 and $2,531,273, respectively.  General and administrative expense generally consists of salaries, payroll costs from hiring positions on the factory floor, and company administration. As we expand production capacity, we expect these expenses to continue to grow. We also expect further increases in rent, shop supplies, utilities, and payroll expenses as we continue to ramp up operations.

Sales and marketing

During the three-month period ending June 30, 2023 and 2022, our expenses related to sales and marketing decreased to $1,603,435 from $2,393,438. Although advertising and marketing are very important for Boxabl’s capital-raising strategy and our advertising campaigns specific to our product, this decrease is attributed to significantly larger efforts during the 2022 Regulation A offering.

Research and development

Our expenses related to research and development increased to $2,195,811 for the three-month period ended June 30, 2023, compared to $1,305,664 for the same period 2022. As R&D is essential to the testing and development of our product, we expect this expense to continue to increase. For a more detailed discussion of the main cost drivers of R&D, please see Fiscal Quarter Ended June 30, 2023 Compared with the Quarter Ended June 30, 2022 – Operating Expenses, below.

Other Expense (Income)

The most material change in our income statement between the three months ended June 30, 2023 and 2022, was the extinguishment of debt amounting to $577,325,408 during the prior period. For detail see above – Overview. During the three months period ended June 30, 2023, the Company incurred interest income of $748,632 as a result of investments in U.S. treasury notes.

Deemed Dividends

On June 15, 2023, the Company engaged in an all-stock statutory merger with 500 Group, Inc., a Nevada corporation (“500 Group”) and its subsidiary Build IP. The Company’s founder and Chief Executive Officer wholly owned these entities. The Company exchanged 37,500,000 shares of its Non-Voting Series A-2 Preferred Stock for 500 Group’s 100 outstanding shares of 500 Group’s common stock in a transaction valued at $30,000,000, or $0.80 per share. As a result of this merger, 500 Group and Build IP are wholly owned by Boxabl, and their assets, which were primarily patents and intellectual property held by Build IP, are now owned by Boxabl. Accordingly, the license agreement between Boxabl and Build IP is now void. At the time of acquisition, the Company, 500 Group and Build IP were under common control by the Company’s Chief Executive Officer and thus accounted for under the common control accounting standards. In addition, 500 Group and Build IP didn’t have substantial assets, liabilities or operations. Thus, the Company treated the transaction as an asset acquisition, recording $272,493 as intangible assets, which represented the patents at its historical carrying value, and the remaining consideration of $29,724,541 as a deemed dividend. The deemed dividend was offset against the Series A-2 Preferred Stock account as the Company currently has an accumulated deficit. See also Item 7. Certain Relationships and Related Transactions and Director Independence.

Six Months Ended June 30, 2023 Compared with the Six Months Ended June 30, 2022

Revenues

Our gross revenues for the six-month period ended June 30, 2023 were $97,264 compared to $7,648,746 revenues for the six month period ended June 30, 2022. Revenue for the first six months of 2023 and 2022 were generated from our core business activity of manufacturing and delivering our Casita Boxes and related services.

Cost of Goods Sold

Cost of goods sold for the six-month period ended June 30, 2023 was$4,048,776 compared to $12,494,702 for the six month period ended June 30, 2022.

Costs of goods sold include raw materials and assembly costs, shipping, and labor. As we continue to refine and scale up operations, we anticipate our costs of goods coming in line with revenues in order to achieve positive net revenues. See “Unit Economics.”

Also included in the costs of goods sold was a 1% royalty on sale of Casita Boxes paid to Build IP LLC, a company formerly controlled by our founder and CEO, Paolo Tiramani, under the terms of our exclusive license agreement to utilize the patented technology necessary to produce and deliver our Boxes. On June 15, 2023, Boxabl merged with 500 Group, Inc., a Nevada corporation that was controlled by Paolo Tiramani and parent to Build IP (“500 Group”). As a result of this merger, all of the intellectual property held by Build IP now belongs to Boxabl and the licensing agreement is now void. As such, going forward, we will not be obligated to pay the 1% royalty. See Note 9 for additional information.

Operating Expenses

General and administrative

During the six-month period ending June 30, 2023 and 2022, general and administrative has been our largest operating expense at $7,046,767 and $4,314,691, respectively.  General and administrative expense generally consists of salaries, payroll costs from hiring positions on the factory floor, and company administration. As we expand production capacity, we expect these expenses to continue to grow. We also expect further increases in rent, shop supplies, utilities, and payroll expenses as we continue to ramp up operations.

Sales and marketing

During the six-month period ending June 30, 2023 and 2022, our expenses related to sales and marketing decreased to $3,112,330 from $3,311,194. Although advertising and marketing are very important for Boxabl’s capital-raising strategy and our advertising campaigns specific to our product, this decrease is attributed to significantly larger efforts during the 2022 Regulation A offering.

Research and development

Our expenses related to research and development increased to $2,965,528 for the six-month period ended June 30, 2023, compared to $1,678,249 for the same period 2022. As R&D is essential to the testing and development of our product, we expect this expense to continue to increase. For a more detailed discussion of the main cost drivers of R&D, please see Fiscal Quarter Ended June 30, 2023 Compared with the Quarter Ended June 30, 2022 – Operating Expenses, below.

Other Expense (Income)

The most material change in our income statement between the six months ended June 30, 2023 and 2022, was the extinguishment of debt amounting to $577,325,408 during the prior period. During the six months period ended June 30, 2023, the Company incurred interest income of $1,645,913 as a result of investments in U.S. treasury notes.

Deemed Dividends

On June 15, 2023, the Company engaged in an all-stock statutory merger with 500 Group, Inc., a Nevada corporation (“500 Group”) and its subsidiary Build IP. The Company exchanged 37,500,000 shares of its Non-Voting Series A-2 Preferred Stock for 500 Group’s 100 outstanding shares of 500 Group’s common stock in a transaction valued at $30,000,000, or $0.80 per share. Due to the common control of the Company, 500 Group and Build IP by the Company’s Chief Executive Officer, this transaction was accounted for under the common control accounting standards. In addition, 500 Group and Build IP didn’t have substantial assets, liabilities or operations. Thus, the Company treated the transaction as an asset acquisition, recording $272,493 as intangible assets, which represented the patents at its historical carrying value, and the remaining consideration of $29,724,541 as a deemed dividend. The deemed dividend was offset against the Series A-2 Preferred Stock account as the Company currently has an accumulated deficit. Please see our detailed discussion regarding this transaction in the section – Three Months Ended June 30, 2023 Compared with the Three Months ended June 30, 2022 – Other Expense.

Based on the foregoing, we incurred an operating loss of $17,076,137 and net loss of $15,516,334 for the six months ended June 30, 2023, compared to an operating loss of $14,150,090 and a net loss of $592,336,967 for the six months ended June 30, 2022. As reported in our Form 1-K as of December 31, 2022, we recorded an extinguishment of debt expense related to the conversion of outstanding convertible notes upon qualification of the Company’s offering of securities under Regulation A. This accounted for a one-time expense of $577,325,408 as of June 30, 2022.

Fiscal Year Ended December 31, 2022 Compared with the Year Ended December 31, 2021

Revenues

Our FYE 2022 gross revenues were $10,867,746 compared to FYE 2021 gross revenues of $1,955,795. Revenue in 2022 was generated by sales of our Casitas, including recognizing 124 units delivered to ADS, Inc. and 60 units delivered to other customers. We are continuing to work to scale to meet demand through the development of our factories and manufacturing processes. Revenue in FYE 2021 resulted from recognition of revenue received under the Company’s contract for delivery of Casitas to ADS, Inc.

Cost of Goods Sold

Gross revenues for FYE 2022 and 2021 were offset by cost of goods sold of $23,667,821 and $5,313,969, respectively. Costs of goods sold include raw materials and assembly costs, shipping, and labor, which increased significantly during FYE 2022 because of our expansion of our factory and ramp-up of production to increase our capacity to build Casitas.

Some of the factors that contributed to the increase of production costs include inefficiencies due to the training required for operation of the new machinery, building new products and related procedures. We also experienced supply chain delivery issues in response to which the Company opted to source material from more expensive local vendors. We also experienced increased compensation costs related to the tight labor market. Additionally, due to the timing of our ADS contract, we hired outside labor, paid overtime and double time shifts in an effort to meet delivery requirements. We expect to continue incurring costs related to research and development activities intended to streamline our manufacturing and production process, substitute new materials, and upgrade equipment to allow for automated production. As we continue to refine and scale up operations, we anticipate our costs of goods coming in line with revenues in order to achieve positive net revenues.

During 2022 the Company started developing and implementing strategic cost-saving initiatives to reduce the cost of goods sold. In particular:

1.Direct raw materials cost per unit decreased from more than $50,000 at the start of 2022 to less than $33,000 in May 2023. The cost reductions were achieved by implementing multiple design engineering changes of the Boxabl Casita, vertical integration of EPS foam production, and supplier negotiations. The Company also implemented an ERP system to better manage warehousing operations and the overall supply chain to reduce freight cost and optimize inventory levels to meet production demand.

2.Direct labor cost per unit decreased by 32% to $10,739 per unit. The cost reductions were achieved by implementing the manufacturing strategy particularly:

a.Developing standard work and standard headcount for all operations

b.Ongoing root cause analysis of production and quality issues

c.Implementing a MES (manufacturing execution system) to gather process data and drive improvements.

d.Implementing a layered shop floor management system, management GEMBA walks, and fostering employee engagement.

e.Implementing standard job and wage classifications

The current manufacturing concept has reached its limitations as the process is very manual and labor intensive. During the second half of 2023 the Company intends to completely upgrade the manufacturing concept and install more automated equipment to produce its next design generation. We believe this will allow the Company to ramp up production and reduce the cost per unit further significantly. However, there is no certainty that we will be able to realize any gains from efficiencies.

For 2021 and 2022, our costs of goods sold included a 1% royalty paid to Build IP, a company controlled by our founder and CEO, Paolo Tiramani, under the terms of our exclusive license agreement to utilize the patented technology necessary to produce and deliver our Boxes. Going forward, the Company will no longer pay royalties to Build IP.  In June 2023, the Company acquired Build IP and its parent, 500 Group, both of which were owned by the Company’s CEO, for consideration of $30 million paid in Non-Voting Series A-2 Preferred Stock. For details, see Item 7. Certain Relationships and Related Transactions, and Director Independence.

Operating Expenses

In FYE 2022, we also saw a significant increase in operating expenses to $20,291,140 compared to $8,900,992 in FYE 2021 reflecting a significant increase in operating activity. In FYE 2022, our operating expenses were $10,390,540 for general and administrative expenses, $6,523,339 for sales and marketing, and $3,377,261 for research and development. In FYE 2021 increased operating expenses were related to increased payroll costs resulting from hiring key positions on the factory floor and for company administration, in addition to marketing efforts related to an offering of securities under Regulation D, which all contributed to the total general and administrative expense of $5,497,972 in 2021. We anticipate that general and administrative expenses will continue to increase as we undertake activities to begin production of our Casita Boxes. We also recorded $3,377,261 and $2,631,752 in research and development expenses for FYE 2022 and FYE 2021, respectively, resulting from advancing, developing, and testing our products, and the flow of production. As we continue to ramp up operations, we expect incremental increases in line with increased production for shop supplies, equipment, utilities, raw materials and payroll expenses.

Advertising and marketing are very important for Boxabl’s capital-raising strategy. We have undertaken advertising campaigns specific to the product, as well as advertising directly to investors. The investor-focused advertising has allowed for investors to learn more about the Company. As a result of these efforts, in 2022, Boxabl raised over $100M from over 30,000 investors and has achieved some of the most successful crowdfund campaigns under Regulation Crowdfunding and Regulation A. In addition to our investor marketing, advertising the Company has resulted in indications of interest to purchase a Boxabl unit from 170,000 people. Our marketing has also resulted in more than 270 million social media impressions, which has also generated interest in the Company from prospective employees, potential partners and suppliers. We also recorded close to six million visits from unique users to our website in 2022.

Research and Development is essential to test and develop the Boxabl product further. The main cost drivers in 2022 were:

1.Conducting major research used to develop and upgrade panels manufactured in our factory in order to obtain certifications from various domestic and international construction trade organizations, as well as local and state agencies in anticipation of sales of our product to individual consumers;

2.Performing destructive testing of units, panels, materials and other components of Casitas in order to improve and enhance the safety of manufactured units;

3.Continuing to upgrade, develop and revise engineering, in order to obtain independent third-party certification for our factory and product to facilitate certification by local and state agencies for our ultimate goal of sales to the consumers;

4.Testing alternative materials and procedures not only to increase the safety and attractiveness of the products but also cost saving;

5.Develop engineering plans and structural testing for the next generation of our products such as the two-story, single-family home which first was exhibited in February 2023 at the International Builder’s Show (IBS), receiving positive reviews from prestigious publications such as New York Times among others;

6. Refining and developing plans to stack and connect our units to be used for the construction of apartment buildings;

7.Cooperating in the development and testing of transportation mechanisms in order to be able to sell and deliver the units in all USA; and

8.Continuing to develop and redesign sub-products such as cabinets, showers and others to enhance the usage of space.

Compensation Expense

The Company’s Equity Incentive Plan provides for the issuance of Stock Options and Restricted Stock Units (“RSUs”) among other types of equity incentives. The RSUs granted by the Board vest depending upon future events and so have not been recorded as compensation expense. As of December 31, 2022 and 2021, there were 17,857,140 and 17,857,140 RSUs outstanding, none of which have vested. As of December 31, 2022, the future expected compensation expense to be recorded is approximately $1.3 million. Subsequent to December 31, 2022, the Company authorized the issuance of RSUs for 36,642,958 shares of the Company’s Common Stock to employees and directors. For details regarding Stock Options and Restricted Stock Units granted under the Plan, see Item 6. Executive Compensation – Equity Incentive Plan.

Extinguishment of debt

Overall, we incurred a net loss of $610,748,564 in FYE 2022 compared to a net loss of $13,854,157 in FYE 2021. The primary reason for the significant change in net loss between FYE 2022 and 2021 was due to the recording of $577,325,408 as an extinguishment of debt due to the conversion of our Convertible Promissory Notes. For details, see above Overview – Conversion of Convertible Promissory Notes Recorded as Extinguishment of Debt.

Critical Accounting Estimates

Revenue Recognition

The Company recognizes revenue when its performance obligations have been satisfied through the transfer of our Casita(s) to the Company’s customers. Transfers are deemed to have taken place upon shipment of the Casita and when the title has passed to our customer, including transfer of legal title, physical possession, the risk and rewards of ownership and customer acceptance.

Deposits for Casitas are treated as a liability until the criteria for revenue recognition has been met, at which time the deposit will be treated as revenue. The customer can request a refund of the deposit until a sale agreement has been executed, and therefore is reflected on our consolidated financial statements as a deposit as opposed to a sales contract.

Right of Use Leases

As of June 30, 2023, the future annual maturities of the Company’s operating lease liabilities are as follows:

Fiscal Year
2023	$ 1,876,940
2024	3,854,330
2025	3,997,077
2026	3,839,155
2027	2,102,298
2028	1,509,281
2029	257,403
Total Lease Payments	17,436,484
Less: Imputed Interest	(2,110,209)
Total Lease Liabilities	$ 15,326,275

As of June 30, 2023, the weighted average remaining lease term is 4.3 years. The weighted average incremental borrowing rate is 5.00%. Subsequent to FYE 2022, the Company entered into an amended lease agreement which is described below in “Commitments and Obligations.”

Liquidity and Capital Resources

Cash and Cash Equivalents

As of June 30, 2023, the Company held $11,764,892 in cash and cash equivalents and $56,905,012 in investments in short-term treasury notes, compared to $9,024,802 in cash and cash equivalents, and $74,384,612 held in short-term treasury notes as of December 31, 2022.

Inventory

Our physical assets increased significantly with inventory of $14,961,637 as of June 30, 2023, which is primarily finished goods, compared to $8,242,947 as of December 31, 2022, which was primarily raw materials.

We have been able to continue with our production of Casita Boxes. We transitioned from $8,242,947 in inventory as of December 31, 2022, which was primarily raw materials to $14,961,637 of inventory, which is primarily finished goods as of June 30, 2023.

Property, Plant and Equipment

Property, Plant and Equipment increased to $9,687,806 as of June 30, 2023, from $7,738,093 at December 31, 2022 resulting from additional capital improvements to our manufacturing facility.

In addition to installed capital equipment, as of June 30, 2023, we recorded $5,732,930 in deposits related to production equipment, compared to $3,901,537 as of December 31, 2022.

Sources of Liquidity

To date, our operations have been financed by our exempt offerings of securities made in reliance on Regulation A, Regulation CF and both Rule 506(c) and Rule 506(b) of Regulation D.

Convertible Promissory Notes

Between November 17, 2020, and April 1, 2022, the Company sold $44,800,271 in Convertible Promissory Notes in an exempt offering made in reliance on Rule 506(c) of Regulation D. On April 1, 2022, all of the Convertible

Promissory Notes converted into 779,483,823 shares of Non-Voting Series A-1 Preferred Stock representing the principal amount due plus $2,044,430 of accrued interest. As discussed above, our income statement includes a net loss of $610,748,564 for FYE 2022, of which $577,325,408 represents the extinguishment of debt through the conversion of our Convertible Promissory Notes. For details, see above Overview – Conversion of Convertible Promissory Notes Recorded as Extinguishment of Debt.

On April 1, 2022, the Company’s Convertible Promissory Notes converted into 779,483,823 shares of Non-Voting Series A-1 Preferred Stock representing the principal amount due of $44,800,271 plus $2,044,430 of accrued interest. Purchasers of Convertible Promissory Notes were entitled to different conversion terms such that larger investments received more shares per dollar upon conversion resulting in the enacted conversion terms differing from those stated in the Convertible Promissory Notes. Accordingly, the conversion has been recorded at fair market value and accounted as an extinguishment of debt in the amount of $577,325,408 for the fiscal year ended December 31, 2022 (“FYE 2022”). The Company also recorded interest expense of $910,635 for FYE 2022 related to the accrual of interest. As a result, we incurred a net loss of $610,748,564 in FYE 2022 compared to a net loss of $13,584,157 for the fiscal year ended December 31, 2021 (“FYE 2021”). The extinguishment of debt also impacted our balance sheet such that the Company has an accumulated deficit of $626,313,828 at FYE 2022 compared to $15,565,264 for FYE 2021. Additionally, our income statement includes a net loss of $610,748,564 for FYE 2022, of which $577,325,408 represents the extinguishment of debt through the conversion of our Convertible Promissory Notes.

Restatement of Financial Statement for fiscal year ended December 31, 2021

The Company has elected to adopt Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 842, Leases, effective January 1, 2021. This has resulted in the Company adopting the modified retrospective approach under which it has recorded a “right of use” asset and liability of $5,189,897 as of May 1, 2021, the earliest comparative period and the date of the qualifying lease. Consequently, the Company’s financial statements for FYE 2021 have been restated to reflect the adoption of this standard. The impact of this restatement was an increase in right-of-use assets and liabilities on our balance sheet at FYE 2021 and our cash flow statement for FYE 2021.

Sales of Capital Stock

Between May 3, 2021 and November 13, 2021, the Company undertook an offering under Regulation Crowdfunding (the “2021 Regulation Crowdfunding Offering”) to at-first raise an additional $3.93 million under that exemption following amendments to Regulation Crowdfunding that went effective on March 15, 2021. This offering was amended to raise up to $5 million after 12 months had passed from the close of the Company’s previous Regulation Crowdfunding offering in 2020. Under our 2021 Regulation Crowdfunding Offering, the Company sold 68,097,240 shares  of Series A-1 Preferred Stock for gross proceeds of $4,834,904.

Beginning November 23, 2021, we commenced an offering under Rule 506(c) of Regulation D under which the Company is selling up to $500,000,000 of the Company’s Non-Voting Series A-2 Preferred Stock at a per share price of $0.80 with pricing tiers to incentivize larger investments. As of December 31, 2022, the Company sold 36,364,500 shares of Non-Voting Series A-2 Preferred Stock for gross proceeds of $27,343,408. Between January and October 25, 2023, the Company sold 7,551,100 shares of Non-Voting Series A-2 Preferred Stock for gross proceeds of $5,649,712.

On March 31, 2022, the Company’s offering under Regulation A was qualified and we commenced sales of our Non-Voting Series A Preferred Stock, Non-Voting Series A-1 Preferred Stock and Non-Voting Series A-2 Preferred Stock and the underlying Common Stock into which they convert, plus sales by our CEO and Director of Marketing, both of whom serve as directors on our Board (the “Selling Shareholders”), of their Common Stock. The Regulation A offering closed on January 12, 2023, and the Company sold 5,913,600 shares of Non-Voting Series A Preferred Stock, 741,700 shares of Non-Voting Series A-1 Preferred Stock and 81,064,147 shares of Non-Voting Series A-2 Preferred Stock for gross proceeds of $64,991,646. The Selling Shareholders sold 12,488,400 shares of Common Stock for gross proceeds of $9,990,720.

Between August 25, 2022 and January 26, 2023, the Company sold 5,913,887 shares of Non-Voting Series A-2 Preferred Stock under Regulation Crowdfunding raising gross proceeds of $4,896,378.

Between September 18 and October 9, 2023, the Company sold 4,082,107 shares of Non-Voting Series A-2 Preferred Stock for gross proceeds of $3,265,686 in reliance on Regulation Crowdfunding.

As of October 19, 2023, the Company has received indications of interest for 1,507,756 shares of Non-Voting Series A-2 Preferred Stock at a per share price of $0.80 under a Canadian raise on FrontFundr.com. Assuming all indications of interest were completed as sales of securities, the Company would receive gross proceeds of approximately $1,206,205.

Between September 1 through October 19, 2023, the Company received indications of interest for 693,750 shares of its Non-Voting Series A-3 Preferred Stock in an offering in reliance on Rule 506(c) of Regulation D. If all indications of interest were completed as sales of securities, the Company would receive gross proceeds of approximately $555,000 at a per share price of $0.80.

The Company also anticipates seeking an additional $700,000,000 in debt financing to advance its business objectives.

Commitments and Obligations

Expense Commitments

Beginning May 1, 2021, we entered a sixty-five-month lease for a site which currently serves as our manufacturing facility (Factory 1). The initial monthly base rent was $87,729 per month for the first 12 months, a security deposit of $525,000 and our share of operating expenses of $19,109 for the first month.

On June 13, 2022, we entered a seventy-three-month lease for additional industrial space (Factory 2) which will support and enhance our operations at Factory 1. The initial monthly base rent is $103,709 per month for the first 12 months. We have paid a security deposit of $611,616. Our estimated monthly operating expenses were $18,614 for this facility.

On May 2, 2023, we amended the lease agreement for Factory 1 to expand the space leased by the Company for purposes of establishing our third manufacturing facility (Factory 3). The amended lease provides for an initial monthly rent of $115,759 for the first twelve months and a letter of credit in the amount of $3,714,190. For the duration of the forty-eight-month lease, the Company will also be responsible for monthly operating expenses estimated to be $39,812 for this facility.

As of June 30, 2023, we reported current lease liabilities of $3,034,836 compared to $1,000,225 as of December 31, 2022. Our long-term lease liability increased to $12,291,439 as of June 30, 2023, from $3,090,823 as of December 31, 2022. See also Item 3. Properties

Customer Deposits

Our main non-lease liability is the Company’s obligation to customers who have placed deposits on the purchase of a Casita. As of June 30, 2023, the Company held Customer deposits in the amount of $4,157,224, a decrease from $4,257,424 as of December 31, 2022. See “Trend Information.”

Deferred Revenue

As of June 30, 2023, our balance sheet carried $1,471,400 deferred revenue related to the Purchase Agreement with Pronghorn Services LLC (included as Exhibit 10.9). However, the Company notes that while the agreement was never executed, the parties have been acting under the terms of the agreement, with the Company receiving the full payment of the purchase orders ahead of shipping units). Pursuant to our method for recognizing revenue (see Critical Accounting Policies above), deferred revenue reflects the amount that had not yet been delivered as of the date of the consolidated financial statements.

Cash Flows

Historical Cash Flows

Year Ended December 31
	2022	2021
Net Loss	$ (610,748,564)	$ (13,584,157)
Net Cash Used in Operation Activities	$ (33,276,399)	$ (11,403,240)
Net Cash Used in Investing Activities	$ (83,008,851)	$ (5,379,577)
Net Cash Provided by Financing Activities	$ 103,894,546	$ 34,521,982

At December 2022, our principal source of liquidity was cash and cash equivalents and short- and long-term investments, which we achieved through our offerings of securities as discussed above. We believe that our current liquidity together with cash generated from sales of additional securities will be sufficient to meet our immediate cash needs for at least near future. This assumption may prove to be incorrect and our liquidity could be exhausted much sooner.

Operating Activities

Cash used in operating activities included net loss adjusted for several non-cash items such as depreciation & amortization, stock-based compensation, extinguishment of debt and other non-cash expenses, in addition to the change in working capital.

Investing Activities

Primary investing activities included purchase of Property, equipment, leasehold improvement, Payment of security deposit for our factory and other facility, and acquisition and sales of short-term and long-term investments.

Financial Activities

Primary sources of our financial activities included net proceeds from issuance and sales of securities and convertible promissory notes.

Planned Timeline

With the success of our initial fundraising through our offerings under Regulation A, Regulation D, and Regulation CF, we have continued to advance our planned timeline beyond initial testing of Casitas, delivery of orders, and developing Factory 3. As of October 19, 2023, we see our next 12-month timeline as follows:

Month 1-3:	Complete setup of Factory 3 and begin integration into our production process.

Month 3-6:	Upgrade Factory 1 equipment including: CNC equipment, Lamination Line, Paint Line, and Casita Assembly Conveyor System.

Month 7-9:	Begin production of our next generation Casita.

Month 10+:	Ramp up production to achieve our desired production at scale for Factory 1.

On the regulatory side of our business, we are working to achieve Generation 1.0 state modular approvals required for our Casitas in California, Arizona, and Nevada by Q4 2023. We anticipate achieving Generation 2.0 state modular approvals for our Casitas and our 2-bedroom units in California, Arizona, Nevada in Q1 2024.

There is no assurance that we will be able to meet this timeline. It is provided to identify our intentions for moving forward during the next 12 months of operation.

Item 3. Properties.

Our principal office and initial manufacturing facility are located at 5345 East North Belt Road, North Las Vegas, Nevada, which also serves as our mailing address. Leasing information is described below.

Initial Manufacturing Facility (Factory 1)

On December 29, 2020, we entered into a lease for industrial space which we made into our initial manufacturing facility. We took possession on May 1, 2021 on a sixty-five-month lease. The address of the facility is 5345 E Centennial Pkwy, Building 1, North Las Vegas, NV 89115.

Material Lease Terms

Premises:	Building 1 located at 5345 East North Belt Road, North Las Vegas, NV 89115

Square Feet:	173,720 rentable square feet

Commencement Date:	May 1, 2021

Term:	65 months commencing on May 1, 2021 and ending August 31, 2026; the Company’s first five months of rent were abated by the landlord. The Company began making monthly rent payments on October 1, 2021.

Security Deposit:	$525,000

Monthly Base Rent:	Lease Months	Monthly Base Rent
	01 – 12	$87,996.25
	13 – 24	$90,636.14
	25 – 36	$93,355.22
	37 – 48	$96,155.88
	49 – 60	$99,040.55
	61 – 65	$102,011.77

Triple Net Lease:	All costs, expenses, and obligations relating to the facility during the term of the lease, including operating expenses, repairs, insurance, and taxes, are the responsibility of Boxabl.

Second Manufacturing Facility (Factory 2)

On June 13, 2022, we entered into a lease for additional industrial space which will support and enhance our operations at our initial manufacturing facility. We took possession on February 1, 2023, which is when the property had been made ready under the terms of the lease. The address of the facility is 5553 N. Belt Road, North Las Vegas, NV.

Material Lease Terms

Address:	5553 N. Belt Road, North Las Vegas, NV 89115

Square Feet:	132,960 rentable square feet

Commencement Date:	January 27, 2023

Term:	73 months commencing on after completion of the Landlord’s Work.

Security Deposit:	$611,616

Monthly Base Rent:	Lease Months	Monthly Base Rent
	01 – 12	$103,708.80
	13 – 24	$107,857.15
	25 – 36	$112,171,44
	37 – 48	$116,658.30
	49 – 60	$121,324.63
	61 - 72	$126,177.61
	73 +	$131,224.72

Triple Net Lease:	All costs, expenses, and obligations relating to the facility during the term of the lease, including operating expenses, repairs, insurance, and taxes, are the responsibility of Boxabl.

Third Manufacturing Facility (Factory 3)

On May 2, 2023, we amended the lease agreement for the initial manufacturing facility to add space to be used as our third manufacturing facility for a term of forty-eight months. We anticipate beginning operations in this facility in August 2023. The address of the warehouse is 5445 East North Belt Road, North Las Vegas, NV 89115.

Material Lease Terms

Premises:	Building 3 located at 5445 East North Belt Road, North Las Vegas, NV 89115

Square Feet:	114,613 rentable square feet

Commencement Date:	June 1, 2023

Term:	48 months commencing on June 1, 2023 and ending May 31, 2027. The Company began making monthly rent payments on June 1, 2023.

Security Deposit:	$0

Letter of Credit	$3,714,190

Monthly Base Rent:	Lease Months	Monthly Base Rent
	01 – 12	$115,759.13
	13 – 24	$120,389.50
	25 – 36	$125,205.08
	37 – 48	$130,213.28

Triple Net Lease:	All costs, expenses, and obligations relating to the facility during the term of the lease, including operating expenses, repairs, insurance, and taxes, are the responsibility of Boxabl.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table displays, as of June 30, 2023, following the 10-for-1 forward split in November 2021, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 5% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 5% of any class of our capital stock:

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Paolo Tiramani(1)	2,213,755,800 shares of Common Stock (2)	-	73.7919%
Common Stock	Galiano Tiramani(1)	773,755,800 shares of Common Stock (3)	-	25.7919%
Common Stock	Officers and Directors as a Group	2,987,511,600 shares of Common Stock (4)	—	99.5837%

(1) C/O Boxabl Inc., 5345 E. No. Belt Rd., North Las Vegas, NV, 89115.

(2) Includes 1,087,800,000 shares of Common Stock owned by the Paolo Tiramani 2020 Family Gift Trust.

(3) Includes 397,800,000 shares of Common Stock owned by the Galiano Tiramani 2020 Family Gift Trust.

(4) Does not include 10,000 shares of Common Stock underlying Restricted Stock Units that vested for each of the five new directors on July 1, 2023, amounting to a total of 50,000 shares of Common Stock. For details regarding vesting terms, see Item 6. Executive Compensation – Compensation of Directors.

Item 5. Directors and Executive Officers.

In connection with a 2023 exercise to improve the Company’s corporate governance standards and apply additional independent oversight of the Company’s policies and operations, five directors have been duly appointed to serve a one-year term as of June 16, 2023 until June 15, 2024.  The Company has charged the directors with adopting governance policies to comply with the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), and Securities and Exchange Commission (“SEC”) rules relating to Sarbanes-Oxley, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and other corporate governance matters as described more fully in Item 7 below.

As of October 15, 2023, our directors, executive officers and significant employees were as follows:

Name	Position	Age	Term in Office	Fulltime with the Company
Executive Officers
Paolo Tiramani	Founder and CEO	63	Since December 2017	Yes
Galiano Tiramani	Director of Marketing	36	Since December 2017	Yes
Martin Noe Costas	Chief Financial Officer	46	Since October 2023	Yes

Directors *
Paolo Tiramani	Director	63	Since June 2020
Galiano Tiramani	Director	36	Since June 2020
David R. Cooper II	Director	52	Since June 2023
Veronica Nkwodimmah Stanaway	Director	53	Since June 2023
Gregory Ugalde	Director	63	Since June 2023
Christopher Valasek	Director	41	Since June 2023
Zvi Yemini	Director	72	Since June 2023

Significant Employees
Kyle Denman	Senior Engineer	30	Since December 2017	Yes

* Hamid Firooznia served as a Director to the Company from June 2020 until his removal from the Board on January 17, 2023. On that same date, Stan Leopard was appointed to the Board, but then resigned due to health reasons on February 16, 2023.

Directors, Officers and Significant Employees

Paolo Tiramani, Founder and Chief Executive Officer, Director

An industrial designer and mechanical engineer, Paolo has over 150 patent filings which have generated more than $1 billion in retail sales. Paolo founded Boxabl in 2017 and has funded Boxabl to date through his intellectual property investment company 500 Group Inc., which has been in operation since 1986. Paolo also founded Supercar System in 2014. Paolo moved operations to Las Vegas, Nevada five years ago for its strategic location, business and tax climate to develop the Boxabl project into an operating company. Paolo and Galiano Tiramani are father and son.

Galiano Tiramani, Founder and Director of Marketing, Director

Galiano is a serial entrepreneur who has founded several successful startups. Notably, a cryptocurrency exchange and bitcoin ATM network that was founded in 2014 and later sold. He also founded and operated a large green farming and processing facility in Northern California before moving to Las Vegas to pursue Boxabl full time. Galiano holds a bachelor’s degree in business. Paolo and Galiano Tiramani are father and son.

Martin Noe Costas, Chief Financial Officer

Martin Costas is a highly accomplished and visionary leader with an exceptional decade-long track record of strategic and operational excellence. With a solid foundation from over 8 years with public accounting with PwC and over 15 years with Fortune 500 companies, Martin has consistently demonstrated his strategic prowess and operational acumen. His most recent position was as CFO with Honeywell Process Solutions, a $4 billion+ global business pioneer in automation control, instrumentation, and services, where he served as CFO from 2022 until October 2023. Prior to this role, he served 3 years (2019 – 2022) as CFO at Nexans Amercable, a global leader in jacketed electrical power, control, and instrumentation cable.  From 2017 to 2019 Martin led a Fortune 100 finance transformation as Global Process Owner with Sysco.  Prior to that time, he spent over 9 years with SLB (formerly Schlumberger) where he led the finance function of a $6billion+ global Business as the Drilling Solutions Global Controller. Martin has a robust academic foundation, including an MBA from Universität de Barcelona and a bachelor’s degree from Universidad Argentina De La Empresa (UADE), combines academic rigor with practical expertise. His global perspective, fluency in multiple languages, and commitment to excellence continue to make him a trailblazing leader in the business world.

David R. Cooper II, Director

David is a self-styled “super connector” in the global industrialized construction sector who has built a multimedia highway of case studies featuring industry leaders who drive business forward. He has spent the last four years touring smart cities, net zero master planned communities, manufacturing facilities, skills training academies, job sites and more seeking out emerging building products, technology and advanced building processes across the United States, Europe and the United Kingdom. Since February 2020, David has served as host of Dave Cooper Live, LLC, an online talk show about technology, innovation and evolution of construction business. From November 2010 to October 2020, David was Managing Director at Connecticut Valley Homes, a New England based builder using volumetric modular construction for custom homes and commercial projects. David believes that changes for the greater good of the building manufacturing industry and those working in it will have a significant impact on our environment and people everywhere.

Veronica Nkwodimmah Stanaway, Director

Veronica is a financial professional with a solid track record in accounting, finance, and tax. She is an innovative thinker with strong leadership skills, excellent communication skills and a history of working with all organizational levels to implement change and improve operational performance and company value. Since February 2023, Veronica has served as Interim CFO with Oakcliff Capital Partners LP, an investment management fund that invests in publicly traded securities, where she managed all financial accounts and operations of the fund. Veronica shifted focus to family and social causes beginning in 2014 and has volunteered her time, raising funds, and providing other services with the following organizations: Bronxworks from 2016 to present; Croton PTA, Schools and Community Organizations from September 2019 to present, Harry Chapin Memorial Run Against Hunger volunteer and Board Member from March 2022 to present. Veronica also has depth of leadership experience based on her service as Senior Manager of Financial Services in Ernst & Young’s Bangalore offices between January 2010 and July 2012, during which time she managed a staff of over 250; conducted recruitment, training, yearly budget and staffing projections, review of compensation, and was recognized for “Exceptional Client Service” in her first year of leading the India practice.

Gregory Ugalde, Director

Gregory is the President and Chief Legal Officer of T&M Building Co, Inc., based out of Torrington, CT, where he is responsible for company operations related to home building and land development, a role he has held since April 1994. He has specific experience with legal issues associated with home building and the formation of community developments. His prior experience includes founding legal practices associated with all aspects of land use and development. Gregory is also founder and owner of GFU Investments, LLC, a multifaceted builder and developer of minority-owned businesses concentrating on urban development and affordable housing in Connecticut’s cities. In addition to service as Chairman of the National Association of Home Builders (“NAHB”) in 2019, he has served the NAHB in numerous capacities, including NAHB Immediate Past Chairman 2020-2021, NAHB Board of Directors since 2003, Legal Action Committee and Legal Action Network for Development Strategies from 2000 - 2020, Green Building Task Force 2010-2013, and NAHB Budget and Finance Committee Chair and Vice Chair during 2017 chairman and 2014, respectively.

Christopher Valasek, Director

Chris currently serves as Senior Director of Product Security at Cruise LLC, an American self-driving car company headquartered in San Francisco, CA, a position he commenced in March 2023. Prior to that, Chris served at Cruise as Director of Product Security between October 2020 and March 2023; Director of Security, Autonomous Vehicle, between July 2020 and October 2020; and Principal Autonomous Vehicle Security Architect/Engineering Manager

between August 2017 and July 2020. Chris is best known for his automotive security research, including a critically acclaimed remote attack of a well-known vehicle brand via its “UConnect” media system. He has also publicly demonstrated many security vulnerabilities in various applications, with a particular focus on Microsoft Windows heap exploitation.  Mr. Valasek has experience in all aspects of technical security involving information technology. He was adjunct faculty between January 2013 and June 2020 at Carnegie Mellon University in the Heinz College of Information Systems and Public Policy.

Zvi Yemini, Director

Zvi is an entrepreneur, industrialist, inventor and community activist from Israel, and the founder of The ZAG Industries, Ltd., Hydro Industry and Polymer Logistics. Zvi has experience with many public companies, including as chairperson of TechCare Ltd, a company formerly listed on the New York Stock Exchange, between September 2021 to the present. He also began serving on the board of Skenkar Design College beginning in January 2012, and served as chairperson between September 2014-September 2017, as well as on the board of YMY Industries Ltd. on December 1998. Zvi also served as a director of The Peres Center for Peace from September 2000-September 2017. He also has served on the board of Nanomedic Technology Ltd. since November 2018. He serves as partner and investor to several additional companies that are involved in innovative developments in the fields of medicine, electronics, nanoparticles and ignition.

Kyle Denman, Founder and Senior Engineer

Kyle is the senior engineer spearheading development of the Boxabl technology, and joined Boxabl in 2017 following first working with Paolo at Supercar System, where he started in 2016.  A graduate in Mechanical Engineering from Stonybrook University, he holds over 20 civil engineering and automotive mechanical patents.  Kyle has been swinging a hammer since he was 12 years old for his family-owned construction company and brings a deep understanding of all field issues with the industry combined with substantial engineering skills.

Item 6. Executive Compensation.

The following discussion and analysis of compensation arrangements should be read with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans and expectations regarding future compensation programs. The actual compensation programs that we adopt may differ materially from the programs summarized in this discussion.

For the fiscal years ended December 31, 2022, and 2021 the Company compensated our three highest-paid executive officers as follows:

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)(2)	Non-equity incentive plan compen- sation ($)	Non-qualified deferred compen-sation earnings ($)	All other compen- sation ($)(3)	Total ($)
Paolo Tiramani, Chief Executive Officer	2022	$399,633	$385,767					$0	$785,400
	2021	$396,000						$0	$396,000
Galiano Tiramani, Director of Marketing	2022	$451,912	$333,488					$159,570(4)	$944,970
	2021	$396,000						$0	$396,000
Kyle Denman, Senior Engineer	2022	$166,223	$52,988		$10,000				$229,211
	2021	$102,693	$16,800	$1,267,857	$114,000				$1,501,350

(1)Constitutes 17,857,140 Restricted Stock Units (“RSUs”) granted under the Company’s Equity Incentive Plan on October 4, 2021. The RSUs vest upon the first trading day on or after the expiration of the “lock up” period after the effective date of the initial underwritten sale of the Company’s equity securities to the public on an established securities market, or upon a change of control of the Company. As of July 11, 2023, none of the RSUs have vested.

(2)Constitutes 17,544 Stock Options granted on July 12, 2022, exercisable at $0.57 per share, that vest twenty-eight (28) months after the date of grant (November 12, 2024), and expire on July 12, 2032. Also includes 1,605,630 Stock Options granted on October 4, 2021, exercisable at $0.071 per share, fully vested on the date of grant and expire on October 4, 2031.

(3)Excludes all amounts paid by the Company to Build IP, LLC as part of its licensing agreement.

(4)Reflects expense related to the cost of the vehicle, including sales tax.

Principal Elements of Compensation

The compensation of the Company’s executive officers comprises of the following major elements: (a) base salary; (b) an annual, discretionary cash bonus; (c) long-term equity incentives, consisting of stock options, restricted stock awards, performance compensation awards and/or other applicable awards granted under the Company’s equity incentive plan (the “Equity Incentive Plan”) and any other equity plan that may be approved by the Board from time to time, and (d) perquisites. These principal elements of compensation are described below.

Base Salaries

Base salary is provided as a fixed source of compensation for our executive officers. Adjustments to base salaries will be reviewed annually and as warranted throughout the year to reflect promotions or other changes in the scope of breadth of an executive officer’s role or responsibilities, as well as to maintain market competitiveness.

Annual Bonuses

Annual bonuses may be awarded based on qualitative and quantitative performance standards and will reward performance of our executive officers individually. The determination of an executive officer’s performance may vary from year to year depending on economic conditions and conditions in the housing industry and may be based on measures such as stock price performance, the meeting of financial targets against budget, the meeting of acquisition objectives and balance sheet performance.

Perquisites

In approving perquisites to our executive officers, the Board considers a number of factors, including the use of the perquisite in connection with the Company’s marketing efforts via social media in addition to the executive officer’s personal use.

Employment Agreements with Key Executives

Effective January 1, 2023, the Company entered into employment agreements with our CEO, Paolo Tiramani, and Director of Marketing, Galiano Tiramani. Under the terms of the agreements, each will receive an annual base salary of $595,000, which may be modified at the discretion of the Board. They will both be eligible for an annual bonus determined in the sole discretion of the Board and based, in part, on the performance of the executive and of the Company during the calendar year. The bonus is not earned until paid, and if terminated prior to payment will not be pro-rated. The agreements also provide for vacation at the discretion of the executive subject to the Company’s demands, reimbursement of business expenses, and use of Company employees for tasks outside the course and scope of that employee’s employment with a provision for reimbursement of the Company at the employee’s current hourly rate. Other benefits include personal security services, including assignment of security personnel, for the executives and their immediate families, and an automobile for the executive’s personal and business use with maintenance, insurance and gas paid for by the Company. The agreements also provide for the executives to field test Company products and product components in their personal homes. The agreements provide for at-will employments and will terminate upon death or upon fourteen days written notice from the Company in the event of disability.

Mr. Costas has an at-will employment agreement under which he receives a salary of $325,000 per year and a $5,000,000 stock grant (subject to vesting period and other terms and conditions described below), and a relocation benefit of $27,500. The $5,000,000 stock grant to Mr. Costas consists of a total of 7,142,857 Restricted Stock Units (“RSUs”) granted under the Company’s Amended 2021 Stock Incentive Plan. The RSUs will fully vest on October 2, 2026, and, become subject to monetization, upon the first to occur of (i) a time at which the Company tenders for and successfully acquires the RSUs, (ii) the date of the closing of a transaction (or series of transactions) that results in a “change of control” of the Company; or (iii) the first trading day that is on or after the expiration of the “lock up” period after the effective date of the initial underwritten sale of the Company’s equity securities to the public on an established securities market (collectively, a “Qualifying Transaction”). The RSUs will be settled in shares of the Company’s Common Stock and a cash payment made in a single sum within fifteen business days after the closing of a Qualifying Transaction. If Mr. Costas’ employment terminates for any reason prior to a Qualifying Transaction, such termination will result in the immediate cancellation and lapse of the RSUs. In the event of termination for cause after a Qualifying Transaction but prior to payment, he will not be entitled to payment. For details see Exhibits 10.19 and 10.20 to this Registration Statement.

Equity Incentive Plan

On October 4, 2021, the board authorized, and the stockholders approved, the Company’s 2021 Stock Incentive Plan (the “Plan”), which allows for the award of Options to purchase Common Stock, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units (“RSUs”), and Stock Grants. Pursuant to a 10-for-1 stock split in November 2021, the Plan had 150 million shares available for issuance. During the years ended December 31, 2022 and 2021, the Board had granted 17,429,934 and 63,077,310 stock options to purchase shares of Common Stock, respectively, of which 938,600 and 26,228,110, respectively, vested immediately upon issuance. The remainder vest over periods ranging from 28 to 36 months and expire ten years from the date of grant.

During the years ended December 31, 2022 and 2021, the Board granted 0 and 18,138,830 RSUs, respectively. The RSUs vest depending upon future events and so have not been recorded as compensation expense. As of December 31, 2022 and 2021, there were 17,857,140 and 17,857,140 RSUs outstanding, none of which have vested. As of

December 31, 2022, the future expected compensation expense to be recorded is approximately $1.3 million. Subsequent to December 31, 2022, the Company authorized the issuance of RSUs for 43,500,094 shares of the Company’s Common Stock to employees and directors.

As of October 19, 2023, shares remain available for issuance under the Plan.

The Plan provides continual motivation for our officers, employees, consultants and directors (the “Participants”) to achieve our business and financial objectives and align their interests with the long-term interests of our shareholders. The Plan also provides an incentive to attract, retain and reward certain employees, non-employee directors, and consultants to the Company or an Affiliate. The Plan is administered by the Board of Directors, and awards are made by the Board in its sole discretion.

Stock option grants will have an exercise price equal to the fair market value of the Common Stock on the date of grant and expire ten years from the grant date unless an earlier time is set in the award agreement. The Board also has discretion to set terms for vesting, performance goals or other conditions precedent to the exercise of the stock option. If the Participant’s employment or services is terminated for cause all unexercised stock options immediately lapse even if vested; otherwise, participants have three months following termination of employment to exercise vested options. Holders of 10% or more of the Company’s combined voting power of all classes of the Company’s securities will have an exercise price not less than 110% of the fair market value on the date of grant and shall be exercisable for no more than five years from the date of grant.

Compensation of Directors

For the fiscal year ended December 31, 2022, the Company compensated our directors for their board service as follows:

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Paolo Tiramani	$0	$0	$0	$0	$0	$0	$0
Galiano Tiramani	$0	$0	$0	$0	$0	$0	$0
Hamid Firooznia	$0	$0	$7,510 (1)	$0	$0	$0	$7,510

(1)Non-Qualified Stock Options granted under the Company’s 2021 Stock Incentive Plan on July 12, 2022, with an exercise price of $0.57. The Stock Options vest twenty-eight (28) months from the date of grant (November 12, 2024) and expire on July 12, 2032.

In June 2023, five new, independent directors were elected by the majority stockholders. During the remainder of fiscal year 2023 and through June 2024, we expect our directors to receive the following compensation under the terms of their board participation agreements:

Summary Director Compensation for June 2023 through June 2024

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Paolo Tiramani	$0	$0	$0	$0	$0	$0	$0
Galiano Tiramani	$0	$0	$0	$0	$0	$0	$0
David R. Cooper II	$40,000	$40,000	$0	$0	$0	$0	$80,000
Veronica Nkwodimmah Stanaway	$40,000	$40,000	$0	$0	$0	$0	$80,000
Gregory Ugalde	$40,000	$40,000	$0	$0	$0	$0	$80,000
Christopher Valasek	$40,000	$40,000	$0	$0	$0	$0	$80,000
Zvi Yemini	$40,000	$40,000	$0	$0	$0	$0	$80,000

(1)This is an annual fee payable in increments of $10,000 per quarter.

(2)Represents initial grants of 57,143 Restricted Stock Units (“RSUs") under the Company’s Amended 2021 Stock Incentive Plan. Vesting occurs on the earlier of the date of consummation of a Change of Control (as defined in Section 409A of the IRC) or after the expiration of the “lock up” period following an initial public offering of the Company’s equity securities on an established securities market (collectively, a “Qualifying Transaction”). Upon the date the RSUs become vested and unrestricted, the Director will receive one (1) underlying share of Common Stock for each RSU. However, the underlying Common Stock shall not be issued, but deferred until the “Distribution Date,” which is defined as the earlier of five (5) business days following the date on which the Grantee ceases to be a Director of the Company or the date of the consummation of a Qualifying Transaction. The portion of any unvested RSUs will be forfeited upon termination of service as a Director to the Company, and such portion shall be canceled by the Company. Upon termination of service as a Director of the Company by reason of death or disability, the portion of RSUs awarded that is not vested and unrestricted as of that date shall immediately vest and become unrestricted.

Under the terms of the directors’ participation agreements, awards of Restricted Stock Units will be revisited as terms of service mature. Each non-employee director is entitled to reimbursement for reasonable expenses relating to his or her service on the Board and any committee, including travel, meals, and other related expenses.

Compensation Committee Interlocks and Insider Participation

During 2022, the Company did not have a compensation committee or any other committee performing equivalent functions of a compensation committee. Paolo Tiramani, our Chief Executive Officer, and Galiano Tiramani, Director of Marketing, each in his capacity as a Director serving on the Board, participated in deliberations of the Board concerning executive officer compensation and were employed by the Company. Hamid Firooznia in his capacity as a Director serving on the Board also participated in executive compensation deliberations, and was providing consulting services to the Company. He continues to provide consulting services to Boxabl, although he no longer serves on the Board.

Outstanding Equity Awards at Fiscal Year-End

The executive officers identified in the compensation table do not have any vested or unvested stock, stock options or other equity incentive plan awards outstanding as of December 31, 2022.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Related Party Transactions

The following transactions were approved by the full Board of Directors that were serving at the time of approval. The Board is aware of the other commitments and interests of its members when determining whether to approve of any related party transaction.

Intellectual Property License Agreement and Merger of Boxabl with Affiliated Company

On June 16, 2020, and subsequently amended in November 2021, Boxabl entered into an exclusive license agreement with Build IP, a subsidiary of 500 Group, which is controlled by Boxabl’s founder and CEO, Paolo Tiramani. Pursuant to the license agreement, Boxabl will pay a license fee of 1% of the net selling price generated from the sale of its Casitas to Build IP. As of December 31, 2022 and 2021, $110,177 and $19,558 were recorded as royalty expense in Boxabl’s consolidated financial statements accompanying this registration statement. On June 15, 2023, the Company engaged in an all-stock statutory merger with 500 Group in which the Company exchanged 37,500,000 shares of its Non-Voting Series A-2 Preferred Stock for 500 Group’s 100 outstanding shares of Common Stock in a transaction valued at $30,000,000. As a result of this merger, 500 Group and Build IP are wholly owned by Boxabl, and their assets, including the intellectual property held by Build IP, are now owned by Boxabl. Accordingly, the license agreement between Boxabl and Build IP is now void. For details, see Exhibit 10.8 to this registration statement.

Supercar System, Inc. Services Agreement

Effective as of January 1, 2023, the Company and Supercar System entered into a services agreement under which the Company will provide, or will cause third parties to provide, employee services in connection with Supercar System’s business. Supercar System will be required to reimburse the Company for the value of the time spent by a Boxabl employee rendering services to Supercar System based on that employee’s wages at the Company and for the fair market value of any goods or materials consumed in the course of performing such services. The Company can decline requests by Supercar System for any good faith reason. Supercar System is controlled by the Company’s CEO, Paolo Tiramani. For more details, see also Exhibit 10.15 filed with this registration statement. As of June 21, 2023, Supercar System does not have any amounts due to Boxabl.

Supercar System, Inc. Lease Agreement

Pursuant to an agreement dated April 12, 2023, but effective as of January 1, 2023, the Company will lease to Supercar System 11,970 square feet located in the Company’s main property located at 5435 E. N. Belt Road, Las Vegas, Nevada for $7,409.23 per month. The agreement terminates December 31, 2026 unless otherwise amended in writing by the parties, and the Company retains the right to unilaterally terminate the agreement upon thirty days written notice. Supercar System is controlled by the Company’s CEO, Paolo Tiramani. See Exhibit 10.16.

Lease Agreement for Casitas

Pursuant to a lease agreement dated March 12, 2023, Galiano Tiramani, who is the Director of Marketing and currently serves on the Company’s Board, will lease three Casitas for his personal use for a period of twenty-four months. The consideration for the lease constitutes written and/or verbal feedback to the Company regarding the livability, comfort, amenities, and any suggestions for improvement to the Casitas. Subsequently, the Company and Galiano Tiramani decided not to implement the agreement.

Related Party Loans

The Company issued a promissory note to its majority shareholder and CEO subsequent to the year ended December 31, 2020, to formalize terms of loans which were previously made subject to verbal agreements. The proceeds of the note were received in 2020. As of December 31, 2020, the loan amount is $563,911, plus accrued, and unpaid interest thereon and is due on demand. The principal balance outstanding bears a simple interest rate at the annual “prime rate” published by the Wall Street Journal (3.25% at December 31, 2020) plus one percent (1.0%). Interest accrues on the entire principal sum of this promissory note beginning January 1, 2021. This loan was repaid in August 2021.

Consulting Agreement with a Member of the Board of Directors

The Company’s former director, Hamid Firooznia, provided consulting services to the Company during the fiscal year ended December 31, 2022. There was no written agreement for the services provided in 2022. Mr. Firooznia was compensated in the amount of $210,000 for those consulting services.

Director Independence and Corporate Governance

On June 16, 2023, the Company’s controlling stockholders elected five new and independent members to the Board of Directors, each identified in our table of executive officers and directors in Item 5 (above). The Board is now comprised of a majority of independent directors as determined under the listing standards of the New York Stock Exchange (“NYSE”) Section 303A. As described in more detail below, our independent directors will also serve on the Company’s Audit, Compensation and Nominating and Corporate Governance Committees. Over the coming term, the Board will adopt governing principles which contain a number of corporate governance initiatives designed to comply with SEC, Sarbanes-Oxley and Dodd-Frank rules:

•Creating and maintaining a corporate governance manual and website;

•Establishing majority vote standards and resignation policy;

•Establishing procedures for nominating or recommending for nomination candidates for director;

•Ensuring a majority of the Board of Directors is comprised of independent directors;

•Creating an independent Audit Committee with a Financial Literacy and Audit Committee Financial Expert;

•Creating an independent Compensation Committee;

•Creating a Nominating and Governance Committee; and

•Adopting appropriate Codes of Business Conduct and Ethics, as well as overseeing policies designed to create robust accounting, internal control, auditing and financial matters.

In consideration of the foregoing, the Board has created the following committees, which charges and responsibilities are as described below:

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is comprised of Paolo Tiramani, Galiano Tiramani, Zvi Yemini, and Gregory Ugalde. The Nominating and Corporate Governance Committee is responsible for, among other things:

•Identifying individuals qualified to become directors consistent with criteria approved by the Board and recommend to the Board the qualified candidates for directorships to be filled by the Board or by the stockholders;

•Overseeing the evaluation of the Board and key management;

•Developing and recommending to the Board a set of corporate governance principles applicable to the Company;

•Oversight of the Company’s practices and strategy as it pertains to the following (each of which may be considered an ESG mandate:

oWorkforce health and safety;

oHuman capital management;

oEnergy efficiency and the environmental impact of the Company’s homebuilding process;

oHome affordability, business ethics and compliance; and

oData privacy and protection.

Compensation Committee

Our Compensation Committee is comprised of David Cooper, Veronica Nkwodimmah Stanaway, Gregory Ugalde, Christopher Valasek, and Zvi Yemini. The Compensation Committee is responsible for, among other things:

•Determining corporate goals and objectives relevant to the non-independent directors and other executive officers;

•Determining the compensation of all executive officers and non-independent directors based upon their performance relative to the established goals and objectives;

•Monitoring incentive and equity-based compensation plans; and

•Preparation of any required annual report on executive compensation.

Audit Committee

Our Audit Committee is comprised of David Cooper, Veronica Nkwodimmah Stanaway, and Gregory Ugalde. The Audit Committee is responsible for, among other things:

•Assisting the Board in fulfilling its oversight responsibilities relating to:

oThe integrity of the Company’s consolidated financial statements;

oThe Company’s compliance with legal and regulatory requirements;

oThe qualifications and independence of the Company’s Independent Auditor; and

oThe performance of the Company’s internal audit function and independent auditor; and

•Preparation of any required annual report of the Audit Committee.

Item 8. Legal Proceedings.

Arizona Department of Housing Settlement

On January 23, 2023, the Department of Housing in and for the State of Arizona (the “Arizona Department of Housing”) sent a citation and complaint claiming that Boxabl was in violation of several Arizona laws and codes related to delivery of Casitas for which we understood the specific codes did not apply. These violations included failure to obtain necessary permits, not submitting compliance assurance documents, lack of proper certification for the manufacturing facility, and knowingly violating laws and rules. On February 28, 2023, the Arizona Housing Department issued the Company with an administrative fine of $48,000, and ordered us not to ship further Casitas into Arizona until we have obtained the necessary certifications. On April 21, 2023, the Company entered into a settlement agreement with the Arizona Department of Housing under which it agreed to work with its customers, Pronghorn Services, LLC (“Pronghorn”) and Freeport McMoRan Inc. (“Freeport”) (together with the Company, the “Parties”), to undertake an evaluation of the Casitas delivered to determine whether the Casitas can be reconstructed as required for compliance with Arizona laws and the requirements of the Arizona Department of Housing. Under the settlement, Freeport is facilitating the establishment of an engineering plan and mutually agreed upon schedule for reconstruction as determined with the Arizona Department of Housing. In the event the reconstruction plan is not timely submitted, or the Arizona Department of Housing does not approve the reconstruction plan, or Freeport elects not to commit to the reconstruction plan, then the Parties shall be jointly and severally liable and responsible for removal of the units within 45 days.

In a separate settlement between the Parties, dated May 30, 2023, regarding the costs of the reconstruction of the Casitas, Freeport has assumed responsibility to pay reconstruction costs, but the Company will be responsible for 10% of any costs in excess of $1,000,000. The Company will also incur 50% of shipping costs in the event the contract is canceled and the Casitas removed. The Company accrued a $570,000 warranty for such costs and any costs related to the 10-year limited warranty offering to Pronghorn.

Litigation Against Former Employees

On or about June 13, 2023, the Company filed two lawsuits against former employees alleging claims including breach of contract, violations of the Computer Fraud & Abuse Act, violations of the Defend Trade Secrets Act, conversion, unjust enrichment, breach of covenant of good faith and fair dealing, and demand for temporary and permanent injunctive relief. These litigation matters remain pending. Management does not anticipate these matters will have a material impact on the Company’s results of operations or financial condition. See also Item 1A. Risk Factors – As we grow our business, we may not be able to manage our growth successfully, including development of our internal controls.

On or about March 2023, the Company discovered through one of its compliance programs that a former employee had issued fraudulent securities. An internal investigation was commenced and the matter was reported to the Federal Bureau of Investigation.  Shortly thereafter, the Company filed a lawsuit against this former employee for breach of contract, violations of the Computer Fraud and Abuse Act, violations of the Defend Trade Secrets Act, Conversion, Unjust Enrichment, Breach of the Covenant of Good Faith and Fair Dealing and for a temporary and permanent injunction. The matter remains pending in the U.S. District Court for the District of Nevada.

On September 2, 2022, Boxabl received notice of a charge of employment discrimination had been filed with the Equal Employment Opportunity Commission (“EEOC”) against Boxabl under Title VII of the Civil Rights Act of 1964 (Title VII).  The circumstances of the alleged discrimination are alleged to have occurred on or about May 1, 2022.  On October 3, 2022, Boxabl (through counsel) filed a position statement refuting the allegations and providing supporting documentation of Boxabl’s position. The matter is pending before the EEOC.

On or about September 25, 2023, Boxabl received notice of a charge of unfair labor practices had been filed with the National Labor Relations Board against Boxabl under Section 7 of the NLRA.  The circumstances of the alleged charge are alleged to have occurred between March 2023 and September 2023.  On or about October 12, 2023, Boxabl (through counsel) filed a position statement refuting the allegations and providing supporting documentation of Boxabl’s position. The matter is pending before the NLRB.

Other Litigation

On June 13, 2023, the Company filed a lawsuit against a person, not affiliated with the Company, alleging claims based on business disparagement and defamation of the Company. Management does not anticipate the matter will have a material impact on the Company’s results of operations or financial condition. See also Item 1A. Risk Factors – Public perception is important as a public company engaged in equity crowdfunding, potentially making Boxabl susceptible to negative postings, and false allegations about the Company and its products.

On November 19, 2021, a former employee, who served as Chief Operating Officer during the seven-month period from March 2021 until September 27, 2021, at which time he was terminated, filed a complaint against the Company and its directors in the Eighth Judicial District Court of Clark County, Nevada, claiming breach of contract and wrongful termination. While the legal action has proceeded to discovery, the Company denies the merit of the allegations and will continue to defend against them.

On or about October 5, 2023, Leader Capital High Quality Income Fund, a series of Leader Funds Trust, a Delaware statutory trust, commenced an action against Boxabl and other defendants in the District Court for Nevada asserting claims for breach of duty to register a transfer of a security (NRS 104.8401), Conversion, Intentional Interference with Prospective Economic Advantage.  Plaintiff claims that it requested the removal of a restrictive legend to shares held by Plaintiff and that Boxabl refused and/or delayed approval of the removal and caused Plaintiff to suffer damages.  Boxabl denies the merit of the allegations and damages sought and will continue to defend against them.

We know of no other existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

The Company is party to various legal proceedings and claims from time to time. A liability will be accrued when a loss is both probable and can be reasonably estimated. Management believes that the probability of a material loss is remote. However, litigation is inherently uncertain, and it is not possible to predict the ultimate disposition of these proceedings.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

There is no established public trading market for any class of the Company’s capital stock, including its Common Stock. As of October 19, 2023, 2,987,511,600 shares of the Company’s Common Stock could be sold pursuant to Rule 144 of the Securities Act.

Holders

As of October 19, 2023, there were 3,000,000,000 shares of Common Stock, which were held by approximately 4,632 shareholders of record. In addition, there were 194,422,430 shares of our Non-Voting Series A Preferred Stock outstanding, which shares were held by 757 shareholders of record, there were 848,322,763 shares of our Non-Voting Series A-1 Preferred Stock outstanding, which shares were held by 4,069 shareholders of record, there were 168,393,634 shares of our Non-Voting Series A-2 Preferred Stock outstanding, which shares were held by 32,094 shareholders of record, and there were 0 shares of our Non-Voting Series A-3 Preferred Stock outstanding.

Dividends

We have never paid cash dividends on any of our capital stock, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not intend to pay cash dividends to holders of our Common Stock in the foreseeable future.

Equity Compensation Plans

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	113,050,763	$0.07281	-
Equity compensation plans not approved by security holders	-	$-	-
Total	113,050,763	$0.07281	-

Item 10. Recent Sales of Unregistered Securities.

Since December 31, 2019, the Company has engaged in the following offerings of securities (with the number of shared issued adjusted to reflect the 10-for-1 forward stock split effected by the company on November 23, 2021):

•

From July 14, 2020 through October 10, 2020, the Company sold 76,428,570 shares of Non-Voting Series A Preferred Stock* and the underlying Common Stock into which they convert under Regulation Crowdfunding for a total of $1,070,000.

•

From July 14, 2020 through October 10, 2020, the Company sold 78,730,340 shares of Non-Voting Series A  Preferred Stock and the underlying Common Stock into which they convert under Rule 506(c) of Regulation D for a total of $1,102,224.76.

•

From December 2, 2020 through May 22, 2021, the Company sold 33,349,920 shares of Non-Voting Series A Preferred Stock and the underlying Common Stock into which they convert under Rule 506(b) of Regulation D for a total of $566,950.00.

•

From November 17, 2020, through April 1, 2022, the Company sold Convertible Promissory Notes, which converted into shares of Non-Voting Series A-1 Preferred Stock* on April 1, 2022, under Rule 506(c) of Regulation D for a total of $44,800,271. For details regarding the conversion of the Convertible Promissory Notes, see Item 2. Financial Information – Sale and Subsequent Conversion of Convertible Promissory Notes.

•

From May 3, 2021, through November 13, 2021, the Company sold 68,097,240 shares of Non-Voting Series A-1 Preferred Stock and the underlying shares of Common Stock into which they convert under Regulation Crowdfunding for a total of $4,834,904.

•

On March 31, 2022, the Company commenced a Regulation A offering in which it sold Non-Voting Series A Preferred Stock, Non-Voting Series A-1 Preferred Stock, Non-Voting Series A-2 Preferred Stock* and the underlying shares of Common Stock into which they convert. The Regulation A offering also included selling securityholders selling Common Stock. The offering terminated on January 12, 2023, by which time the Company had sold 5,913,600 shares of Non-Voting Series A Preferred Stock for a total of $82,533; 741,700 shares of Non-Voting Series A-1 Preferred Stock for a total of $58,594; 81,064,147 shares of Non-Voting Series A-2 Preferred Stock for a total of $64,850,262; and the selling securityholders sold 12,488,400 shares of Common Stock for a total of $9,990,720.

•

From August 25, 2022 through February 20, 2023, the Company sold 5,913,887 shares of Non-Voting Series A-2 Preferred Stock and the underlying shares of Common Stock into which they convert for a total of $4,731,110 in reliance on Regulation Crowdfunding.

•

Beginning November 23, 2021, and continuing into 2023, the Company has been engaged in an exempt offering of Non-Voting Series A-2 Preferred Stock and the underlying shares of Common Stock into which they convert pursuant to Rule 506(c) of Regulation D. As of June 30, 2023, the Company has sold 41,802,200 shares of Non-Voting Series A-2 Preferred Stock for gross proceeds of approximately $31,414,716.

•

On June 15, 2023, the Company engaged in a statutory merger with an affiliated corporation, 500 Group, in which the Company exchanged 37,500,000 shares of Non-Voting Series A-2 Preferred Stock in exchange for 500 Group’s 100 outstanding shares of Common Stock in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended. For details, see Item 7. Certain Relationships and Related Transactions and Director Independence.

•

Between September 18 and October 9, 2023, the Company conducted an offering of its Series A-2 Preferred Stock in reliance on Regulation Crowdfunding. The Company sold 4,082,107 shares of Series A-2 Preferred Stock for gross proceeds of approximately $3,265,686.

* All classes of Preferred Stock convert into Common Stock upon the Company undertaking a firm underwriting registered offering (an “IPO”) or an offering under Regulation A.

Item 11. Description of Registrant’s Securities.

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Fifth Amended and Restated Articles of Incorporation, our Bylaws and our Fourth Amended and Restated Stockholders Agreement. For a complete description of our capital stock, you should refer to our Fifth Amended and Restated Articles of Incorporation, our Bylaws, our Fourth Amended and Restated Stockholders Agreement, and applicable provisions of the Nevada corporation law.

As of October 19, 2023, our authorized capital stock consists of 20,000,000,000 shares. Of that amount, 6,600,000,000 shares are designated as Common Stock, $0.00001 par value per share, with 3,000,000,000 outstanding as of October 15, 2023. 13,400,000,000 shares are designated as Preferred Stock, $0.00001 par value per share, and as of October 15, 2023:

•250,000,000 are designated as Non-Voting Series A Preferred Stock, and 194,422,430 shares are outstanding;

•1,100,000,000 are designated as Non-Voting Series A-1 Preferred Stock, and 848,322,763 shares are outstanding;

•2,050,000,000 are designated as Non-Voting Series A-2 Preferred Stock, and 168,393,634 shares are outstanding; and

•8,750,000 are designated as Non-Voting Series A-3 Preferred Stock, and 0 shares are outstanding.

The outstanding shares reflect the Company’s 10-for-1 forward split, which was effective on November 23, 2021.

Non-Voting Series A, A-1, A-2, and A-3 Preferred Stock

Voting Rights

Holders of Non-Voting Series A, Non-Voting Series A-1, Non-Voting Series A-2, and Non-Voting Series A-3 Preferred Stock (together, the “Preferred Stock”) will have no voting rights on matters put to the stockholders for a vote.

Dividends

Other than dividends on shares of the Company’s Common Stock payable in shares of Common Stock, the holders of the then outstanding Preferred Stock shall first receive, or simultaneously receive, a dividend in an amount equal to the dividend payable to holders of our Common Stock.

Right to Receive Liquidation Distributions

In any event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment to all creditors of the Company, the remaining assets of the Company available for distribution to its stockholders will be distributed first among the holders of Non-Voting Series A, Non-Voting Series A-1, Non-Voting Series A-2, and Non-Voting Series A-3 Preferred Stock together, and then to the holders of Common Stock. The Non-Voting Series A Preferred Stock issued in our concurrent offerings under Regulation Crowdfunding and Regulation D include a preferred liquidation preference in an amount equal to $0.017 per share held (the “Preferred Payment” following the 10-for-1 forward split). This Preferred Payment represents a bonus to those holders, as they paid the equivalent of $0.014 per share and are eligible for a Preferred Payment of $0.017 per share. The Preferred Payment for the Non-Voting Series A-1 Preferred Stock is $0.079 per share. The Preferred Payment for the Non-Voting Series A-2 Preferred Stock is $0.80 per share, which is equal to the per share price in the Company’s Regulation A offering. The Preferred Payment for the Non-Voting Series A-3 Preferred Stock is $0.80 per share, which is the Series A-3 Original Issue Price as defined in Article 4.B.2. of our Fifth Amended and Restated Articles of Incorporation. Investors who received their shares of Non-Voting Series A-1 Preferred Stock in the Company’s offering under Regulation Crowdfunding at $0.071 per share will have the same Preferred Payment of $0.079 per share, representing a bonus to those holders as well.

If there are insufficient assets for the Preferred Payment, then the holders of the Non-Voting Series A, A-1, A-2 and A-3 Preferred Stock will receive their pro rata share of available assets upon liquidation of the Company. By way of example, if in the event of liquidation the Company were only to have distributable assets of $0.50 for every dollar invested by the preferred stockholders, each holder of Non-Voting Series A Preferred Stock would receive $0.0085 per share held, the Non-Voting Series A-1 Preferred Stock holders would receive $0.0395 per share held, the Non-Voting Series A-2 Preferred Stock holders would receive $0.40 per share held, and the holders of Common Stock would receive nothing. As of October 19, 2023, no shares of Non-Voting Series A-3 Preferred Stock have been issued or sold, but to the extent the Company undertakes a future sales of this class of Preferred Stock, those holders would be entitled to the same liquidation preference as the holders of the Non-Voting Series A-2 Preferred Stock.

Conversion Rights

Upon the occurrence of firm underwriting registered offering (an “IPO”), the Non-Voting Series A, A-1, A-2, and A-3 Preferred Stock will automatically convert into voting Common Stock of the Company.

Rights and Preferences

Holders of the company's Non-Voting Series A, A-1, A-2, and A-3 Preferred Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Company's Non-Voting Series A, A-1, A-2 and A-3 Preferred Stock.

Common Stock

Voting Rights

Holders of Common Stock are entitled to one vote for each share of Common Stock held at all meetings of the Stockholders and written actions in lieu of meetings, including the election of directors. There is no cumulative voting.

Dividends

The dividend rights of holders of our Common Stock are subject to, and qualified by, the dividend rights of our Preferred Stock.

Right to Receive Liquidation Distributions

Subject to any rights of the holders of the Non-Voting Preferred Stock, in any event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment to all creditors of the Company, the remaining assets of the Company available for distribution to its stockholders will be distributed among the holders of Common Stock on a pro-rata basis by the number of shares held by each holder.

Rights and Preferences

Holders of the Company's Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Company's Common Stock.

Fifth Amended and Restated Articles of Incorporation – Forum Selection Provision

Our Articles of Incorporation includes a forum selection provision that requires any claims against us by stockholders involving, with limited exceptions:

•brought in the name or right of the Corporation or on its behalf;

•asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the company to the company or the company’s stockholders;

•arising or asserting a claim arising pursuant to any provision of Chapters 78 or 92A of the Nevada Revised Statutes or any provision of these Articles of Incorporation (including any Preferred Stock designation) or the bylaws;

•interpret, apply, enforce or determine the validity of these Articles of Incorporation (including any Preferred Stock designation) or the bylaws; or

•asserting a claim governed by the internal affairs doctrine.

Any of the above actions are required to be brought in the Eighth Judicial District Court of Clark County, Nevada. If the Eighth Juridical District Court of Clark County does not have jurisdiction, then the matter may be adjudicated in another state district court in the State of Nevada, or in federal court located within the State of Nevada. This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. Note, this provision does not apply to any suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or to any claim for which the federal courts have exclusive jurisdiction.

Fourth Amended and Restated Stockholders Agreement

All holders of the Company’s Common Stock and Non-Voting Series A, A-1, A-2, and A-3 Preferred Stock will be subject to our Stockholders Agreement. The following summary is qualified in its entirety by the terms and conditions of the Stockholders Agreement itself. Certain provisions described below may have the effect of delaying, deferring or preventing a change in control of the Company. For details, please see the Stockholders Agreement filed as Exhibit 4.1 to this registration statement.

Directors and Management of the Company

Under the Stockholders Agreement, each of Paolo Tiramani and Galiano Tiramani have the sole right to appoint one director, as well as jointly appoint a third director. Additionally, Paolo and Galiano have sole discretion whether to increase or decrease the number of directors on the Board. In the event Paolo and Galiano decide it is in the Company’s best interest to increase the size of the Board, then the new director(s) shall be voted upon and elected by a majority of the stockholders at the next annual meeting. No other stockholder currently has any right to appoint directors to the Company’s board of directors. Moreover, only holders of the Company’s Common Stock have the right to vote their shares, including in an election of the directors as described above. This means that investors will have no control over the management of the Company, or policy setting role of the board of directors. Instead, investors must rely on the efforts of Paolo Tiramani and Galiano Tiramani.

Under the Company’s Fourth Amended and Restated Stockholders Agreement, in the event of a transfer of more than 50% of the Common Stock held by Paolo or Galiano to more than one Permitted Transferees (defined as an affiliate, family member or trust of Paolo or Galiano), then Paolo or Galiano (as applicable) may, but are not required to, assign their right to designate directors to the Permitted Transferees or terminate his portion of such director designation rights. If either Paolo or Galiano no longer own any shares of Common Stock, then such director designation rights shall automatically cease.

Director Designation Rights by 15% Stockholders

In the event a stockholder, other than Paolo or Galiano, acquires 15% or more of the Company’s then-outstanding shares of Common Stock (the “Designating Stockholder”), the Board shall expand by one (1) seat and the Designating Stockholder shall have the right to designate the new director. Once the Designating Stockholder no longer owns at least 15% of the outstanding shares of Common Stock, the right to designate and director shall cease, the term of the director designated by the Designating Stockholder shall expire, and the remaining directors shall decrease the size of the Board to eliminate the vacant seat.

Voting Agreements

Each stockholder holding shares of Common Stock agrees to vote all shares under the stockholder’s control to elect to the Board any individual designated by Paolo, Galiano or a Designating Stockholder (defined above as any holder or 15% or more of the Company’s then-outstanding Common Stock).

Each of Paolo, Galiano and any Designating Stockholder have the right at any time to remove, with or without cause, any director designated by them for election to the Board, and each shall vote all shares of Common Stock owned by Paolo, Galiano and any Designating Stockholder to remove from the Board any individual designated by Paolo, Galiano or any Designating Stockholder. Unless Paolo, Galiano or a Designating Stockholder consent in writing, no other stockholder shall take any action to cause the removal of any directors designated by them.

Supermajority Approval

The Stockholder Agreement further provides for supermajority approval of the voting holders of Common Stock of the Company for the Company to undertake specified actions, including, but not limited to, amending the Articles of Incorporation or Bylaws, appointing or removing the Company’s independent accountant or changing accounting methods or policies other than as required by GAAP, effectuating a change of control of the Company, or elect or remove (with or without cause) any officer of the Company.

Restriction on Transfer

Other than shares of the Company’s Common Stock and Preferred Stock purchased by a stockholder in an offering made in reliance on Regulation A, Tier 2, of the Securities Act, or acquired under the Company’s Amended Stock Incentive Plan, holders of the Common Stock and Non-Voting Series A, A-1, A-2, and A-3 Preferred Stock are restricted from transferring their shares acquired, except under limited circumstances following approval of the Board of Directors of the Company. The purpose of this provision is to grant a measure of control to the Board of Director to ensure that any transfer does not result in ownership interests by competitors of the Company, or would create significant burdens or obligations for the Company to comply with federal or state laws. For any transfer approved by the Board of Directors, the transferee will be required to become party to the Stockholders Agreement as well.

Right of First Refusal

In the event a stockholder of the Company receives an offer to from a third-party purchaser to sell all or any portion of their shares, that stockholder must first offer to sell their shares to the Company, and then to Paolo or Galiano upon the same terms.

Release of Obligations Upon Transfer

As the Stockholders Agreement applies to senior management of the Company as well as investors in this offering, it includes obligations that may not be applicable to all investors because of their circumstances. For instance, the Stockholders Agreement includes a requirement to maintain the confidentiality of non-public information about the Company. However, an investor who does not serve the Company in the capacity of an employee, executive officer or director would likely only have access to public information, and never encounter an instance in which the investor would incur any liability to the Company for sharing of such information. Other provisions, like the representation about the capacity or authority to enter into the Stockholders Agreement, if breached by the investor, may require corrective actions to be taken, which create liability to the Company by the investor. Further, as noted above, the Stockholders Agreement includes certain restrictions on transfer which must be complied with, otherwise corrective actions would need to be taken, creating a liability to the Company by the investor.

That said, investors will only be subject to the provisions of the Stockholders Agreement while holding the shares of the Company. Should an investor transfer of all the shares held by the investor, in compliance with the Stockholders Agreement, the investor will have no further obligations under the Stockholders Agreement and not be liable to the Company for any action that may be considered a breach of the Stockholders Agreement.

Drag-Along Provision

In the event one or more stockholders intend to sell in the aggregate more than 50% of the Company’s total outstanding shares to a third party, and the third-party conditions such sale on the third party’s ability to purchase all of the Company issued and outstanding share, then the selling stockholders have the right to require each of the other stockholders to sell all of their shares to the third-party purchaser on the same terms and conditions.

Termination of Stockholders Agreement

The Stockholders Agreement will terminate upon the earliest of (1) the consummation of an IPO pursuant to an effective registration statement; (2) a merger or business combination resulting in the Company being traded on a national securities exchange; (3) the date that there are no holders of the Company’s equity securities; (4) dissolution or winding up of the Company; or (5) by unanimous agreement of the stockholders of the Company.

Forum Selection Provision

The Stockholders Agreement requires that any suit or action based on contract or tort, or otherwise to enforce any provision of the Stockholders Agreement be brought in the Eighth Judicial District Court of Clark County, Nevada. If the Eighth Judicial District Court of Clark County does not have jurisdiction, then the matter may be adjudicated in another state district court in the State of Nevada, or in federal court located within the State of Nevada. Although we believe the provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits that may be brought to enforce contractual rights and obligations under the Stockholders Agreement and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time traveling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.  As a result, the exclusive forum provision may not be used to bring actions in state courts for suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.  Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The Stockholders Agreement also provides that investors waive the right to a jury trial of any claim they may have against us arising out of or relating to the Stockholders Agreement, including any claim under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Spousal Consent

The Company requires that a married investor provide a spousal consent pursuant to the Stockholders Agreement. Furthermore, certain married investors will be required to confirm the consent of their spouse pursuant to the Stockholders Agreement. Married investors in “community property states” (Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington, and Wisconsin) are required to confirm the consent of their spouse to purchase the Company’s securities. A spousal consent is important to the Company because in the event of dissolution of a marriage, or death of the investor with the spouse inheriting the securities in this Offering, the spouse taking possession of the shares will be bound by the terms of the Stockholders Agreement, providing certainty to the Company for the enforcement of the agreement. The Company requires that the spousal consent be provided to the Company within 15 days of confirmation of an investment in the Company. While non-receipt of a spousal consent may result in equitable remedies pursuant to the Stockholders Agreement, it is not a condition of the investment or being a stockholder of the Company. This means that investors whose shares are transferred by reason of dissolution of marriage or death of the investor may be in breach of the Stockholders Agreement if no spousal consent was provided to the Company.

Item 12. Indemnification of Directors and Officers.

Our Fourth Amended and Restated Articles of Incorporation and Bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by the Nevada Revised Statutes (the “NRS”). Our Articles of Incorporation state that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Section 6.1 of the Bylaws, the Company must indemnify to the maximum extent permitted by Nevada law its officers and directors in any civil, criminal, administrative or investigative proceeding except an action by or in the right of the Company, including attorneys’ fees, judgments, fines and amounts paid in settlement provide he or she acted in good faith and in a manner that he or she reasonably believed to be in, and not opposed to, the Company’s best interests. Pursuant to NRS 78.138, no indemnification is required if it is proven that the officer or director breached his or her fiduciary duties and that breach involved intentional misconduct, fraud or a knowing violation of law. The termination of any such proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere shall not by itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the Company’s best interests and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful. Under Section 6.2 of the Bylaws, the Company must indemnify officers and directors who are party or are threatened to be made a party to any action or lawsuit by or in the right of the Company to the maximum extent permitted by the NRS, including attorneys’ fees, unless it is proven his or her act, or failure to act, was a breach of fiduciary duty involving intentional misconduct, fraud, or a knowing violation of law rendering him or her liable under NRS 78.138, unless he or she acted in good faith and in a manner he or she reasonably believed to be in, and not opposed to, the Company’s best interests. Additionally, Section 6.3 of the Bylaws gives the Board of Directors sole discretion to indemnify the Company’s employees and agents to the extent not prohibited by the NRS or other applicable law. Section 6.5 of the Bylaws permits the Company to advance the costs of defense to persons involved in legal proceedings at the discretion of the Board of Directors upon receipt of an undertaking by or on behalf of such person to repay such amount unless it is determined that he or she is entitled to indemnification by the Company under Article VI of the Bylaws or the NRS.

Item 13. Financial Statements and Supplementary Data.

The consolidated financial statements of the Company appear at the end of this report beginning on page F-1.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

(a)	Consolidated Financial Statements.

Our unaudited consolidated interim financial statements for the six month periods ending June 30, 2023 and 2022 appear at the end of this Registration Statement on pages F-1 through F-17.

Our audited consolidated financial statements for the years ended December 31, 2022 and 2021 appear at the end of this Registration Statement on pages F-18 through F-36.

Boxabl Inc.

Consolidated Balance Sheets

as of June 30, 2023, and December 31, 2022

(Unaudited)

	June 30,	December 31,
	2023 (Unaudited)	2022 (Audited)
ASSETS
Current assets:
Cash and cash equivalents	$11,764,892	$9,024,802
Short-term investment in U.S. treasury notes	56,905,012	74,384,612
Accounts receivable	67,150	-
Inventory	14,961,637	8,242,947
Deposits on inventory	510,132	264,067
Prepaid expenses	49,142	178,584
Deposits in escrow	1,349	60,838
Total current assets	84,259,314	92,155,850

Property, equipment and other assets:
Long-term investments in U.S. treasury notes	-	1,461,244
Property and equipment, net	9,687,806	7,738,093
Intangible assets, net	322,493	-
Right of use assets	15,002,853	3,685,561
Deposits on equipment	5,732,930	3,901,537
Deposits	1,140,116	1,140,116
Total property, equipment, and other assets	31,886,198	17,926,551
Total assets	$116,145,512	$110,082,401

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,618,810	$1,281,734
Accrued expenses	1,001,870	1,095,753
Customer deposits	4,157,224	4,257,424
Deferred revenue	1,471,400	1,505,491
Lease liability- current	3,034,836	1,000,225
Subscription liability	558,220	-
Other current liabilities	15,782	31,265
Total current liabilities	12,858,142	9,171,892

Long-term liabilities:
Lease liability - long-term	12,291,439	3,090,823
Total liabilities	25,149,581	12,262,715

Commitments and contingencies

Stockholders' equity:
Series A Preferred Stock $0.00001 par, 250 million shares authorized, 194,422,430 shares issued and outstanding as of both June 30, 2023, and December 31, 2022	2,671,074	2,671,074
Series A-1 Preferred Stock $0.00001 par, 1.1 billion shares authorized, 848,322,763 shares issued and outstanding as of both June 30, 2023, and December 31, 2022,	628,604,726	628,604,726
Series A-2 Preferred Stock $0.00001 par, 1.15 billion shares authorized, 166,249,934 and 120,868,572 shares issued and outstanding as of June 30, 2023, and December 31, 2022, respectively	95,291,372	89,468,793
Common Stock $0.00001 par, 6.6 billion shares authorized, 3.000 and 3.000 billion shares issued and outstanding as of June 30, 2023, and December 31, 2022, respectively	300,000	300,000
Additional paid-in capital	5,958,921	3,088,921
Accumulated deficit	(641,830,162)	(626,313,828)
Total stockholders' equity	90,995,931	97,819,686
Total liabilities and stockholders' equity	$116,145,512	$110,082,401

See accompanying notes to the consolidated financial statements.

Boxabl Inc.

Consolidated Statements of Operations

For the three and six months ended June 30, 2023, and 2022

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues	$69,212	$2,781,276	$97,264	$7,648,746
Cost of goods sold	2,468,511	5,351,548	4,048,776	12,494,702
Gross loss	2,399,300	2,570,272	3,951,512	4,845,956

Operating expenses:
General and administrative	3,725,693	2,531,273	7,046,767	4,314,691
Sales and marketing	1,603,435	2,393,438	3,112,330	3,311,194
Research and development	2,195,811	1,305,664	2,965,528	1,678,249
Total operating expenses	7,524,939	6,230,374	13,124,625	9,304,134

Loss from operations	9,924,239	8,800,646	17,076,137	14,150,090

Other expense/(income):
Interest income	(748,632)	-	(1,645,913)	-
Other income	(12,421)	-	(21,538)	-
Loss on disposal of assets	107,648	-	107,648	-
Extinguishment of debt	-	577,325,408	-	577,325,408
Forgiveness of Debt	-	(49,166)		(49,166)
Interest expense	-	-	-	910,635
Total expense/income:	(653,405)	577,276,242	(1,559,803)	578,186,877

Provision for income taxes	-	-	-	-
Net loss	$9,270,834	$586,076,888	$15,516,334	$592,336,967

Deemed Dividends	$29,724,541	$-	$29,724,541	$-

Net Loss Attributed to Common Shareholders	$38,995,375	$586,987,523	$45,240,875	$-

Weighted average common shares outstanding -
basic and diluted	3,000,000,000	3,000,000,000	3,000,000,000	3,000,000,000
Net loss per common share - basic and diluted	$0.013	$0.20	$0.02	$0.20

See accompanying notes to the consolidated financial statements.

Boxabl Inc.

Consolidated Statements of Changes to Stockholders’ Equity

For the six months ended June 30, 2023, and 2022

(Unaudited)

									Additional		Total
	Series A-2 Preferred Stock		Series A-1 Preferred Stock		Series A Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balances at January 1, 2022	-	-	68,097,240	4,498,515	188,508,830	2,589,375	3,000,000,000	300,000	1,378,921	(15,565,264)	(6,798,453)
Issuance of Series A preferred stock	-	-	-	-	771,700	10,804	-	-	-	-	10,804
Issuance of Series A-1 preferred stock	-	-	443,100	354,480							354,480
Conversion of Convertible Notes	-	-	779,483,823	623,587,058	-	-	-	-	-	-	623,587,058
Issuance of Series A-2 preferred stock	57,168,315	44,923,772	-	-	-	-	-	-	-	-	44,923,772
Offering costs	-	(2,556,776)	-	(44,310)	-	-	-	-	-	-	(2,601,086)
Stock compensation expense	-	-	-	-	-	-	-	-	90,000	-	90,000
Net loss	-	-	-	-	-	-	-	-	-	(592,336,967)	(592,336,967)
Balances at June 30, 2022	57,168,315	42,366,996	848,024,163	628,395,743	189,280,530	2,600,179	3,000,000,000	300,000	1,468,921	(607,902,231)	67,229,608

Balances at January 1, 2023	120,868,572	$ 89,468,793	848,322,763	$ 628,604,726	194,422,430	$ 2,671,074	3,000,000,000	$ 300,000	$ 3,088,921	$ (626,313,828)	97,819,686
Issuance of preferred stock for cash	7,881,362	6,005,314	-	-	-	-	-	-	-	-	6,005,314
Common control transaction	37,500,000	30,000,000	-	-	-	-	-	-	-	-	30,000,000
Offering costs	-	(458,194)	-	-	-	-	-	-	-	-	(458,194)
Deemed Dividend		(29,724,541)									(29,724,541)
Stock compensation expense	-	-	-	-	-	-	-	-	2,870,000	-	2,870,000
Net loss	-	-	-	-	-	-	-	-	-	(15,516,334)	(15,516,334)
Balances at June 30, 2023	166,249,934	95,291,372	848,322,763	628,604,726	194,422,430	2,671,074	3,000,000,000	300,000	5,958,921	(641,830,162)	90,995,931

See accompanying notes to the consolidated financial statements.

Boxabl Inc.

Consolidated Statements of Cash Flows

For the six months ended June 30, 2023, and 2022

(Unaudited)

	Six Months Ended
	June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(15,516,334)	$(592,336,967)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	812,126	501,913
PPP Loan Forgiveness	-	(49,166)
Stock compensation expense	2,870,000	90,000
Unrealized Gain on Investment Securities	(951,217)	-
Loss on disposal of assets	107,648	-
Extinguishment of debt	-	577,325,408
Change in operating assets and liabilities:
Accounts receivable	(67,150)	488,949
Deposits on inventory	(246,065)	13,439
Inventory	(6,718,690)	(2,633,883)
Prepaid expenses and other current assets	129,442	(125,974)
Accounts payable	1,337,078	(85,416)
Deferred revenue	(34,091)	(4,317,332)
Customer deposits	(40,711)	526,792
Accrued expenses	(93,883)	113,338
Other current liabilities	(15,484)	(23,903)
Accrued Interest on Convertible Notes	-	317,275
Right of use liability, net	(82,065)	353,987
Net cash used in operating activities	(18,509,396)	(19,841,540)

Cash flows from investing activities:
Net purchase of property and equipment and deposits	(4,747,915)	(1,268,916)
Purchase of intangible assets	-	-
Net proceeds from sale and maturities of investments	19,892,061	-
Deposits	-	(611,616)
Net cash used in investing activities	15,144,146	(1,880,532)
Cash flows from financing activities:
Proceeds from convertible promissory notes payable	-	14,405,261
Proceeds from sale of preferred stock	6,005,314	45,289,056
Offering costs	(458,194)	(2,588,086)
Subscription liability	558,220	-
Net cash provided by financing activities	6,105,340	57,106,231
Net change in cash and cash equivalents	2,740,090	35,384,159
Cash and cash equivalents at beginning of period	9,024,802	21,415,506
Cash and cash equivalents at end of period	$11,764,892	$56,799,665

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

Non-cash financing and investing activities
Acquisition of intellectual property	272,493	-
Deemed Dividend	(29,724,541)	-
Right-of-use asset and liability	12,120,912	-
Conversion of convertible notes payable and accrued interest to preferred stock	-	46,857,860

See accompanying notes to the consolidated financial statements.

Boxabl Inc.

Notes to the Consolidated Financial Statements

(Unaudited)

NOTE 1- INCORPORATION AND NATURE OF OPERATIONS

Boxabl Inc., is an early-stage Nevada (“C”) corporation originally organized as a Nevada limited liability company, on December 2, 2017. The corporation converted from a Nevada limited liability company to a Nevada corporation on June 16, 2020. The consolidated financial statements of Boxabl Inc., (which may be referred to as the “Company”, “Boxabl”, “we”, “us” or “our”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s headquarters are in Las Vegas, Nevada.

Boxabl Inc., (which may refer to its product as “boxes”, “Casita”, “ADU” or “Alternative Dwelling Unit”) is building a new type of modular box with the help of modern manufacturing processes. Its product will result in superior, higher quality residential and commercial buildings in half the time and half the cost, by resolving the problems of labor shortages and using approximately 80% less building material. The Company has also developed patented pending shipping technology, which will help it serve large geographic areas from one factory. This innovation allows the Company to serve the entire USA and even international markets.

On June 15, 2023, the Company engaged in an all-stock statutory merger with 500 Group, Inc., a Nevada corporation (“500 Group”) and its subsidiary Build IP. The Company’s founder and Chief Executive Officer wholly owned these entities. The Company exchanged 37,500,000 shares of its Non-Voting Series A-2 Preferred Stock for 500 Group’s 100 outstanding shares of 500 Group’s common stock in a transaction valued at $30,000,000, or $0.80 per share. As a result of this merger, 500 Group and Build IP are wholly owned by Boxabl, and their assets, which were primarily patents and intellectual property held by Build IP, are now owned by Boxabl. Accordingly, the license agreement between Boxabl and Build IP is now void. At the time of acquisition, the Company, 500 Group and Build IP were under common control by the Company’s Chief Executive Officer and thus accounted for under the common control accounting standards. In addition, 500 Group and Build IP didn’t have substantial assets, liabilities or operations. Thus, the Company treated the transaction as an asset acquisition, recording $272,493 as intangible assets, which represented the patents at its historical carrying value, and the remaining consideration of $29,724,541 as a deemed dividend. The deemed dividend was offset against the Series A-2 Preferred Stock account as the Company currently has an accumulated deficit.

NOTE 2 – MANAGEMENT PLANS

The Company incurred a net loss of $15,516,334 and $592,336,967 during the six months ended June 30, 2023, and 2022, respectively, and currently has limited revenues.

The continuing viability of the Company and its ability to continue as a going concern is dependent on the Company being successful in its continued efforts in growing its revenue and/or accessing additional sources of capital. Management’s plan to address this need includes, (a) continued exercise of tight controls to conserve cash, and (b) obtaining additional equity financing. The Company anticipates current capital on hand and expected future funding will be sufficient to fund the Company’s operations in excess of twelve months. There are no assurances that our plans will be successful. See Note 10.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with GAAP and expressed in US dollars. The Company’s fiscal year end is December 31.

Basis of Consolidation

The consolidated financial statements presented include the accounts of the Company. All significant intercompany accounts and transactions are eliminated in consolidation. The consolidated financial statements include the accounts of 500 Group from June 15, 2023.

Unaudited Interim Financial Information

The unaudited interim financial statements and related notes have been prepared in accordance with U.S. GAAP for interim financial information, within the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Certain information and disclosures normally included in the annual consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. The unaudited interim financial statements have been prepared on a basis consistent with the audited financial statements and in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the results for the interim periods presented and of the financial condition as of the date of the interim balance sheet. The financial data and the other information disclosed in these notes to the interim financial statements related to the six-month periods are unaudited. Unaudited interim results are not necessarily indicative of the results for the full fiscal year.

The accompanying unaudited interim financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto for the year ended December 31, 2022.

Use of Estimates

The preparation of consolidated financial statements and related disclosures in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates form the basis for judgements the Company makes about the carrying value of its assets and liabilities, which are not readily apparent from other sources. These estimates are based on information available as of the date of the consolidated financial statements, including historical information and various other assumptions that the Company believes are reasonable under the circumstances. GAAP requires the Company to make estimates in several areas, including, but not limited to, those relevant to revenue recognition, valuation of stock-based compensation including warrants, warranty liabilities, and the estimated useful lives of property and equipment, reserves on inventory. These judgements, estimates and assumptions are inherently subjective in nature and actual results may differ from these estimates and assumptions, and the differences could be material.

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the US and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, government policies. These adverse conditions could affect the Company’s financial condition, results of its operations and cash flows.

Various permits from state and local governments are required in order to sell and install the Casitas. Delays in the permitting process or inability to obtain a permit could delay or prohibit the delivery of the product, which would affect the timing or amount of the Company’s revenues. Currently, the Company is in the process of obtaining various permits related to the Casitas, including modular certification. Since the Arizona order has been postponed until further notice due to modular certification requirements, the units that were previously reserved for that project can now be sold for other projects. From 2023 through the date of filing, the Company has not delivered any Casitas. After October 19, 2023, Boxabl plans to resume sales to customers in states where there is no state modular program as well as for projects that are under a different classification such as park model RVs or government projects.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability.

There are three levels of inputs that may be used to measure fair value:

•Level 1 – Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•Level 2 – Include other inputs that are directly or indirectly observable in the marketplace.

•Level 3 – Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2023, and December 31, 2022. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values.

Cash and Cash Equivalents

Cash and cash equivalents are readily convertible to known amounts of cash. All highly liquid instruments purchased are considered investments.

Accounts Receivable

Accounts receivables are stated at the amount management expects to collect on balances outstanding at the balance sheet date. The Company uses the allowance method for uncollectable accounts receivable. The Company has a policy to reserve for credit losses based on management’s evaluation of outstanding accounts receivable at the balance sheet date. As of June 30, 2023, and December 31, 2022, there is no provision for credit losses.

Customer Deposits

As part of our waitlist program for the Casita, we have allowed for potential customers to reserve a place in line or make small deposits towards the purchase of a Casita. As of June 30, 2023, and December 31, 2022, the Company had recorded $4,157,224 and $4,257,424 in customer deposits as a liability to the Company.

	June 30,	December 31,
	2023	2022
Customer deposits – beginning balance	$4,257,424	$1,767,424
Additional deposits	360,400	3,337,395
Refunded deposits	(460,600)	(847,395)
Customer deposits – ending balance	$4,157,224	$4,257,424

Inventory

Inventory consists of raw materials, work in progress, and finished goods and is valued at the lower of cost or net realized value with the cost determined using the weighted average method. On an annual basis, the Company analyzes its inventory levels and records allowances for inventory that has become obsolete and inventory that has a cost basis in excess of the expected net realizable value. Damaged and obsolete inventory are valued based on management’s best estimate and any difference charged to expense. As of June 30, 2023, and December 31, 2022, for finished Casitas, the Company capitalized costs to the amount for which the Casita could be sold less the estimated cost to sell.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Expenditures for maintenance, repairs, and minor improvements are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation and amortization are removed from the respective accounts, and any gain or loss is included in operations. Major improvements with economic lives greater than one year are capitalized. Leasehold improvements are depreciated over the lesser of the lease term or the estimated useful life. Depreciation is computed using the straight-line method over the following estimated useful lives:

Computer equipment and software	3 years
Furniture and fixtures	7 years
Machinery and equipment	5 – 10 years
Buildings	25 years

Intangible Assets

Intangible assets are amortized over the respective estimated lives on a straight-line basis unless the lives are determined to be indefinite and reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. As of June 30, 2023, intangible assets consist of the domain acquired and patent from 500 Group. The intangible assets are amortized over their estimated useful life of 15 years, which represents the estimated protection life of the asset.

Long-Lived Assets

The Company reviews the carrying values of its long-lived assets for impairment whenever events or changes in circumstances, such as discontinuance or technological obsolescence, indicate that the carrying amount of the assets may not be recoverable. No impairment charges were recorded for the six months ended June 30, 2023, and 2022.

Revenue Recognition

The Company determines revenue recognition through the following steps in accordance with ASC Topic 606, Revenue from Contracts with Customers:

-Identification of a contract with a customer.

-Identification of the performance obligations in the contract.

-Determination of the transaction price.

-Allocation of the transaction price to the performance obligations in the contract.

-Recognition of revenue when or as the performance obligations are satisfied.

Revenues are recognized when performance obligations are satisfied through the transfer of promised goods to the Company’s customers. Control transfers upon shipment of product and when the title has been passed to the customers. This includes the transfer of legal title, physical possession, the risk and rewards of ownership, and customer acceptance. Revenue is recorded net of sales tax collected from customers on behalf of taxing authorities, allowance for estimated returns, chargebacks, and markdowns based upon management’s estimates and the Company’s historical experience. The Company records a liability for deposits for future products. The liability is relieved, and revenue is recognized once the revenue recognition criteria is met.

Pursuant to our method for recognizing revenue, deferred revenue reflects payment in advance received from our customers for Boxes, spare parts and services related active sales orders that had not yet been delivered and/or rendered as of the date of the consolidated financial statements. See Note 5.

Deferred Revenue Activity

	June 30,	December 31,
	2023	2022
Deferred revenue – beginning period	1,505,491	5,467,332
Additions	34,091	4,499,491
Revenue Recognized	(68,182)	(8,461,332)
Deferred Revenue – end of period	1,471,400	1,505,491

Cost of Goods Sold

Cost of goods sold consists primarily of the cost of products used in the production of the Company’s finished products, shipping, the related labor, stock compensation expense and overhead charges associated with that production.

Advertising and Promotion

Advertising and promotion are expensed as incurred. Advertising and promotion expenses for the six months ended June 30, 2023, and 2022 amounted to approximately $1,240,404 and $1,164,516, respectively, which is included in sales and marketing expense.

Research and Development

Research and development costs consisting of design, materials, consultants related to prototype and process improvements and developments are expensed as incurred. Total research and development costs for the six months ended June 30, 2023, and 2022 are $2,965,528 and $1,678,249, respectively.

Warranty Provision

The Company offers its customers warranties on products sold for a period of up to 10 years. Management records an expense to operations for the costs of warranty repairs at the time of sale. Management’s estimate for warranties is based on sales levels and historical costs of providing warranties. The Company has not had a history of product malfunctions; however, from time-to-time products may fail. As of June 30, 2023, and December 31, 2022, Company’s reserve for warranty totaled $570,000 and $570,000, respectively, and is reflected in accrued expenses in the accompanying consolidated balance sheets.

Concentration of Risk

Cash and Cash Equivalents:

Financial instruments that potentially expose the Company to a concentration of credit risk consist primarily of cash and cash equivalents. Cash and cash equivalents are maintained at high quality financial institutions. During the six months ended June 30, 2023, and 2022, the Company exceeded the Federal Deposit Insurance Corporation (FDIC) limit. The Company has not experienced any losses with respect to its cash balances. Based upon assessment of the financial condition of these institutions, management believes that the risk of loss of any uninsured amounts is minimal.

Inventory:

The Company imports a substantial part of its materials from overseas vendors, from China. Consequently, the Company’s ability to purchase and the costs of its products are subject to political, social, and economic situations, both in the United States and abroad. The Company maintains that the loss of one or more vendors would not have a material impact on the Company’s operations as replacements could be identified.

Customers:

Revenues from two customers were approximately 100% of the Company’s revenues for the six months ended June 30, 2023. Revenues from one customer were approximately 97% of the Company’s revenues for the six months ended

June 30, 2022. As the Company does not expect to have recurring customers prospectively, the loss of an individual customer is not expected to impact on the Company’s operations.

Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification (“ASC”) Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Tax positions initially must be recognized in the consolidated financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions initially and subsequently are to be measured at the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority, assuming full knowledge of the position and relevant facts.

Deferred Offering Costs

Incremental costs directly associated with the offering of securities are deferred and charged against the gross proceeds of the offering upon completion.

Basic and Diluted Net Loss per Share

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. Diluted net loss per share reflects the actual weighted average of common shares issued and outstanding during the period plus potential common shares. Stock options and convertible instruments are considered potential common shares and are included in the calculation of diluted net loss per share when their effect is dilutive. As all potentially dilutive securities are anti-dilutive as of June 30, 2023, and 2022, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive securities outstanding consist of the following:

	June 30
	2023	2022
Series A-2 preferred stock (convertible to common stock)	166,249,934	57,168,315
Series A-1 preferred stock (convertible to common stock)	848,322,763	848,024,163
Series A preferred stock (convertible to common stock)	194,422,430	189,280,530
Stock options	57,450,444	49,094,638
Restricted stock units	53,214,373	17,857,140
Total potentially dilutive shares	1,319,659,944	1,161,424,786

Stock-Based Compensation

The Company uses ASC 718 for Stock-Based Compensation. Compensation for all stock-based awards, including stock options and restricted stock, are measured at fair value on the date of grant and recognized over the associated vesting periods. The fair value of stock options is estimated on the date of grant using a Black-Scholes model. The fair value of restricted stock awards is estimated on the date of the grant based on the fair value of the Company's underlying common stock. The Company recognizes compensation expense for stock options and restricted stock awards on a straight-line basis over the associated service or vesting periods.

Determining the grant date fair value of options using the Black-Scholes option-pricing model requires management to make assumptions and judgments. These estimates involve inherent uncertainties and, if different assumptions had been used, stock-based compensation expense could have been materially different from the amounts recorded.

Leases

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its consolidated balance sheets. Due to the FASB extension in June 2020, the guidance is effective for annual and quarterly periods beginning after December 15, 2021. The Company adopted the lease standard effective January 1, 2021. The consolidated financial statements reflect the adoption of the standard.

The application of the new lease standard (ASU Topic 842) requires significant judgments and certain key estimations to be made including identifying whether a contract (or part of a contract) included a lease, determining whether variable payments are in-substance fixed, establishing whether there are multiple leases in an arrangement, estimating the lease term, determining the appropriate rate to discount lease payments, determining whether it is reasonably certain that an extension or termination option will be exercised, determining the stand-alone selling price of lease and non-lease components, and assessing whether a right-of-use asset is impaired.

Unanticipated changes in these judgments or estimates could affect the identification and determination of the value of lease liabilities and right-of-use assets at initial recognition, as well as the subsequent measurement of lease liabilities and right-of-use assets. These items could potentially result in changes to amounts reported in the consolidated statements of income and consolidated balance sheets in each period. See Note 6 for further discussion of leases.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 4 – INVESTMENTS

As of June 30, 2023, investment in securities consists of US Treasury Notes priced at fair value, consisting of the following:

	June 30,	December 31,
	2023	2022
Three Months or Less from Date of Purchase	26,726,611	19,029,989
Greater than three Months from Date of Purchase	30,178,401	55,354,623
Short-term investment in U.S. treasury notes	56,905,012	74,384,612

Greater than twelve months from date of purchase	-	1,461,244
Long-term investment in U.S. treasury notes	-	1,461,244

The cost basis of investments sold is determined by the Company using the specific identification method.

Gains and losses on sale of investments, interest and unrealized gains are all reported under interest, unrealized gains and other investment income.

As of June 30, 2023, the company Interest Income of $1,645,913 included realized interest of $694,696 and unrealized interest of $951,217.

NOTE 5 – INVENTORY

As of June 30, 2023, and December 31, 2022, inventory consists of the following:

	June 30,	December 31,
	2023	2022
Raw materials	$4,751,216	$4,550,403
Work-in progress	231,934	182,544
Finished goods	9,978,487	3,510,000
Total inventory	$14,961,637	$8,242,947

NOTE 6 – PROPERTY AND EQUIPMENT

The Company’s property and equipment consists of the following amounts for the periods ended June 30, 2023, and December 31, 2022:

	June 30,	December 31,
	2023	2022
Machinery, equipment, and furniture	$8,289,536	$6,193,480
Leasehold improvements	2,301,683	1,929,834
Technology equipment and software	714,896	598,580
Buildings	635,500	511,791
	11,941,615	9,233,685
Less: Accumulated depreciation	(2,253,809)	(1,495,592)
Property and equipment, net	$9,687,806	$7,738,093

As of June 30, 2023, and December 31, 2022, the Company recorded $5,732,930 and $3,901,537, respectively, for deposits on equipment.

During the six months ended June 30, 2023, and 2022, the Company recognized $806,821 and $501,913, respectively, in depreciation and amortization expense.

During the six months ended June 30, 2023, the Company recognized a $107,648 loss on disposal of obsolete equipment.

NOTE 7 – DEBT

Convertible Notes Payable

On November 17, 2020, the Company commenced an offering of convertible promissory notes pursuant to Rule 506(c) Regulation D, seeking to raise up to $50,000,000 of convertible promissory notes. Simple interest will accrue at an annual rate of 10.0% per annum. If the Company issues securities, under the anticipated Regulation A offering, the convertible promissory notes and accrued interest will automatically convert into shares offered under that offering at a conversion price ranging from 50-90% of the per share price paid by the purchasers of such equity securities in the offering. The conversion discount rates are based on timing and amount of the convertible promissory notes. If the debt notes have not been previously converted, principle and unpaid accrued interest will be due and payable at March 31, 2023. In addition, costs incurred in connection with obtaining the convertible promissory notes were insignificant and recorded as interest expense. As of December 31, 2021, the gross amount of convertible promissory notes was $30,925,075. During 2022, the total amount of proceeds under convertible promissory increased to $44,800,271 due to additional borrowings, an increase of $13,875,196.

As of December 31, 2021, the Company had accrued interest of $1,133,795 for all outstanding convertible notes. From January 1, 2022, through April 1, 2022, accrued interest for all convertible notes increased to $2,044,430, an increase of $910,635.

On April 1, 2022, in connection with the Company’s launch of their Regulation A offering, all convertible promissory notes were converted into 779,483,823 shares of Series A-1 Preferred stock, representing $44,800,271 of face value and $2,044,430 of accrued interest. Of the converted shares, 3,414,730 shares of Series A-1 Preferred stock, representing $210,000 of face value and $5,811 of accrued interest, were paid for by and issued to a related party. The Company recorded interest expense of $910,635 related to the accrual of interest and an extinguishment of debt loss of $577,325,408 during the six months ended June 30, 2022, related to this conversion. The Company accounted for the transaction as an extinguishment of debt as the conversion terms enacted were significantly different than the stated conversion rates per convertible promissory notes. Thus, the Company recorded the transaction at its fair market value. As a result, the Company recognized extinguishment of debt expense of $577,325,408 during the six months ended June 30, 2022.

NOTE 8 – RIGHT OF USE LEASES

On December 29, 2020, the Company signed a 65-month lease for their 173,000 sq. ft. factory facility, commencing on May 1, 2021. As of December 31, 2020, a $525,000 security deposit, first month’s rent, $87,229, and first-month’s Tenant’s Percentage of Operating Expense Fees (“CAM”) $19,109, have been paid to the landlord. The monthly CAM will vary from month to month. The first month of CAM began on May 1, 2021. The Company’s first five (5) months have been abated by the landlord and the Company began making monthly rent payments on October 1, 2021. Rents increase by 3% annually. After March 31, 2023, the Company amended the lease agreement to obtain additional space in a neighboring warehouse for four years, with the first month’s base rent of $115,759, increasing by 4% annually. In addition, the Company was required to obtain a letter of credit related to the expansion of premises of $3,714,190.

On June 10, 2022, the Company signed a 73-month lease for a 132,960 sq. ft warehouse, commencing the earlier of (a) 30 days after substantial completion of tenant work by the landlord or (b) tenant commencing operation in the building. The lease commencement date was determined to be February 1, 2023, and thus has been accounted for subsequent to year end. During 2022, the Company paid $611,616 as security deposit and the first month’s rent, including CAM in the amount of $122,323. The lease allows one-month free rent subject to no default during the lease term. The initial base rent is $103,709 and CAM is $18,614. The base rent will increase 4% every year.

Pursuant to an agreement dated April 12, 2023, but effective as of January 1, 2023, the Company will lease to Supercar System four support squares located in the Company’s main property located at 5435 E. N. Belt Road, Las Vegas, Nevada for $7,409 per month. The agreement terminates December 31, 2026, unless otherwise amended in writing by the parties, and the Company retains the right to unilaterally terminate the agreement upon thirty days’ written notice. Supercar System is controlled by the Company’s CEO, Paolo Tiramani.

Pursuant to FASB Topic 842 accounting standards, we recognize both the right-of-use of our leases and a right-of-use asset and a lease liability on our balance sheet. We recorded a right-of-use asset related to our occupancy of leases manufacturing facilities of $15,002,853 as of June 30, 2023, compared to $3,685,561 as of December 31, 2022. These are offset by short term lease liabilities of $3,034,836 as of June 30, 2023, and $1,000,225 as of December 31, 2022, along with long term lease liabilities of $12,291,439 as of June 30, 2023, and 3,090,823 as of December 31, 2022.

During the six months ended June 30, 2023, and 2022, rent expenses totaled $1,248,298 and $1,008,810, respectively.

As of June 30, 2023, the weighted average remaining lease term is 4.3 years. The weighted average incremental borrowing rate is 5.0%.

NOTE 9 – RELATED PARTY TRANSACTIONS

The Company has a contract with the majority shareholder and CEO to share certain costs related to office space, support staff, and consultancy services.

During the six months ended June 30, 2023, and 2022, the Company recorded $0 and $76,487 as royalty expense paid to 500 Group. This represents 1% of the Company’s gross sales of Casitas. Upon the merger with 500 Group, the license agreement with Build IP became void.

During the six months ended June 30, 2023, and 2022 the Company incurred expenses totaling $63,215 and $90,000, respectively, to a former member of the Board of Directors for professional fees. As of June 30, 2023, and December

31, 2022 the amount payable to the former member of the Board of Directors was $0 and $60,000. See Notes 1 and 3 for additional transactions with related parties.

At times, the Company utilizes credit cards for operational purchases. The credit card was initially established by creating a business account under the Company’s Chief Executive Officer credit umbrella for which the structure remains. All amounts on the Company’s credit cards are guaranteed by the Chief Executive Officer. As consideration for the guarantee, all points accumulated on the credit cards are credited to the Chief Executive Officer’s personal credit card account. As of June 30, 2023 and December 31, 2022, the balance on the credit card was $162,300 and $88,000, respectively, which is recorded within accounts payable on the accompanying consolidated balance sheet.

NOTE 10 – STOCKHOLDERS’ EQUITY

Preferred and Common Stock

The Company converted to a C-Corporation in the state of Nevada on June 16, 2020. In conjunction with the conversion, the Company authorized the issuance of 4.25 billion shares of common stock with a par value of $0.00001 and 750 million shares of preferred stock with a par value of $0.00001. The Company initially designated all shares of preferred stock as “Series A Preferred Stock”, see below for rights and preferences.

On February 24, 2021, the Company filed an amendment to the articles of incorporation which increased the number of authorized preferred shares to 850 million, for which 202,516,980 and 647,483,020 shares were classified as Series A Preferred Stock and Series A-1 Preferred Stock, respectively.

On November 19, 2021, the Board of Directors decided to increase the number of shares to the following: 6.6 billion shares of Common Stock of $0.00001 par value, 250 million shares of Series A Preferred Stock of $0.00001 par value, 1.1 billion shares of Series A-1 Preferred Stock of $0.00001 par value, 1.15 billion shares of Series A-2 Preferred Stock of $0.00001 par value, and 900 million shares of unclassified Preferred Stock of $0.00001 par value. Total of increased authorized shares is 10 billion.

Preferred Stock Liquidation Preference

The following table summarizes the liquidation preferences as of June 30, 2023, in order of liquidation:

			Liquidation
	Shares	Shares Issued	Preference
	Authorized	and Outstanding	Balance
Series A-2 preferred stock	1,150,000,000	166,249,934	132,999,947
Series A-1 preferred stock	1,100,000,000	848,322,763	67,017,498
Series A preferred stock	250,000,000	194,422,430	3,305,181
	2,500,000,000	1,208,995,127	$203,322,627

Sales of Preferred Stock

During the six months ended June 30, 2023, the Company sold 7,881,362 Preferred Series A-2 shares for gross proceeds for $6,005,314.

The Company incurred offering costs of $458,194 and $2,556,776, respectively, for the six months ended June 30, 2023, and 2022.

As of June 30, 2023, the Company had $558,220 in a subscription liability pertaining to proceeds received, but the Preferred Series A-2 shares were not yet issued.

Stock Incentive Plan

In 2021, the Company’s board of directors authorized the 2021 Stock Option Plan which allows for the issuance of options to purchase 150,000,000 shares of the Company’s common stock.

During the six months ended June 30, 2023, the Company issued 37,928,672 Restricted Stock Units (RSU’s). The RSU’s issued during this period vest in 36 months.

A summary of RSU activity for the six months June 30, 2023, is as follows:

	RSU’s	Remaining Contractual Term (in years)	Intrinsic Value
Outstanding as of December 31, 2022	17,857,140	.0.00	-
Granted	37,928,672		3,792,867
Exercised	-
Forfeited	(2,571,439)
Outstanding as of June 30, 2023	53,214,373	1.86	3,292,865

During the six months ended June 30, 2023, the Company granted stock options to purchase 1,357,142 shares. The options vest over periods ranging from 28 to 36 months. The options expire 10 years from the date of issuance.

A summary of Stock Option activity for the six months June 30, 2023, is as follows:

	Options	Weighted Average Exercise Price	Remaining Contractual Term (in years)	Intrinsic Value
Outstanding as of December 31, 2022	61,288,154	0.17	8.95	$-
Granted	1,357,142	0.70
Exercised	-	-
Forfeited	(5,194,852)	0.28
Outstanding as of June 30, 2023	57,450,444	0.17	8.22	$337,469
Exercisable as of June 30, 2023	27,730,070	0.09	8.29	$61,501

During the six months ended June 30, 2023, the Company valued the options using the Black-Scholes pricing model on the date of grant using the following assumptions:

June 30,
2023
Risk-free interest rate	3.5%
Expected term (in years)	6.5
Expected volatility	41.6%
Expected dividend yield	0.0%
Weighted average fair value of options granted	0.65

(1) Estimated based on historical experience

(2) Based on US Treasury constant maturity interest rate whose term is consistent with expected life of the stock options.

(3) Based on historical experience over a term consistent with the expected life of the stock options

Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company's common stock, and for stock options, the expected life of the option, and expected stock price volatility. The Company uses the Black-Scholes option pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock-based awards represent management's best estimates and involve inherent uncertainties and the application of management's judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The Company uses the following inputs when valuating stock-based awards. The expected life of employee stock options was estimated using the "simplified method," as the Company has no historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock option grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. The expected life of awards that vest immediately use the contractual maturity since they are vested when issued. For stock price volatility, the Company uses public company compatibles as a basis for its expected volatility to calculate the fair value of option grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option at the grant-date.

The Company recognizes stock option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeiture rates.

During the six months ended June 30, 2023, the Company recognized $2,870,000 of stock compensation expense related to stock options and RSU’s which $1,291,500, $1,234,100, and $344,400 is included within cost of sales, general and administrative expenses and sales and marketing expenses, respectively. During the six months ended June 30, 2022, the Company recognized $90,000 of stock compensation expense related to stock options which $40,500, $38,700, and $10,800 is included within cost of sales, general and administrative expenses and sales and marketing expenses, respectively. During the three months ended June 30, 2023, the Company recognized $550,000 of stock compensation expense related to stock options which $247,500, $236,500, and $66,000 is included within cost of sales, general and administrative expenses and sales and marketing expenses, respectively. During the three months ended June 30, 2022, the Company recognized $45,000 of stock compensation expense related to stock options which $20,250, $19,350, and $5,400 is included within cost of sales, general and administrative expenses and sales and marketing expenses, respectively.

Future stock option compensation expense related to these options as of June 30, 2023, to be recognized is approximately $3.4 million, which is expected to be expensed over the remaining vesting period of 2.80 years. The amount of future stock-based compensation expense could be affected by any future option grants or by any forfeitures.

During the six months ended June 30, 2023, the Company granted 37,928,672 restricted stock units (“RSU”). The vesting of the RSUs is 36 months. As of June 30, 2023, and December 31, 2022, the Company had 53,214,373 and 17,857,140 of RSUs outstanding. As of June 30, 2023, the future expected compensation expense to be recorded is approximately $13 million. The RSU’s have a weighted average remaining vesting period of 2.4 years, the expected compensation expense will be recognized over this period.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Litigation

The Company entered a settlement with the state of Arizona related to the delivery of Casita units prior to receiving certification from the state. The Company paid $48,000 and agreed to reconstruct the units already delivered, and make sure any subsequent delivered units adhere to the regulations.

In connection with the Casita’s delivered in Arizona, the Company entered a settlement with a customer related to the costs of reconstruction of the Casita units. Under the terms of the settlement agreement, the customer has agreed to pay the first $1,000,000 in costs, and 90% of any costs more than the $1,000,000. The Company will only incur 50% of shipping costs should the contract be cancelled, and the units returned. The Company accrued a $570,000 warranty for such costs and any costs related to the 10-year limited warranty offered to the customer.

The Company received certification from ICC Evaluation Service related to the structural panels of the Casitas, which assist with procuring “plan approval” from various state regulatory agencies.

The Company is party to various legal proceedings and claims from time to time. A liability will be accrued when a loss is both probable and can be reasonably estimated. Management believes that the probability of a material loss is remote. However, litigation is inherently uncertain, and it is not possible to predict the ultimate disposition of these proceedings.

NOTE 12 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through October 25, 2023, the issuance date of these consolidated financial statements.

Preferred Stock

During July through October 2023, the Company issued 5,185,095 Series A-2 shares for gross proceeds of $3,894,000 under U.S. raises in reliance on Regulation D. Under Regulation CF, the Company issued 4,082,107 Series A-2 shares for gross proceeds of $3,265,686. The Company also received reservations for $1,206,205 worth of Series A-2 Shares at a share price of $0.80 per share under a Canadian raise on FrontFundr.com.

On August 31, 2023, the company filed an amendment to the articles of incorporation which authorized the issuance of 8.75 billion shares of Series A-3 Preferred Stock at a selling price of $0.80. From September 1, 2023, to October 25, 2023, the Company received reservations for its Non-Voting Series A-3 Preferred Stock for $555,000 at a share price of $0.80.

Restricted Stock Units

After June 30, 2023, the Company authorized the issuance of RSUs. As of October 19, 2023, there were 5,142,850 newly granted shares. In addition, 285,715 RSU’s were granted to directors and are fully vested but the issuance is deferred subject to the terms of each agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Boxabl Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Boxabl Inc. and subsidiary (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Prior Year Restatement

As discussed in Note 2 to the financial statements, the Company has elected to change the adoption date of Accounting Standards Codification 842 Leases to the earliest period presented within the financial statements.

dbbmckennon

PCAOB #3501

We have served as the Company's auditor since 2020.

San Diego, California

August 9, 2023

Boxabl Inc.
Consolidated Balance Sheets
as of December 31, 2022 and 2021

	December 31, 2022	December 31, 2021
		(Restated)
ASSETS

Current Assets:
Cash and Cash Equivalents	$9,024,802	$21,415,506
Short-Term Investment in U.S. Treasury Notes	74,384,612	-
Accounts Receivable	-	488,949
Inventory	8,242,947	4,916,235
Deposits on Inventory	264,067	858,818
Prepaids	178,584	119,617
Deposits in Escrow	60,838	519,756

Total Current Assets	92,155,850	28,318,881

Property, Equipment, and Other Assets:
Long-Term Investments in U.S. Treasury Notes	1,461,244	-
Property and Equipment - Net	7,738,093	5,109,604
Right of Use Assets	3,685,561	4,595,197
Deposits on Equipment	3,901,537	651,041
Deferred Offering Costs	-	13,000
Security Deposit	1,140,116	525,000

Total Property, Equipment, and Other Assets	17,926,551	10,893,842

Total Assets	$110,082,401	$39,212,723

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts Payable	$1,281,734	1,309,172
Accrued Expenses	1,095,753	242,955
Customer Deposits	4,257,424	1,767,424
Deferred Revenue	1,505,491	5,467,332
Lease Liability - Current	1,000,225	938,933
Other Current Liabilities	31,265	135,595

Total Current Liabilities	9,171,892	9,861,411

Long-Term Liabilities:
Convertible Promissory Notes	-	30,925,075
Accrued Interest on Convertible Promissory Notes	-	1,133,795
Lease Liability - Long-Term	3,090,823	4,090,895

Total Long-Term Liabilities	3,090,823	36,149,765

Total Liabilities	12,262,715	46,011,176

Commitments and contingencies (Note 10)

Stockholders' Equity (Deficit):
Series A Preferred Stock $0.00001 par, 250 million shares authorized, 194,422,430 and 188,508,830 shares issued and outstanding as of 12/31/22 and 12/31/21, respectively	2,671,074	2,589,375
Series A-1 Preferred Stock $0.00001 par, 1.1 billion shares authorized, 848,322,763 and 68,097,240 shares issued and outstanding as of 12/31/22 and 12/31/21, respectively	628,604,726	4,498,515
Series A-2 Preferred Stock $0.00001 par, 1.15 billion shares authorized, 120,868,572 and 0 shares issued and outstanding as of 12/31/22 and 12/31/21, respectively	89,468,793	-
Common Stock $0.00001 par, 6.6 billion shares authorized, 3 billion shares issued and outstanding as of 12/31/22 and 12/31/21	300,000	300,000
Additional Paid-In Capital	3,088,921	1,378,921
Accumulated Deficit	(626,313,828)	(15,565,264)

Total Stockholders' Equity (Deficit)	97,819,686	(6,798,453)

Total Liabilities and Stockholders' Equity (Deficit)	$110,082,401	$39,212,723

See accompanying notes to the consolidated financial statements.

Boxabl Inc.
Consolidated Statements of Operations
For the Years Ended December 31, 2022 and 2021

	December 31, 2022	December 31, 2021

Revenues	$10,867,746	$1,955,795

Cost of Goods Sold	23,667,821	5,313,969

Gross Loss	(12,800,075)	(3,358,174)

Operating Expenses:
General and Administrative	10,390,540	5,497,972
Sales and Marketing	6,523,339	771,268
Research and Development	3,377,261	2,631,752

Total Operating Expenses	20,291,140	8,900,992

Operating Loss	(33,091,215)	(12,259,166)

Other (Income)/Expense:
Interest, Unrealized Gains and Other Investment Income	(529,528)	-
Forgiveness of PPP Loan	(49,166)	-
Extinguishment of Debt	577,325,408	-
Interest Expense	910,635	1,324,991

Total Other (Income)/Expense	577,657,349	1,324,991

Net Loss	$(610,748,564)	$(13,584,157)

Net Loss per Common Share - Basic and Diluted	$(0.20)	$(0.00)

Weighted Average Common Shares - Basic and Diluted	3,000,000,000	3,000,000,000

See accompanying notes to the consolidated financial statements.

Boxabl Inc.
Consolidated Statements of Changes to Stockholders' Equity (Deficit)
For the Years Ended December 31, 2022 and 2021

	Series A-2 Preferred Stock		Series A-1 Preferred Stock		Series A Preferred Stock		Common Stock		Additional	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Equity (Deficit)

Balance as of December 31, 2020	-	$-	-	$-	170,864,790	$2,289,425	3,000,000,000	$300,000	$588,921	$(1,981,107)	$1,197,239

Stock Based Compensation	-	-	-	-	-	-	-	-	790,000	-	790,000
Issuance of Series A Preferred Stock	-	-	-	-	17,644,040	299,950	-	-	-	-	299,950
Issuance of Series A-1 Preferred Stock	-	-	68,097,240	4,834,904	-	-	-	-	-	-	4,834,904
Offering Costs	-	-	-	(336,389)	-	-	-	-	-	-	(336,389)
Net Loss	-	-	-	-	-	-	-	-	-	(13,584,157)	(13,584,157)

Balance as of December 31, 2021	-	$-	68,097,240	$4,498,515	188,508,830	$2,589,375	3,000,000,000	$300,000	$1,378,921	$(15,565,264)	$(6,798,453)

Stock Based Compensation	-	-	-	-	-	-	-	-	1,710,000	-	1,710,000
Issuance of Series A Preferred Stock	-	-	-	-	5,913,600	82,533	-	-	-	-	82,533
Issuance of Series A-1 Preferred Stock	-	-	741,700	593,360	-	-	-	-	-	-	593,360
Conversion of Convertible Notes	-	-	779,483,823	623,587,058	-	-	-	-	-	-	623,587,058
Issuance of Series A-2 Preferred Stock	120,868,572	94,967,634	-	-	-	-	-	-	-	-	94,967,634
Offering Costs	-	(5,498,841)	-	(74,207)	-	(834)	-	-	-	-	(5,573,882)
Net Loss	-	-	-	-	-	-	-	-	-	(610,748,564)	(610,748,564)

Balance as of December 31, 2022	120,868,572	$89,468,793	848,322,763	$628,604,726	194,422,430	$2,671,074	3,000,000,000	$300,000	$3,088,921	$(626,313,828)	$97,819,686

See accompanying notes to the consolidated financial statements.

Boxabl Inc.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2022 and 2021

	December 31, 2022	December 31, 2021
		(Restated)
Cash Flows From Operating Activities:
Net Loss	$(610,748,564)	$(13,584,157)
Adjustments to Reconcile Net Loss to Net Cash Used in Operations
Forgiveness of PPP Loan	(49,166)	-
Depreciation and Amortization	1,200,113	265,367
Stock Based Compensation	1,710,000	790,000
Extinguishment of Debt	577,325,408	-
Unrealized Gains on Investment Securities	(448,165)	-

Changes in Operating Assets and Liabilities:
Accounts Receivable	488,949	(488,949)
Deposits on Inventory	594,751	(858,818)
Inventory	(3,326,712)	(4,916,235)
Other Current Assets	(58,967)	7,221
Right-of-Use Asset and Liability	(29,144)	434,631
Accounts Payable	(110,492)	1,109,831
Deferred Revenue	(3,961,841)	3,120,439
Customer Deposits	2,429,162	1,391,249
Accrued Liabilities	852,798	242,955
Accrued Interest on Convertible Notes	910,635	1,133,795
Other Current Liabilities	(55,164)	(50,569)

Net Cash Used in Operating Activities	(33,276,399)	(11,403,240)

Cash Flows From Investing Activities:
Purchase of Short and Long-Term Investments	(94,583,603)	-
Proceeds From Sale and Maturities of Investments	19,185,912	-
Purchase of Property and Equipment and Deposits	(6,996,044)	(5,380,577)
Deposits	(615,116)	1,000

Net Cash Used in Investing Activities	(83,008,851)	(5,379,577)

Cash Flows From Financing Activities:
Proceeds from PPP Loan	-	49,166
Payments on Loans Payable - Related Parties	-	(563,268)
Proceeds from Convertible Promissory Notes Payable	14,405,261	30,457,583
Offering Costs	(5,560,882)	(336,389)
Proceeds from Sale of Preferred Stock	95,050,167	4,914,890

Net Cash Provided by Financing Activities	103,894,546	34,521,982

Net Increase (Decrease) in Cash and Cash Equivalents	12,390,704	17,739,165

Cash and Cash Equivalents - Beginning of Year	21,415,506	3,676,341

Cash and Cash Equivalents - End of Year	$9,024,802	$21,415,506

Supplemental Cash Flow Information:
Interest Paid	$-	$13,958
Income Taxes Paid	$-	$-

Non-Cash Investing and Financing Activities:
Deposits in Escrow	$60,838	$519,756
Purchase of Software with a Note Payable	$-	$84,598
Purchase of Equipment in Accounts Payable	$155,063	$72,009
Right-of-Use Asset and Liability	$-	$4,595,197
Conversion of Convertible Notes Payable and Accrued Interest to Preferred Stock	$46,857,860	$-

See accompanying notes to the consolidated financial statements.

Boxabl Inc.

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

NOTE 1- INCORPORATION AND NATURE OF OPERATIONS

Boxabl Inc., is an early stage Nevada (“C”) corporation originally organized as a Nevada limited liability company, on December 2, 2017. The corporation converted from a Nevada limited liability company to a Nevada corporation on June 16, 2020. The consolidated financial statements of Boxabl Inc., (which may be referred to as the “Company”, “Boxabl”, “we”, “us” or “our”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s headquarters are in Las Vegas, Nevada.

Boxabl Inc., (which may refer to its product as “boxes”, “Casita”, “ADU” or “Alternative Dwelling Unit”) is building a new type of modular box with the help of modern manufacturing processes. Its product will result in superior, higher quality residential and commercial buildings in half the time and half the cost, by resolving the problems of labor shortages and using approximately 80% less building material. The Company has also developed patented pending shipping technology, which will help it serve large geographic areas from one factory. This innovation allows the Company to serve the entire USA and even international markets.

Basis of Consolidation

The consolidated financial statements presented include the accounts of the Company. All significant intercompany accounts and transactions are eliminated in consolidation.

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with GAAP and expressed in US dollars. The Company’s fiscal year end is December 31.

Prior Period Restatement

On December 29, 2020, the Company entered into a lease agreement for a factory facility.  Effective January 1, 2021, the Company has elected to adopt Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 842, Leases. The first lease commenced in May 2021. The Company has elected to use the modified retrospective approach for comparative purposes.  Under the modified retrospective approach, the Company has recorded a “right of use” asset and liability of $5,189,897 as of May 1, 2021, the earliest comparative period, and the date of the initial qualifying lease. The December 31, 2021, financial statements have been restated to reflect the adoption of this standard. The impact on the December 31, 2021 financial statements, was an increase in right of use assets and liabilities for the amounts currently reflected on the balance sheet and statement of cash flows.

Use of Estimates

The preparation of consolidated financial statements and related disclosures in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.  These estimates form the basis for judgements the Company makes about the carrying values of its assets and liabilities, which are not readily apparent from other sources.  These estimates are based on information available as of the date of the consolidated financial statements, including historical information and various other assumptions that the Company believes are reasonable under the circumstances.  GAAP requires the Company to make estimates in several areas, including, but not limited to, those relevant to revenue recognition, valuation of stock-based compensation including warrants, warranty liabilities, and the estimated useful lives of property and equipment, reserves on inventory.  These judgements, estimates and assumptions are inherently subjective in nature and actual results may differ from these estimates and assumptions, and the differences could be material.

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the US and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise; government policies. These adverse conditions could affect the Company’s financial condition, results of its operations and cash flows.

Boxabl Inc.

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

Various permits from state and local governments are required in order to sell and install the Casitas. Delays in the permitting process or inability to obtain a permit could delay or prohibit the delivery of the product, which would affect the timing or amount of the Company’s revenues. Currently, the Company is in the process of obtaining various permits related to the Casitas, including modular certification. Since the Arizona order has been postponed until further notice due to modular certification requirements, the units that were previously reserved for that project can now be sold for other projects. During 2023 through the date of filing, the Company has not delivered any Casitas. Subsequent to this filing, Boxabl plans to resume sales to customers in states where there is no state modular program as well as for projects that are under a different classification such as park model RVs or government projects.

The inputs into certain of our judgments, assumptions, and estimates considered the economic implications of the COVID-19 pandemic, including the associated impact of supply constraints, on our critical and significant accounting estimates. The COVID-19 pandemic caused raised prices and supply chain issues that slowed down our production and caused us to have to request a new delivery date on the ADS order which was granted. To date, there have been no other serious impacts. As the COVID-19 pandemic continues, many of our estimates could require increased judgment and carry a higher degree of variability and volatility.

Decreased demand in the housing industry would adversely affect our business. Demand for new housing construction is tied to the broader economy and factors outside the Company’s control. Should factors such as the COVID-19 pandemic result in continued loss of general economic activity, we would experience a slower growth rate in demand for our Boxes.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability.

There are three levels of inputs that may be used to measure fair value:

•Level 1 – Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•Level 2 – Include other inputs that are directly or indirectly observable in the marketplace.

•Level 3 – Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2022 and 2021. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity (at the time of purchase) of three months or less to be cash equivalents. As of December 31, 2022, the Company holds various U.S. treasuries that are reflected as cash and cash equivalents as they are readily convertible. All highly liquid instruments purchased with an original maturity date of greater than three months are considered investments.

Boxabl Inc.

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

Accounts Receivable

Account receivable are stated at the amount management expects to collect on balances outstanding at the balance sheet date.  The Company uses the allowance method for uncollectable accounts receivable.  The Company has a policy to reserve for credit losses based on management’s evaluation of outstanding accounts receivable at the balance sheet date. As of December 31, 2022 and 2021, there is no provision for credit losses.

Inventory

Inventory consists of raw materials, work in progress, and finished goods and is valued at the lower of cost or net realized value with the cost determined using the weighted average method.  On an annual basis, the Company analyzes its inventory levels and records allowances for inventory that has become obsolete and inventory that has a cost basis in excess of the expected net realizable value. Damaged and obsolete inventory are valued based on management’s best estimate and any difference charged to expense. As of December 31, 2022, for finished Casitas, the Company capitalized costs to the amount for which the Casita could be sold less the estimated cost to sell.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation.  Expenditures for maintenance, repairs, and minor improvements are charged to expense as incurred.  When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation and amortization are removed from the respective accounts, and any gain or loss is included in operations.  Major improvements with economic lives greater than one year are capitalized. Leasehold improvements are depreciated over the lesser of the lease term or the estimated useful life. Depreciation is computed using the straight-line method over the following estimated useful lives:

Software	3 years
Technology	3 years
Furniture and fixtures	7 years
Machinery and Equipment	5 – 10 years

Long-Lived Assets

The Company reviews the carrying values of its long-lived assets for possible impairment whenever events or changes in circumstances, such as discontinuance or technological obsolescence, indicate that the carrying amount of the assets may not be recoverable.  No impairment charges were recorded for the years ended December 31, 2022 and 2021.

Revenue Recognition

The Company determines revenue recognition through the following steps in accordance with ASC Topic 606, Revenue from Contracts with Customers:

-Identification of a contract with a customer.

-Identification of the performance obligations in the contract.

-Determination of the transaction price.

-Allocation of the transaction price to the performance obligations in the contract.

-Recognition of revenue when or as the performance obligations are satisfied.

Revenues are recognized when performance obligations are satisfied through the transfer of promised goods to the Company’s customers. Control transfers upon shipment of product and when the title has been passed to the customers. This includes the transfer of legal title, physical possession, the risk and rewards of ownership, and customer acceptance. Revenue is recorded net of sales tax collected from customers on behalf of taxing authorities, allowance for estimated returns, chargebacks, and markdowns based upon management’s estimates and the Company’s historical experience. The Company records a liability for deposits for future products. The liability is relieved, and revenue is recognized once the revenue recognition criteria is met.

The Company collects customer deposits to reserve for the purchase of a Casita. The Company has received $4,257,424 and $1,767,424 in customer deposits for over 7,700 and 3,360 Boxabl units as of December 31, 2022 and 2021, respectively. The amounts are reflected as customer deposits as the deposit does not guarantee a sales contract and is tandem to a reservation.  The customer can request a refund of the deposit until a sale agreement is executed.

Boxabl Inc.

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

Cost of Goods Sold

Cost of goods sold consists primarily of the cost of products used in the production of the Company’s finished products, shipping, the related labor, and overhead charges associated with that production.

In the second half of October 2021, the Company began production of Casitas. From October 2021 through December 31, 2022, the Company incurred much higher production costs due to various factors, including the following:

•Inefficiencies due to new machinery and newness of product and procedures which required significant training of the workforce.

•In order to catch up with its delivery obligation under the sales contract, the Company hired additional outside labor and paid overtime and double time shifts.

•Tight skilled labor market which caused higher labor rate.

•Supply chain delivery issues which caused the purchase of several items of material from local vendors with a substantially higher price.

•The Company is still undertaking major research and development activities to streamline its production, substitute new material, and upgrade its equipment in order to automate its production.

•The regular one shift production capacity of the factory is two per day.  The actual units produced in the last quarter of 2021 was 35 units and only 259 units were produced during 2022 – due to the above factors, even with substantial overtime payments.

In 2022, the Company began to address these items and implement cost cutting measures. In 2022, the Company was able to reduce the cost of direct materials as well as other costs such as direct labor. The Company continues to make improvements to its processes to allow for greater cost reductions.

Advertising and Promotion

Advertising and promotion are expensed as incurred. Advertising and promotion expense for the years ended December 31, 2022 and 2021 amounted to approximately $5,445,848 and $582,000, respectively, which is included in sales and marketing expense.

Research and Development

Research and development costs consisting of design, materials, consultants related to prototype and process improvements and developments are expensed as incurred. Total research and development costs for the years ended December 31, 2022 and 2021 are $3,377,261 and $2,631,752, respectively.

Warranty Provision

The Company offers its customers warranties on products sold for a period of up to 10 years. Management records an expense to operations for the costs of warranty repairs at the time of sale. Management’s estimate for warranties is based on sales levels and historical costs of providing warranties. The Company has not had a history in product malfunctions; however, from time-to-time products may fail. As of December 31, 2022 and 2021, Company’s reserve for warranty totaled $570,000 and $0, respectively, and is reflected in accrued liabilities in the accompanying consolidated balance sheets.

Concentration of Credit Risk

Cash and Cash Equivalents:

Financial instruments that potentially expose the Company to a concentration of credit risk consist primarily of cash and cash equivalents.  Cash and cash equivalents are maintained at high quality financial institutions.  During the years ended December 31, 2022 and 2021, the Company exceeded the Federal Deposit Insurance Corporation (FDIC) limit. The Company has not experienced any losses with respect to its cash balances.  Based upon assessment of the financial condition of these institutions, management believes that the risk of loss of any uninsured amounts is minimal.

Inventory:

The Company imports a substantial part of its materials from overseas vendors, mainly from China. Consequently, the Company’s ability to purchase and the costs of its products are subject to political, social, and economic situations, both in the United States and abroad. The Company maintains that the loss of one or more vendors would not have a material impact on the Company’s operations as replacements could be identified.

Boxabl Inc.

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

Customers:

Revenues from two customers were approximately 95% and 100% of the Company’s revenues for the years ended December 31, 2022 and 2021, respectively. As of December 31, 2021, receivables from one customer represented 100% of the Company’s accounts receivable. As the Company does not expect to have recurring customers prospectively, the loss of an individual customer is not expected to impact the Company’s operations.

Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification (“ASC”) Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Tax positions initially must be recognized in the consolidated financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions initially and subsequently are to be measured at the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority, assuming full knowledge of the position and relevant facts.

As of December 31, 2022 and 2021, the Company evaluated its net deferred tax asset of $9,454,424 and $2,616,470, respectively.  The net deferred tax assets increased $6,837,954 and $2,616,470 during the years ended December 31, 2022 and 2021, respectively, consisting primarily of net operating loss carry forwards.  The Company has determined a full valuation allowance of $9,454,424 and $2,616,470 was appropriate as of December 31, 2022 and 2021, respectively.

As of December 31, 2022 and 2021, the Company’s gross net operating loss (“NOL”) carry forward was $45,074,292 and $12,512,604, respectively, which originated from losses from June 15, 2020, forward.  NOLs originating in 2020 and subsequent can be carried forward indefinitely.  The difference between the statutory rate of 21% and the effective tax rate is due to a full valuation allowance on deferred tax assets and permanent differences due to non-deductible interest expense, loss on modification of debt and stock-based compensation expense.

As of December 31, 2022 and 2021, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the consolidated financial statements.  The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred.  The Company’s tax returns from 2019 forward are open to federal and state tax examination.  As of December 31, 2022, there were no ongoing tax examinations.

Deferred Offering Costs

Incremental costs directly associated with the offering of securities are deferred and charged against the gross proceeds of the offering upon completion. During the years ended December 31, 2022 and 2021, costs associated with the Company’s offerings totaled $5,573,882 and $336,839, respectively, which are netted against the related proceeds within stockholders’ equity (deficit), respectively.

Basic and Diluted Net Loss per Share

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture.  Diluted net loss per share reflects the actual weighted average of common shares issued and outstanding during the period plus potential common shares. Stock options and convertible instruments are considered potential common shares and are included in the calculation of diluted net loss per share when their effect is dilutive.  As all potentially dilutive securities are anti-dilutive as of December 31, 2022 and 2021, diluted net loss per share is the same as basic net loss per share for each year. As of December 31, 2021, the Company’s potentially dilutive instruments included convertible promissory notes for which a conversion price had not been established.  As of December 31, 2022 and 2021, the Company had 194,994,130 and 188,508,830 shares of Series A preferred stock outstanding, respectively, which is contingently convertible to common shares on a one-to-one basis.  As of December 31, 2022 and 2021, the Company had 848,322,763 and 68,097,240 Series A-1 preferred stock outstanding, respectively, which is contingently convertible to common shares on a one-to-one basis.  As of December 31, 2022 and 2021, the Company had 120,868,572 and 0 Series A-2 preferred stock

Boxabl Inc.

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

outstanding, respectively, which is contingently convertible to common shares on a one-to-one basis. During the years ended December 31, 2022 and 2021, the Company had options and RSUs outstanding of 78,355,819 and 70,184,330, respectively.

Stock-Based Compensation

The Company uses ASC 718 for Stock-Based Compensation. Compensation for all stock-based awards, including stock options and restricted stock, are measured at fair value on the date of grant and recognized over the associated vesting periods. The fair value of stock options is estimated on the date of grant using a Black-Scholes model. The fair value of restricted stock awards is estimated on the date of the grant based on the fair value of the Company's underlying common stock. The Company recognizes compensation expense for stock options and restricted stock awards on a straight-line basis over the associated service or vesting periods.

Determining the grant date fair value of options using the Black-Scholes option-pricing model requires management to make assumptions and judgments. These estimates involve inherent uncertainties and, if different assumptions had been used, stock-based compensation expense could have been materially different from the amounts recorded.

Leases

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842).  This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its consolidated balance sheets.  Due to the FASB extension in June 2020, the guidance is effective for annual and quarterly periods beginning after December 15, 2021.  The Company adopted the lease standard effective January 1, 2021. The consolidated financial statements reflect the adoption of the standard.

The application of the new lease standard (ASU Topic 842) requires significant judgments and certain key estimations to be made including identifying whether a contract (or part of a contract) included a lease, determining whether variable payments are in-substance fixed, establishing whether there are multiple leases in an arrangement, estimating the lease term, determining the appropriate rate to discount lease payments, determining whether it is reasonably certain that an extension or termination option will be exercised, determining the stand-alone selling price of lease and non-lease components, and assessing whether a right-of-use asset is impaired.

Unanticipated changes in these judgments or estimates could affect the identification and determination of the value of lease liabilities and right-of-use assets at initial recognition, as well as the subsequent measurement of lease liabilities and right-of-use assets.  These items could potentially result in changes to amounts reported in the consolidated statements of income and consolidated balance sheets in a given period. See Note 6 for further discussion of leases.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 3 – INVESTMENTS

As of December 31, 2022, investment in securities consists of US Treasury Notes priced at fair value, consisting of the following:

	Three Months or Less from Date of Purchase	Greater than Three Months from Date of Purchase
Cash and Cash Equivalents	$1,399,809	$-
Short-Term Investments	-	74,384,612
Long-Term Investments	-	1,461,244
Total U.S. Treasury Notes	$1,399,809	$75,845,856

The Long-Term Investment will mature in January of 2024.

Boxabl Inc.

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

The cost basis of investments sold is determined by the Company using the specific identification method.

Gains and losses on sale of investments, interest and unrealized gains are all reported under interest, unrealized gains and other investment income.

NOTE 4 – INVENTORY

As of December 31, 2022 and 2021, inventory consists of the following:

	December 31, 2022	December 31, 2021
Raw Materials	$4,550,403	$4,668,455
Work-in Progress	182,544	144,538
Finished Goods	3,510,000	103,242
Total Inventory	$8,242,947	$4,916,235

NOTE 5 – PROPERTY AND EQUIPMENT

The Company’s property and equipment consists of the following amounts for the years ended December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Machinery, Equipment, and Furniture:
Balance – January 1	$3,525,416	$83,336
Acquisitions During the Year	3,179,855	3,442,080
Balance – December 31	6,705,271	3,525,416
Less Accumulated Depreciation	(845,806)	(177,233)

Net Machinery, Equipment, and Furniture – December 31	5,859,465	3,348,183

Leasehold Improvements:
Balance – January 1	1,671,686	-
Acquisitions During the Year	258,148	1,671,686
Balance – December 31	1,929,834	1,671,686
Less Accumulated Depreciation	(439,104)	(83,584)

Net Leasehold Improvements – December 31	1,490,730	1,588,102

Technology and Software:
Balance – January 1	207,983	-
Acquisition During the Year	390,597	207,983
Balance – December 31	598,580	207,983
Less – Accumulated Depreciation	(210,682)	(34,664)

Net Technology and Software – December 31	387,898	173,319

Total Net Assets – December 31	$7,738,093	$5,109,604

As of December 31, 2022 and 2021, the Company paid $3,901,537 and $651,041, respectively, for deposits on equipment. The total amount is recorded as Deposits on Equipment on the consolidated balance sheets.  As of December 31, 2022, the remaining amount of purchase commitments was approximately $6,239,000.

During the years ended December 31, 2022 and 2021, the Company recognized $1,200,114 and $265,367, respectively, in depreciation expense.

Boxabl Inc.

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

NOTE 6 – DEBT

Loan Payable to Officers

The Company executed a promissory note to the Company’s majority shareholder and CEO in January 2021 to formalize the terms. The proceeds, for which all were received in 2020, were used for operations and manufacturing three Casita prototypes. The principal balance outstanding bears a simple interest rate at the annual “prime rate” published by the Wall Street Journal (3.25% as of December 31, 2020) plus one percent (1.0%). Interest shall accrue on the entire principal sum of this promissory note beginning January 1, 2021. The note was paid in full in August 2021.

PPP Loan

In March 2021, the Company obtained a PPP loan in the amount of $49,166. The loan was forgiven in 2022.

Convertible Notes Payable

On November 17, 2020, the Company commenced an offering of convertible promissory notes pursuant to Rule 506(c) Regulation D, seeking to raise up to $50,000,000 of convertible promissory notes. Simple interest will accrue on an annual rate of 10.0% per annum. If the Company issues securities, under the anticipated Regulation A offering, the convertible promissory notes and accrued interest will automatically convert into shares offered under that offering at a conversion price ranging from 50-90% of the per share price paid by the purchasers of such equity securities in the offering. The conversion discount rates are based on timing and amount of the convertible promissory notes.  If the debt notes have not been previously converted, principle and unpaid accrued interest will be due and payable at March 31, 2023.  In addition, costs incurred in connection with obtaining the convertible promissory notes were insignificant and recorded as interest expense. As of December 31, 2021, the gross amount of convertible promissory notes was $30,925,075. During 2022, the total amount of proceeds under convertible promissory increased to $44,800,271 due to additional borrowings, an increase of $13,875,196.

As of December 31, 2021, the Company had accrued interest of $1,133,795 for all outstanding convertible notes. From January 1, 2022, through April 1, 2022, accrued interest for all convertible notes increased to $2,044,430, an increase of $910,635.

On April 1, 2022, in connection with the Company’s launch of their Regulation A offering, all convertible promissory notes were converted into 779,483,823 shares of Series A-1 Preferred stock, representing $44,800,271 of face value and $2,044,430 of accrued interest. Of the converted shares, 3,414,730 shares of Series A-1 Preferred stock, representing $210,000 of face value and $5,811 of accrued interest, were paid for by and issued to a related party. The Company recorded interest expense of $910,635 related to the accrual of interest and an extinguishment of debt loss of $577,325,408 during the year ended December 31, 2022, related to this conversion. The Company accounted for the transaction as an extinguishment of debt as the conversion terms enacted were significantly different than the stated conversion rates per the convertible promissory notes. Thus, the Company recorded the transaction at its fair market value. As a result, the Company recognized extinguishment of debt expense of $577,325,408 during the year ended December 31, 2022.

NOTE 7 – RIGHT OF USE LEASES

On December 29, 2020, the Company signed a 65-month lease for their 173,000 sq. ft. factory facility, commencing on May 1, 2021. As of December 31, 2020, a $525,000 security deposit, first month’s rent, $87,229, and first-month’s Tenant’s Percentage of Operating Expense Fees (“CAM”) $19,109, have been paid to the landlord. The monthly CAM will vary from month to month. The first month CAM began on May 1, 2021. The Company’s first five (5) months have been abated by the landlord and the Company began making monthly rent payments on October 1, 2021. Rents increase by 3% annually. Subsequent to December 31, 2022, the Company amended the lease agreement to obtain additional space in a neighboring warehouse for four years, with first month’s base rent of $115,759, increasing by 4% annually. In addition, the Company was required to obtain a letter of credit related to the expansion of premises of $3,714,190.

Effective January 1, 2021, the Company adopted ASU Topic 842 by recording right of use assets and lease obligation on the balance sheet for its existing operating lease. The discount rate for the lease is calculated by using annual rate of increase as specific in the lease agreement. During the years ended December 31, 2022 and 2021, rent expense totaled $1,047,930 and $698,620, respectively.

Boxabl Inc.

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

As of December 31, 2022, the future annual maturities of the Company’s operating lease liabilities are as follows:

Fiscal Year
2023	$ 1,109,386
2024	1,142,668
2025	1,176,948
2026	906,221
Total lease payments	4,335,223
Less: imputed interest	(244,175)
Total lease liabilities	$ 4,091,048

As of December 31, 2022, the weighted average remaining lease term is 3.75 years. The weighted average incremental borrowing rate is 3.00%.

On June 10, 2022, the Company signed a 73-month lease for a 132,960 sq. ft warehouse, commencing the earlier of (a) 30 days after substantial completion of tenant work by the landlord or (b) tenant commencing operation in the building.  The lease commencement date was determined to be February 1, 2023 and thus has been accounted for subsequent to year end.  During 2022, the Company paid $611,616 as security deposit and the first month’s rent, including CAM in the amount of $122,323.  The lease allows one-month free rent subject to no default during the lease term.  The initial base rent is $103,709 and CAM is $18,614.  The base rent will increase 4% every year.

The following table summarizes the Company’s future minimum commitment under the non-cancellable operating lease agreements:

Date
2023	$ 1,140,797
2024	1,290,137
2025	1,341,743
2026	1,395,413
2027	1,450,239
Thereafter	1,766,591
Total	$ 8,384,920

NOTE 8 – RELATED PARTY TRANSACTIONS

The Company has a contract with the majority shareholder and CEO to share certain costs related to office space, support staff, and consultancy services.  Rent income received was $64,200 and $16,050 as part of this contract for the years ended December 31, 2022 and 2021, respectively.

The Company entered into an exclusive license agreement with Build IP LLC, an entity controlled by the Company’s majority shareholder and CEO. Under the terms of the agreement, Build IP LLC has agreed to license its structure, transport, and trademark patents to the Company. Quarterly royalty payments of 1% are due on royalty-bearing sales. As of December 31, 2022 and 2021, $110,177 and $19,558, respectively, has been recorded as royalty expense in the accompanying consolidated financial statements which is 1% and 1%, respectively, of the sales for the years ended December 31, 2022 and 2021. See Note 11 for additional information.

During the years ended December 31, 2022 and 2021, the Company incurred expenses totaling $210,000 and $0, respectively, to a former member of the Board of Directors for professional fees. As of December 31, 2022 and 2021, the amounts payable to the former member of the Board of Directors was $60,000 and $0, respectively.

At times, the Company utilizes credit cards for operational purchases. The credit card was initially established by creating a business account under the Company’s Chief Executive Officer credit umbrella for which the structure remains. All amounts on the Company’s credit cards are guaranteed by the Chief Executive Officer. As consideration for the guarantee, all points accumulated on the credit cards are credited to the Chief Executive Officer’s personal credit card account. As of December 31, 2022 and December 31, 2021, the balance on the credit card was $88,000 and $206,000, respectively, which is recorded within accounts payable on the accompanying consolidated balance sheet.

See Note 6 for additional related party transactions.

Boxabl Inc.

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

NOTE 9 – STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred and Common Stock

The Company converted to a C-Corporation in the state of Nevada on June 16, 2020. In conjunction with the conversion, the Company authorized the issuance of 4.25 billion shares of common stock with a par value of $0.00001 and 750 million shares of preferred stock with a par value of $0.00001. The Company initially designated all shares of preferred stock as “Series A Preferred Stock”, see below for rights and preferences.

On February 24, 2021, the Company filed an amendment to the articles of incorporation which increased the number of authorized preferred shares to 850 million, for which 202,516,980 and 647,483,020 shares were classified as Series A Preferred Stock and Series A-1 Preferred Stock, respectively.

On November 19, 2021, the Board of Directors decided to increase the number of shares to the following: 6.6 billion shares of Common Stock of $0.00001 par value, 250 million shares of Series A Preferred Stock of $0.00001 par value, 1.1 billion shares of Series A-1 Preferred Stock of $0.00001 par value, 1.15 billion shares of Series A-2 Preferred Stock of $0.00001 par value, and 900 million shares of unclassified Preferred Stock of $0.00001 par value. Total of increased authorized shares is 10 billion.

Stock Split

In November of 2021, the Board of Directors of the Company approved a 10-for-1 forward stock split of the outstanding shares of the Company, with fractional shares resulting from the stock split to be rounded up to the nearest whole number.

Preferred Stock Preferences

The Series A Preferred Stock has the following preferences:

Holders of Series A Preferred Stock are not entitled to any voting rights. Shares of Series A preferred stock are convertible to common stock on a one for one basis upon the Company’s IPO or upon a Regulation A capital raise. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, payment shall be made to the holders of Series A Preferred Stock before payment is made to any holders of common stock. The Company’s Stockholders’ Agreement includes a contractual call right for the majority common stock shareholders to repurchase the shares of the investors. If the call right is exercised, investors would be required to sell their shares at the fair market price established by an independent valuation service or investment bank.

The Series A-1 Preferred Stock has the following preferences:

Holders of Series A-1 Preferred Stock are not entitled to any voting rights. Shares of Series A-1 Preferred Stock are convertible to common stock on a one for one basis upon the Company’s IPO or upon a Regulation A capital raise. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, payment shall be made to the holders of Series A-1 Preferred Stock before payment is made to any holders of common stock. The Company’s Stockholders’ Agreement includes a contractual call right for the majority common stock shareholders to repurchase the shares of the investors. If the call right is exercised, investors would be required to sell their shares at the fair market price established by an independent valuation service or investment bank.

The Series A-2 Preferred Stock has the following preferences:

Holders of Series A-2 Preferred Stock are not entitled to any voting rights. Shares of Series A-2 Preferred Stock are convertible to common stock on a one for one basis upon the Company’s IPO or upon a Regulation A capital raise. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, payment shall be made to the holders of Series A-2 Preferred Stock before payment is made to any holders of common stock. The Company’s Stockholders’ Agreement includes a contractual call right for the majority common stock shareholders to repurchase the shares of the investors. If the call right is exercised, investors would be required to sell their shares at the fair market price established by an independent valuation service or investment bank.

Boxabl Inc.

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

The “Series A Original Issue Price” shall mean $0.017 per share, the “Series A-1 Original Issue Price” shall mean $0.079 per share, and the “Series A-2 Original Issue Price” shall mean $0.80 per share in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock, the Series A-1 Preferred Stock, or the Series A-2 Preferred Stock, as the case may be.  In any event of any voluntary or involuntary liquidation, dissolution or winding up of the company, after payment to all creditors of the Company, the remaining assets of the Company available for distribution to its stockholders will be distributed first among the holders of Non-Voting Series A-2, Series A-1 and Series A Preferred Stock, and then to the holders of Common Stock.

The following table summarizes the liquidation preferences as of December 31, 2022 in order of liquidation:

	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference Balance
Series A-2 Preferred Stock	1,150,000,000	120,868,572	$ 96,694,858
Series A-1 Preferred Stock	1,100,000,000	848,322,763	67,017,494
Series A Preferred Stock	250,000,000	194,422,430	3,305,181
Total Series A Preferred Stock as of December 31, 2022	2,500,000,000	1,163,613,765	$ 167,017,533

Sales of Preferred Stock

The Company’s Regulation CF and Regulation D capital raises resulted in net proceeds of $2,022,425 and the issuance of 155,158,910 Series A Preferred Stock at $0.014 per share during the year ended December 31, 2020.

On December 2, 2020, the Company was offering up to $1,000,000 worth of Series A Preferred Stock pursuant to Section 4(a)(2) to investors with established, pre-existing relationships to the Company at a price of $0.017 per share. The capital raise resulted in proceeds of $267,000 and the issuance of 15,705,880 Series A Preferred Stock at $0.017 per share as of December 31, 2020.  The Company received an additional $299,950 in proceeds and the issuance of 17,644,040 Series A Preferred Stock at $0.017 per share as of December 31, 2021.

On May 3, 2021, the Company offered up to $3,930,000 in Series A-1 Preferred Stock at $0.071 with a minimum target amount of $10,000.

On November 23, 2021, the Company offered up to $500,000,000 worth of Series A-2 Preferred Stock for $0.80 per share on a “best efforts” basis under Regulations A and D.  The minimum target is $10,000 per investor with a price per share of $0.76 for investments ranging from $10,000 to $100,000, $0.72 for investments ranging from $100,000 to $1,000,000, $0.68 for investments ranging from $1,000,000 to $10,000,000, $0.64 for investments ranging from $10,000,000 to $100,000,000, and $0.60 for investments exceeding $100,000,000. See below for proceeds received.

On March 31, 2022, the Company was qualified to raise up to $68,500,000 pursuant to Regulation A offering.  On September 14, 2022, the Company offering was updated and was qualified to sell up to 81,062,500 shares of Series A-2 Preferred Stock at a price of $0.80 per share on a “best effort” basis, as well as 759,493 shares of Series A-1 Preferred at a price of $0.079 and 6,428,571 shares of Series A Preferred Stock at a price of $0.014.  The Company set a minimum of $3,000,000 in gross proceeds to be received prior to the occurrence of any closing for Series A-2 Preferred Stock.

During the year ended December 31, 2022, the Company sold 120,868,572 Preferred Series A-2 shares under Regulation A, D, and CF offering for gross proceeds of $94,967,634. During the year ended December 31, 2022, the Company sold 741,700 Preferred Series A-1 shares for gross proceeds of $58,594. During the year ended December 31, 2022, the Company sold 5,913,600 Preferred Series A shares for gross proceeds and additional consideration of $82,533. See Note 6 for additional issuances of Series A-1.

During the year ended December 31, 2021, the Company sold 68,097,240 Preferred Series A-1 shares for gross proceeds for $4,834,904. During the year ended December 31, 2021, the Company sold 17,644,040 Preferred Series A shares for gross proceeds of $299,950.

The Company incurred offering costs of $5,573,882 and $336,389, respectively, for the years ended December 31, 2022 and 2021.

Boxabl Inc.

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

Stock Incentive Plan

In 2021, the Company’s board of directors authorized the 2021 Stock Option Plan which allows for the issuance of options to purchase 150,000,000 shares of the Company’s common stock. During the years ended December 31, 2022 and 2021, the Company granted stock options to purchase 17,429,934 and 63,077,310 shares of common stock, respectively, of which 938,600 and 26,228,110, respectively, vested immediately upon issuance. The remainder vest over periods ranging from 28 to 36 months. The fair values of options granted was approximately $6,037,336 and $1,816,140, respectively, in the years ended December 31, 2022 and 2021. The options expire 10 years from date of issuance.

A summary of stock option activity for the years ended December 31, 2022 and 2021 is as follows:

		Weighted
		Average	Remaining
		Exercise	Contractual	Aggregate
	Stock	Price per	Term	Intrinsic
	Options	Share	(in years)	Value
Outstanding as of December 31, 2020	–		–	–
Granted	63,077,310	$0.07
Exercised	–	–
Forfeited/cancelled	(10,750,120)	($0.07)
Outstanding as of December 31, 2021	52,327,190	$0.07	9.9	–
Granted	17,429,934	$0.57
Exercised	–	–
Forfeited/cancelled	(9,258,445)	($0.15)
Outstanding as of December 31, 2022	60,498,679	$0.13	8.4	–
Vested and expected to vest
as of December 31, 2022	60,498,679	$0.13	8.4	–
Exercisable as of December 31, 2022	27,166,170	$0.09	8.8	–

As of December 31, 2022 and 2021, there were 71,644,181 and 79,815,670 shares, respectively available for issuance under the 2021 Stock Option Plan.

During the years ended December 31, 2022 and 2021, the Company valued the options using the Black-Scholes pricing model on the date of grant using the following assumptions:

	2022	2021
Expected life (years) (1)	5 – 6.5	5 – 6.5
Risk-free interest rate (2)	2.0%	2.0%
Expected volatility (3)	41.66%	39.77%
Annual dividend yield	0.0%	0.0%
Weighted average fair value of options granted	$0.80	$0.07

(1) Estimated based on historical experience

(2) Based on US Treasury constant maturity interest rate whose term is consistent with expected life of the stock options.

(3) Based on historical experience over a term consistent with the expected life of the stock options

Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company's common stock, and for stock options, the expected life of the option, and expected stock price volatility. The Company uses the Black-Scholes option pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock-based awards represent management's best estimates and involve inherent uncertainties and the application of management's judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Boxabl Inc.

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

The Company uses the following inputs when valuating stock-based awards. The expected life of employee stock options was estimated using the "simplified method," as the Company has no historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock option grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. The expected life of awards that vest immediately use the contractual maturity since they are vested when issued. For stock price volatility, the Company uses public company compatibles as a basis for its expected volatility to calculate the fair value of option grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option at the grant-date.

The Company recognizes stock option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeiture rates.

During the year ended December 31, 2022, the Company recognized $1,710,000 of stock compensation expense related to stock options which $820,800 and $889,200 is included within cost of sales and general and administrative expenses, respectively. During the year ended December 31, 2021, the Company recognized $790,000 of stock compensation expense related to stock options which is included within general and administrative expenses. Future stock option compensation expense related to these options as of December 31, 2022, to be recognized is approximately $4.8 million, which is expected to be expensed over the remaining vesting period of 1.83 years. The amount of future stock-based compensation expense could be affected by any future option grants or by any forfeitures.

During the years ended December 31, 2022 and 2021, the Company granted 0 and 18,138,830 restricted stock units (“RSU”), respectively. The vesting of the RSUs is dependent upon future events and thus no amounts have been recorded as compensation expense. As of December 31, 2022 and 2021, the Company had 17,857,140 and 17,857,140 of RSUs outstanding, none of which were vested. As of December 31, 2022, the future expected compensation expense to be recorded is approximately $1.3 million.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Significant Contracts

In September 2020, the Company signed two purchase agreements with a customer to sell 156 Casitas Units, for a total contract price of $9,245,574. The 156 Casitas are to be delivered upon completion. The Company delivered 33 units by December 31, 2021, and the rest before June 1, 2022. The Company received in full the balance on sales contract.

Litigation

Subsequent to December 31, 2022, the Company entered into a settlement with the state of Arizona related to the delivery of Casita units prior to receiving certification from the state. The Company paid $48,000 and agreed to reconstruct the units already delivered, and make sure any subsequent delivered units adhere to the regulations.

In connection with the Casita’s delivered in Arizona, the Company entered into a settlement with a customer related to the costs of reconstruction of the Casita units. Under the terms of the settlement agreement, the customer has agreed to pay the first $1,000,000 in costs, and 90% of any costs in excess of the $1,000,000. The Company will only incur 50% of shipping costs should the contract be cancelled, and the units returned. The Company accrued a $570,000 warranty for such costs and any costs related to the 10-year limited warranty offered to the customer.

Subsequent to December 31, 2022, the Company received certification from ICC Evaluation Service related to the structural panels of the Casitas, which assist with procuring “plan approval” from various state regulatory agencies.

There are no legal proceedings, which the Company believes will have a material adverse effect on its financial position.

Boxabl Inc.

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

NOTE 11 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through July 31, 2023, the issuance date of these consolidated financial statements.

Preferred Stock

During January through June 2023, the Company issued 8,627,535 Series A-2 shares for gross proceeds of $6,378,472 under U.S. raises and issued 1,507,757 Series A-2 shares for net proceeds of $1,206,205 under a Canadian raise.

Subsequent to December 31, 2022, the Company entered into an agreement with a broker-dealer to raise monies through Regulation A+ offerings. The Company will act as lead broker-dealer and will provide services including preparation of filings and working with SEC counsel.

Merger

On June 15, 2023, the Company engaged in an all-stock statutory merger with 500 Group in which the Company exchanged 37,500,000 shares of its Non-Voting Series A-2 Preferred Stock for 500 Group’s 100 outstanding shares of Common Stock in a transaction valued at $30,000,000. As a result of this merger, 500 Group and Build IP are wholly-owned by Boxabl, and their assets, including the intellectual property held by Build IP, are now owned by Boxabl. Accordingly, license agreement between Boxabl and Build IP is now void.

Appointment of Board of Directors

On June 16, 2023, the Company’s controlling stockholders elected five new and independent members to the Board of Directors.

Restricted Stock Units

Subsequent to December 31, 2022, the Company authorized the issuance of RSUs for 36,642,958 shares of the Company’s common stock to employees and directors.

Sublease

Pursuant to an agreement dated April 12, 2023, but effective as of January 1, 2023, the Company will lease to Supercar System four support squares located in the Company’s main property located at 5435 E. N. Belt Road, Las Vegas, Nevada for $7,409 per month. The agreement terminates December 31, 2026 unless otherwise amended in writing by the parties, and the Company retains the right to unilaterally terminate the agreement upon thirty days’ written notice. Supercar System is controlled by the Company’s CEO, Paolo Tiramani.

See Notes 7 and 10 for additional subsequent events.

(b)	Exhibits

The documents listed in the Exhibit Index of this Registration Statement are incorporated by reference or are filed with this Registration, in each case as indicated below.

INDEX TO EXHIBITS

Exhibit No.	Title of Document

3.1	Fifth Amended and Restated Articles of Incorporation #
3.2	Bylaws (1)
4.1	Form of Fourth Amended and Restated Stockholders Agreement #
10.1	Facilities Lease Agreement (2)
10.2	Initial Purchase Orders and Related Agreements (3)
10.3	Form of Room Module Order Agreement (4)
10.4	Promissory Note with Paolo Tiramani (5)
10.5	Amendment No. 1 to 2021 Stock Option Plan +
10.6	Employment Agreement of Paolo Tiramani +
10.7	Employment Agreement of Galiano Tiramani +
10.8	Merger Agreement +
10.9	Purchase Agreement with Pronghorn Services LLC +
10.10	Amendment No. 1 to Facilities Lease Agreement +
10.11	Amendment No. 2 to Facilities Lease Agreement +
10.12	Amendment No. 3 to Facilities Lease Agreement +
10.13	Lease Agreement for Second Manufacturing Facility +
10.14	Lease Agreement for Casitas + *
10.15	Supercar System, Inc. Services Agreement +
10.16	Supercar System, Inc. Lease Agreement +
10.17	Form of Award for Employees +
10.18	Form of Award for Directors +
10.19	Martin Noe Costas Offer Letter (6)
10.20	Restricted Stock Unit Agreement between the Company and Martin Noe Costas* (7)

# Filed herewith.

+ Previously filed with this Form 10 Registration Statement on August 10, 2023.

* Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

(1)Filed as Exhibit 2.2 to the Boxabl Inc. Regulation A Post-Qualification Offering Statement on Form 1-A filed on September 19, 2022 (Commission File No. 024-11419), and incorporated herein by reference.

(2)Filed as Exhibit 6.2 to the Boxabl Inc. Regulation A Post-Qualification Offering Statement on Form 1-A filed on September 19, 2022 (Commission File No. 024-11419) ,and incorporated herein by reference.

(3)Filed as Exhibit 6.4 to the Boxabl Inc. Regulation A Post-Qualification Offering Statement on Form 1-A filed September 19, 2022 (Commission File No. 024-11419), and incorporated herein by reference.

(4)Filed as Exhibit 6.5 to the Boxabl Inc. Regulation A Post-Qualification Offering Statement on Form 1-A filed September 19, 2022 (Commission File No. 024-11419), and incorporated herein by reference.

(5)Filed as Exhibit 6.6 to the Boxabl Inc. Regulation A Post-Qualification Offering Statement on Form 1-A filed September 19, 2022 (Commission File No. 024-11419), and incorporated herein by reference.

(6)Filed as Exhibit 10.1 to the Boxabl Inc. Current Report on Form 8-K filed October 13, 2023 (Commission File No. 000-56579) and incorporated herein by reference.

(7)Filed as Exhibit 10.2 to the Boxabl Inc. Current Report on Form 8-K filed October 13, 2023 (Commission File No. 000-56579) and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized.

BOXABL INC.
(Registrant)

Date: October 25, 2023	By:	/s/ Paolo Tiramani
Paolo Tiramani
CEO